                     THIS PAPER DOCUMENT IS BEING SUBMITTED

                   PURSUANT TO RULE 901(d) OF REGULATION S-T

    As filed with the Securities and Exchange Commission on __________, 1995

                                                       Registration No. 33-_____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                              ZIONS BANCORPORATION
             (Exact name of registrant as specified in its charter)

             Utah                                  6712                       87-0227400
(State or other jurisdiction of        (Primary Standard Industrial          (IRS Employer
 incorporation or organization)         Classification Code Number)       Identification No.)

                            1380 Kennecott Building
                           Salt Lake City, Utah 84133
                                 (801) 524-4787
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                              --------------------

                               Harris H. Simmons
                     President and Chief Executive Officer
                              Zions Bancorporation
                            1380 Kennecott Building
                           Salt Lake City, Utah 84133
                                 (801) 524-4787
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------

                                   Copies to:

Brian D. Alprin, Esq.                           Bruce G. Cohne, Esq.
Laurence S. Lese, Esq.                          Cohne, Rappaport & Segal, P.C.
Metzger, Hollis, Gordon & Mortimer              525 East First South, 5th Floor
Suite 1000                                      P.O. Box 11008
1275 K Street, N.W.                             Salt Lake City, Utah  84147-0008
Washington, D.C.  20005                         (801) 532-2666
(202) 842-1600

Approximate date of commencement of the proposed sale of the securities to the public: The date of mailing the Proxy Statement/Prospectus contained herein.

- --------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------

                                                                  Proposed         Proposed
                                                                   maximum          maximum
                                             Amount               offering         aggregate          Amount of
         Title of                            to be                price per        offering          registration
securities to be registered                registered               share            price               fee
- ---------------------------               ------------            ---------        ---------         ------------
Common Stock, no par value                 325,000 shs.               NA           $ 5,277,120(1)       $1820

    (1) Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f)(2) on the basis of the book value of the common stock, $10.00 par value, of First Western Bancorporation, on December 31, 1994 of $4,971,875 and the book value of the common stock, $10.00 par value, of First Western National Bank on December 31, 1994 of $305,245 and the maximum of 39,988 and 3,903 shares, respectively, of such stock to be converted in the Reorganization described herein into Common Stock of the registrant.

                              --------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              ZIONS BANCORPORATION

                         Cross-Reference Sheet between
                               Items of Form S-4
                   and Captions in Proxy Statement/Prospectus

Form S-4 Item                                                          Caption(s) or Location in
Number and Caption                                                     Proxy Statement/Prospectus
- -------------------                                                    --------------------------
A.   Information About the Transaction

     1.    Forepart of Registration Statement
           and Outside Front Cover Page of
           Prospectus.........................                         Outside Front Cover Page of
                                                                       Proxy Statement/Prospectus

     2.    Inside Front and Outside Back
           Cover Pages of Prospectus..........                         Available Information; Table
                                                                       of Contents
     3.    Risk Factors, Ratio of Earnings
           to Fixed Charges and Other
           Information........................                         Summary; Introduction

     4.    Terms of the Transaction...........                         Plan of Reorganization;
                                                                       Comparison of Zions Common
                                                                       Stock, First Western Common
                                                                       Stock and Bank Common Stock;
                                                                       Information Concerning the Pro
                                                                       Forma Combined Financial Data

     5.    Pro Forma Financial Information....                         Pro Forma Combined Financial
                                                                       Information

     6.    Material Contracts with the
           Company Being Acquired.............                         Plan of Reorganization; Plan
                                                                       of Reorganization--Background
                                                                       of and Reasons for the
                                                                       Reorganizations; Plan of
                                                                       Reorganization--Voting
                                                                       Agreements; Plan of
                                                                       Reorganization--Interests of
                                                                       Certain Persons in the
                                                                       Transactions

     7.    Additional Information Required
           for Reoffering by Persons and
           Parties Deemed to be Underwriters..                         NA

     8.    Interests of Named Experts and
           Counsel............................                         NA

     9.    Disclosure of Commission Position
           on Indemnification for Securities
           Act Liabilities....................                         NA

B.   Information About the Registrant

     10.   Information with Respect to S-3
           Registrants........................                         Zions Documents Incorporated
                                                                       by Reference

     11.   Incorporation of Certain
           Information by Reference...........                         Zions Documents Incorporated
                                                                       by Reference

     12.   Information with Respect to S-2
           or S-3 Registrants.................                         NA

     13.   Incorporation of Certain
           Information by Reference...........                         NA

     14.   Information with Respect to
           Registrants Other than S-3 or S-2
           Registrants........................                         NA

C.   Information About the Company Being
     Acquired

     15.   Information with Respect to S-3
           Companies..........................                         NA

     16.   Information with Respect to S-2
           or S-3 Companies...................                         NA

     17.   Information with Respect to
           Companies Other Than S-2 or S-3
           Companies..........................                         Information Concerning First
                                                                       Western

D.   Voting and Management Information

     18.   Information if Proxies, Consents
           or Authorizations are to be
           Solicited:

Item Number and Caption in Schedule
14A under the Securities Exchange                                      Caption(s) or Location in
Act of 1934 or Regulation S-K                                          Proxy Statement/Prospectus
- -----------------------------------                                    --------------------------

     (1)      Date, Time and Place Information...                      Outside Front Cover Page of
                                                                       Proxy Statement/Prospectus;
                                                                       Summary; Introduction

     (2)      Revocability of Proxy..............                      Introduction--Voting and
                                                                       Revocation of Proxies

     (3)      Dissenters' Rights of Appraisal....                      Plan of Reorganization--
                                                                       Dissenters' Rights of First
                                                                       Western and Bank Shareholders

     (4)      Persons Making the Solicitation....                      Introduction--Solicitation of
                                                                       Proxies

     (5)      Interest of Certain Persons in
              Matters to be Acted Upon...........                      Plan of Reorganization--Boards
                                                                       of Directors Following the
                                                                       Reorganization; Interests of
                                                                       Certain Persons in the
                                                                       Transactions

     (6)      Voting Securities and Principal
              Holders Thereof....................                      Introduction--Record Date;
                                                                       Voting Rights; Principal
                                                                       Holders of Zions Common Stock;
                                                                       Zions Documents Incorporated
                                                                       by Reference; Information
                                                                       Concerning First Western--
                                                                       Principal Shareholders

     (21)     Vote Required for Approval.......                        Plan of Reorganization--
                                                                       Required Vote; Management
                                                                       Recommendation

     (401)    Directors and Executive
              Officers.........................                        Zions Documents Incorporated
                                                                       by Reference; Plan of
                                                                       Reorganization--Boards of
                                                                       Directors Following the
                                                                       Reorganization; Information
                                                                       Concerning First Western--
                                                                       First Western Management

     (402)    Executive Compensation...........                        Zions Documents Incorporated
                                                                       by Reference

     (404)    Certain Relationships and
              Related Transactions.............                        Zions Documents Incorporated
                                                                       by Reference; Information
                                                                       Concerning First Western--
                                                                       Certain Transactions

                                                                       Caption(s) or Location in
Form S-4 Item Number and Caption                                       Proxy Statement/Prospectus

     19.   Information if Proxies, Consents
           or Authorizations are Not to be
           Solicited, or in Exchange Offer....                         NA

                        Joint Proxy Statement/Prospectus

                         FIRST WESTERN BANCORPORATION,

                          FIRST WESTERN NATIONAL BANK

                                      and

                              ZIONS BANCORPORATION


         This Joint Proxy Statement/Prospectus is being furnished to the shareholders of First Western Bancorporation ("First Western"), a Utah corporation, and First Western National Bank (the "Bank"), a national banking association, in connection with the solicitation of proxies by their respective Boards of Directors for use at Special Meetings of Shareholders of First Western and the Bank to be held on ________, 1995 and , 1995 (each a "Special Meeting"). The purpose of the First Western Special Meeting is to consider a proposed corporate reorganization (the "Holding Company Reorganization") whereby First Western will be merged into Zions Bancorporation ("Zions") with Zions being the surviving corporation. The purpose of the Bank Special Meeting is to consider a proposed corporate reorganization (the "Bank Reorganization") whereby the Bank will be merged into Zions First National Bank ("Zions Bank"), a wholly-owned subsidiary (except for directors' qualifying shares) of Zions, with Zions Bank being the surviving corporation. The Bank Reorganization will occur following the Holding Company Reorganization. If either the Holding Company Reorganization or the Bank Reorganization is not consummated for any reason, the other Reorganization will not be consummated. First Western owns approximately 93.5% of the issued and outstanding shares of Bank Common Stock, and I.D. Nightingale, chairman and president of First Western and the Bank, and a partnership of which he is a general partner own approximately 90.81% of the issued and outstanding shares of First Western Common Stock. Consequently, approval of the Bank Reorganization and the Holding Company Reorganization is assured.

         Upon consummation of the Reorganizations, all outstanding shares of First Western common stock (the "First Western Common Stock") will be cancelled and will be converted into the right to receive that number of shares of Zions common stock ("Zions Common Stock") calculated by dividing the Holding Company Purchase Price, as defined, by the average closing price, as defined, of Zions Common Stock, and by further dividing that number by the number of issued and outstanding shares of First Western Common Stock immediately prior to the effective date of the Reorganization; all outstanding shares of Bank common stock ("Bank Common Stock"), except shares owned by Zions, will be cancelled and will be converted into the right to receive that number of shares of Zions Common Stock calculated by dividing the Bank Purchase Price, as defined, by the average closing price, as defined, of Zions Common Stock, and by further dividing that number by the number of issued and outstanding shares of Bank Common Stock immediately prior to the effective date of the Reorganization.
Since the Holding Company Reorganization will precede the Bank Reorganization, Zions at the time of closing of the Bank Reorganization will be the owner of all Bank Common Stock previously owned by First Western; the Plan of Reorganization provides that all Bank shareholders other than Zions will receive their pro rata share of the Bank Purchase Price. At April 3, 1995, the closing price of Zions Common Stock was $38.50 per share, First Western had issued and outstanding
39,988 shares of its Common Stock, and the Bank had issued and outstanding 60,000 shares of its Common Stock. If the Reorganizations had been consummated as of that date and assuming that the Average Closing Price of Zions Common Stock had been $39.48 and certain accretions had been $1,291,083, shareholders of First Western would have received 6.229 shares of Zions Common Stock for each share of First Western Common Stock, and shareholders of the Bank (other than Zions) would have received 4.195 shares of Zions Common Stock for each share of Bank Common Stock.

         The Zions Common Stock to be distributed to First Western and Bank shareholders will be registered with the Securities and Exchange Commission and for all shareholders, other than shareholders who are affiliates of First
Western or the Bank or who become affiliates of Zions, will be immediately tradable. See "Plan of Reorganization--Conversion of First Western and Bank Shares." Zions has filed this Joint Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a Registration Statement under the Securities Act of 1933 with respect to the shares of Zions Common Stock, which will be issued in the Reorganizations to the shareholders of First Western and the Bank.

                              --------------------

         FOR THE ACTIONS OF THE SHAREHOLDERS TO BE EFFECTIVE, HOLDERS OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF FIRST WESTERN AND HOLDERS OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE BANK MUST VOTE IN FAVOR OF THE RESPECTIVE REORGANIZATION. CONSUMMATION OF THE REORGANIZATIONS WILL REQUIRE APPROVAL OF EACH RESPECTIVE REORGANIZATION BY THE RESPECTIVE SHAREHOLDERS OF FIRST WESTERN AND THE BANK BEFORE THE REORGANIZATIONS WILL BE IMPLEMENTED. THE REORGANIZATIONS MUST ALSO BE APPROVED BY FEDERAL AND STATE BANKING REGULATORS. REGULATORY APPROVALS HAVE BEEN OBTAINED.

                              --------------------

         THE SHARES OF ZIONS COMMON STOCK TO BE ISSUED IN THE REORGANIZATIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF ZIONS COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         No person has been authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized by Zions, First Western or the Bank. This Joint Proxy Statement/Prospectus does not constitute an offer or solicitation by any person in any state in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Joint Proxy
Statement/Prospectus at any time nor the distribution of Zions Common Stock hereunder shall imply that the information contained herein is correct as of any time subsequent to its date.

         The date of this Joint Proxy Statement/Prospectus is ___________, 1995.

                             AVAILABLE INFORMATION

         Zions has filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act") a Registration Statement on Form S-4 (the "Registration Statement") covering the shares of Zions Common Stock issuable in the Reorganizations. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits thereto can be inspected at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and copies of such material can be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

         Zions is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; 1801 California Street, Suite 4800, Denver, Colorado; and 500 Key Bank Tower, Suite 500, 50 S. Main Street, Salt Lake City, Utah. Copies of such material can also be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549. Zions Common Stock is quoted on the NASDAQ National Market System, and such reports, proxy statements and other Zions information can also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. First Western and the Bank are not subject to the Exchange Act and therefore make no filings with a governmental agency pursuant to that Act.

         This Joint Proxy Statement/Prospectus incorporates by reference certain documents relating to Zions which are not presented herein or delivered herewith. See "Zions Documents Incorporated by Reference." Copies of such documents are available upon request and without charge to any person to whom this Joint Proxy Statement/Prospectus has been delivered. Requests for Zions documents should be directed to Zions Bancorporation, 1380 Kennecott Building, Salt Lake City, Utah 84133, Attention: Gary L. Anderson, Corporate Secretary (telephone: 801-524- 4787). In order to ensure timely delivery of the documents, any request should be made not later than ________, 1995.

                         FIRST WESTERN BANCORPORATION,

                          FIRST WESTERN NATIONAL BANK

                                      and

                              ZIONS BANCORPORATION
                                ---------------

                        JOINT PROXY STATEMENT/PROSPECTUS
                                ---------------

                               TABLE OF CONTENTS

                                                                            Page


SUMMARY  ....................................................................  1

INTRODUCTION................................................................. 10
         Record Date; Voting Rights.......................................... 19
         Purpose of the Special Meetings..................................... 20
         Voting and Revocation of Proxies.................................... 22
         Solicitation of Proxies............................................. 22

PLAN OF REORGANIZATION....................................................... 23
         The Reorganizations................................................. 23
         Purchase Price...................................................... 24
         Background of and Reasons for the Reorganizations................... 27
         Voting Agreements................................................... 30
         Required Vote; Management Recommendation............................ 31
         Conversion of First Western and Bank Shares......................... 32
         Tax Consequences.................................................... 35
         Interests of Certain Persons in the Transactions.................... 38
         Stock Options....................................................... 39
         Inconsistent Activities............................................. 39
         Conduct of Business Pending the Reorganizations..................... 40
         Conditions to the Reorganizations................................... 41
         Representations and Warranties...................................... 43
         Amendment and Waiver................................................ 44
         Authorized Termination and Damages for Breach....................... 45
         Dissenters' Rights of First Western and Bank Shareholders........... 46
         Restrictions on Resales by First Western and Bank Affiliates........ 52
         Expenses ........................................................... 53
         Government Approvals................................................ 53
         Effective Date of the Reorganizations............................... 54

PRO FORMA COMBINED FINANCIAL INFORMATION..................................... 55

SUPERVISION AND REGULATION................................................... 56
         Zions    ........................................................... 56
         Regulatory Capital Requirements..................................... 59
         Other Regulations................................................... 67
         Deposit Insurance Assessments....................................... 72
         Interstate Banking.................................................. 74
         Zions Bank.......................................................... 76

MONETARY POLICY.............................................................. 77

ZIONS BANCORPORATION SELECTED FINANCIAL DATA................................. 78

STOCK PRICES OF AND DIVIDENDS ON ZIONS COMMON STOCK.......................... 81

PRINCIPAL HOLDERS OF ZIONS COMMON STOCK...................................... 82

ZIONS DOCUMENTS INCORPORATED BY REFERENCE.................................... 83

INFORMATION CONCERNING FIRST WESTERN AND THE BANK............................ 85

FIRST WESTERN BANCORPORATION SELECTED
  CONSOLIDATED FINANCIAL DATA................................................ 85

STOCK PRICES OF AND DIVIDENDS ON FIRST WESTERN COMMON STOCK
  AND BANK COMMON STOCK...................................................... 88

STOCKHOLDINGS OF PRINCIPAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF
  FIRST WESTERN AND THE BANK................................................. 90

FIRST WESTERN BANCORPORATION CONSOLIDATED FINANCIAL STATEMENTS............... 93
         Independent Auditors' Report........................................ 96
         Consolidated Financial Statements:
              Consolidated Balance Sheets at December 31, 1994 and 1993...... 97
              Consolidated Statements of Income for the
                 Years Ended December 31, 1994, 1993 and 1992................ 99
              Consolidated Statements of Changes in Stockholders' Equity
                 for the Years Ended December 31, 1994, 1993 and 1992........101
              Consolidated Statements of Cash Flows for the Years Ended
                 December 31, 1994, 1993 and 1992............................102
              Notes to Consolidated Financial Statements.....................105

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS FOR THREE-YEAR PERIOD ENDED DECEMBER 31, 1994............125

STATISTICAL INFORMATION AND ANALYSIS.........................................132

COMPARISON OF ZIONS COMMON STOCK, FIRST WESTERN COMMON STOCK AND BANK
         COMMON STOCK........................................................141

LEGAL OPINIONS...............................................................151

EXPERTS  ....................................................................151

OTHER MATTERS................................................................151


APPENDICES:

A. Statutory Provisions Concerning Dissenters' Rights of First Western Shareholders

B.       Statutory Provisions Concerning Dissenters' Rights of Bank Shareholders

C.       Opinion of Cohne, Rappaport & Segal, P.C. as to Tax Matters

                                    SUMMARY

         The following is a brief summary of certain information which may also be contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is provided for convenience and should not be considered complete. It is qualified in its entirety by the more detailed information contained in this Joint Proxy Statement/Prospectus and in the Appendices hereto.

The Parties

         Zions Bancorporation ("Zions") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), is organized under the laws of Utah, and is engaged primarily in the commercial banking business through its banking subsidiaries. Zions' principal executive offices are at 1380 Kennecott Building, Salt Lake City, Utah 84133 (telephone: 801/524-4787). Zions is the second largest bank holding company headquartered in Utah. Zions conducts its banking operations through Zions First National Bank, Salt Lake City, Utah, Nevada State Bank, Las Vegas, Nevada, and National Bank of Arizona, Tucson, Arizona ("Zions Arizona"). Nevada State Bank, with 19 offices in Nevada, is the sixth largest bank in Nevada. Zions Arizona currently has ten offices in the metropolitan Phoenix area, three offices in Tucson, and one office in Flagstaff, Arizona. At December 31, 1994, Zions had total consolidated assets of $4.93 billion, deposits of $3.71 billion, and shareholders' equity of $366 million. See "Zions Bancorporation Selected Consolidated Financial Data."

         Zions First National Bank ("Zions Bank") is a commercial bank organized under the laws of the United States of America, with its main office located at 1380 Kennecott Building, Salt Lake City, Utah 84133 (telephone 801/524-4787). Zions Bank, founded in 1873, is a wholly-owned (except for directors' qualifying shares) subsidiary of Zions and as of December 31, 1994 had 83 offices located throughout the state of Utah, plus one foreign office, for a total of 84 banking offices, including its main office. Zions Bank is the second largest commercial banking organization headquartered in the state of Utah. In addition to providing financial services for businesses, including commercial loans, leasing, cash management, payroll processing, lockbox, and customized draft processing, Zions Bank also makes mortgage loans within its service area and provides a wide range of personal banking services for individual customers, including bankcard, student and other installment loans, home equity credit line loans, checking and savings accounts, time certificates, trust services, and safe deposit facilities. As of December 31, 1994, Zions Bank had total assets of $3.74 billion, deposits of $2.66 billion, loans of $1.82 billion, and shareholders' equity of $271 million.

         First Western Bancorporation ("First Western") is a bank holding company organized under the laws of the State of Utah and registered under the Bank Holding Company Act. First Western's principal executive offices are located at Main and Third South Streets, Moab, Utah 84532 and its telephone number is 801/259-5961. First Western is primarily engaged in the commercial banking business through its majority-owned subsidiary, First Western National Bank. As of December 31, 1994, First Western had total assets of $37,210,101 (including loans, net of allowances, of $20,068,772), deposits of $30,071,839, and shareholders' equity of $4,971,875.

         First Western National Bank (the "Bank") is the primary subsidiary of First Western and is a national banking association. The Bank currently operates one branch in Moab, Grand County, Utah and one branch each in Monticello and Blanding, San Juan County, Utah. The Bank's main office is located at Main and Third South Streets, Moab, Utah 84532. Its telephone number is 801/259-5961. The Bank was founded in 1961. In 1977, pursuant to a plan of reorganization, the Bank became a majority-owned subsidiary of First Western and a majority of the shares of the Bank were converted into shares of First Western. First Western owns approximately 93.5% of the issued and outstanding shares of Bank Common Stock. The Bank provides a full range of commercial banking services, including consumer and commercial loans, residential real estate loans, and construction and permanent mortgage loans. The Bank offers a variety of deposit accounts, including non-interest bearing demand accounts, interest bearing checking and savings accounts, and certificates of deposit.

The Special Meetings

         The Special Meeting of Shareholders of First Western (the "First Western Special Meeting") will be held at __ a.m. local time, on ________, 1995 at First Western's principal executive offices, Main and Third South Streets, Moab, Utah. Only holders of record of First Western Common Stock, at the close of business on ___________, 1995 will be entitled to vote at the First Western Special Meeting. At that date, 39,988 shares of First Western Common Stock were outstanding, each share being entitled to one vote. There are seven shareholders of record of First Western Common Stock. See "Introduction."

         The Special Meeting of Shareholders of the Bank (the "Bank Special Meeting") will be held at __a.m. local time, on ___________ 1995 at the Bank's principal executive officers, Main and Third South Streets, Moab, Utah. Only holders of record of Bank Common Stock at the close of business on ________, 1995 will be entitled to vote at the Bank Special Meeting. At that date, 60,000 shares of Bank Common Stock were outstanding, each share being entitled to one vote per share. There are 31 shareholders of record of Bank Common Stock. See "Introduction."

Proposed Reorganizations

         At the respective Special Meetings of First Western and the Bank, the shareholders of First Western and the Bank will be asked to consider and approve an Agreement and Plan of Reorganization among Zions, Zions Bank, First Western, and the Bank, an Agreement of Merger between Zions and First Western, and an
Agreement of Merger between Zions Bank and the Bank. The aforementioned agreements will be hereinafter referred to collectively as the "Plan of Reorganization." Consummation of the Plan of Reorganization is conditional upon both the approval by the First Western shareholders of the Plan of Reorganization and the Agreement of Merger between Zions and First Western and the approval by the Bank shareholders of the Plan of Reorganization and the Agreement of Merger between Zions Bank and the Bank (collectively, the "Reorganizations"). Because I. D. Nightingale and a partnership of which he is a general partner own approximately 90.81% of the issued and outstanding shares of First Western Common Stock and have agreed to vote such shares in favor of the Reorganization and because First Western owns approximately 93.5% of the issued and outstanding shares of Bank Common Stock, approval of the Plan of Reorganization is assured.

         The Plan of Reorganization provides for the merger of First Western into Zions (the "Holding Company Reorganization"), whereby Zions will be the surviving corporation and for the subsequent merger of the Bank into Zions Bank (the "Bank Reorganization"), whereby Zions Bank will be the surviving bank. See "Plan of Reorganization," below. As a result of the Holding Company Reorganization, each outstanding share of First Western Common Stock will be cancelled and will be converted into the right to receive shares of Common Stock, no par value per share, of Zions ("Zions Common Stock"), with cash to be paid in lieu of any fractional shares. As a result of the Bank Reorganization, each outstanding share of Bank Common Stock (except Bank Common Stock owned by Zions) will be cancelled and will be converted into the right to receive shares of Zions Common Stock, with cash to be paid in lieu of any fractional shares. Upon consummation of the Holding Company Reorganization, shareholders of First Western Common Stock will be entitled to receive, in exchange for each share of First Western Common Stock that number of shares of Zions Common Stock calculated by dividing the Holding Company Purchase Price, as defined, by the average closing price, as defined, of Zions Common Stock, and by further dividing the number so reached by the total number of shares of First Western Common Stock issued and outstanding on the Effective Date of the Holding Company Reorganization. Upon consummation of the Bank Reorganization, shareholders of Bank Common Stock (with the exception of Zions) will be entitled to receive, in exchange for each share of Bank Common Stock, that number of shares of Zions Common Stock calculated by dividing the Bank Purchase Price, as defined, by the average closing price, as defined, of Zions Common Stock, and by further dividing the number so reached by the total number of shares of Bank Common Stock issued and outstanding on the Effective Date of the Reorganization, including shares held by Zions.

         At April 3, 1995, the closing price of Zions Common Stock quoted on NASDAQ was $38.50 per share and there were issued and outstanding 39,988 shares of First Western Common Stock and 60,000 shares of Bank Common Stock. If the Reorganizations had been consummated on that date and the Average Closing Price had been $39.48 and had the certain accretions referred to below been $1,291,083, each shareholder of First Western Common Stock would have received
6.299 shares of Zions Common Stock for each share of First Western Common Stock and each shareholder of Bank Common Stock (other than Zions) would have received
4.195 shares of Zions Common Stock for each share of Bank Common Stock. These exchanges would equate to a value of $248.69 for each share of First Western Common Stock and $165.60 for each share of Bank Common Stock if the exchanges had been consummated as of such date. The actual ratio for exchanging First Western Common Stock and Bank Common Stock for Zions Common Stock will depend upon certain accretions of the Bank's net undistributed income, the book value of First Western's net assets, and the Average Closing Price on the Effective Date.

Certain Definitions

         In connection with the description of the Reorganizations in this Joint Proxy Statement/Prospectus, shareholders of First Western and the Bank should be aware of the following terms:

         "Average Closing Price" means the average (rounded to the nearest penny) of each Daily Sales Price of Zions Common Stock for the twenty consecutive trading days ending on and including the fifth trading day preceding the Effective Date. Under certain circumstances as set forth in the Plan of Reorganization, First Western can elect the Average Closing Price to be $37.00 and Zions can elect the Average Closing Price to be $41.00.

         "Bank Purchase Price" means the sum of: (A) $9,300,000 and (B) the net undistributed income of the Bank between the opening of business on September 1, 1994 and the close of business on the Effective Date, less any undistributed income (but not net of any undistributed loss) derived from activities or transactions which are not normal and recurring banking operations (such as, without limitation, the sale of securities or loans, of capital assets, or of lines of business), all of which shall be determined in accordance with generally accepted accounting principles, it being understood that the amount so calculated may be a negative number and that the effect of summing such a negative number would be a reduction in the Bank Purchase Price.

         "Daily Sales Price" means for any trading day, the last reported sale price or, if no such reported sale takes place, the mean (unrounded) of the closing bid and asked prices of Zions Common Stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc. or, in the absence thereof, by such other source upon which Zions, First Western and the Bank shall mutually agree.

         "Effective Date" means the date which is the latest of (a) the date following the day upon which the First Western shareholders approve, ratify, and confirm the transactions contemplated by the Plan of Reorganization; (b) the date following the day upon which the Bank shareholders approve, ratify, and confirm the transactions contemplated by the Plan of Reorganization; (c) the first to occur of (i) the date thirty days following the date on which the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco pursuant to delegated authority (collectively, the "Federal Reserve Board") authorizes consummation of the merger of First Western into Zions; or
(ii) if, pursuant to Section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Federal Reserve Board shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States (the "Attorney General"), the date on which such shorter period of time shall elapse; or (iii) the date ten days following the date on which the Federal Reserve Board indicates its waiver of jurisdiction over the merger of First Western into Zions; (d) the first to occur of (i) the date thirty days following the date on which the Comptroller of the Currency (the "Comptroller") approves the merger of the Bank into Zions Bank or
(ii) if, pursuant to Section 321(b) of the Riegle Act, the Comptroller shall have prescribed a shorter period of time with the concurrence of the Attorney General, the date on which such shorter period of time shall elapse; (e) if such an order shall be required by law, the date ten days following the date upon which the Commissioner of Financial Institutions of the State of Utah (the "Commissioner") approves the transactions contemplated by the Plan of Reorganization; (f) the date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by the Plan of Reorganization is obtained, or any waiting period mandated by such order, approval, or consent has run; (g) ten days after any stay of the approvals of the Comptroller, the Federal Reserve Board, or the Commissioner of the transactions contemplated by the Plan of Reorganization, or any injunction against closing of such transactions is lifted, discharged, or dismissed; or (h) such other date as shall be mutually agreed upon by Zions and First Western.

         "Holding Company Purchase Price" means the sum of: (A) the product of the Bank Purchase Price and a fraction, the numerator of which is the number of shares of Bank Common Stock held of record by First Western on the Effective Date, and the denominator of which is the total number of shares of Bank Common Stock that shall be issued and outstanding on the Effective Date; and (B) the book value of the net assets of First Western, determined in accordance with generally accepted accounting principles as of the close of business on the last day of the calendar month preceding the Effective Date, exclusive of (X) the equity of First Western in the Bank on such date, or (Y) goodwill, core intangibles, prepayments, and other similar intangible assets held by First Western, it being understood that the amount so calculated may be a negative number and that the effect of summing such a negative number would be a reduction in the Holding Company Purchase Price.

Reasons for the Reorganizations

         Management and the directors of First Western and the Bank believe that the merger of First Western into Zions and the merger of the Bank into Zions Bank and the exchange of First Western Common Stock and Bank Common Stock for Zions Common Stock are in the best interests of the respective shareholders of First Western and the Bank, employees, customers and the community served by the Bank. In order to meet competition from other larger banks, the Bank would be required to expand the services and credit facilities beyond those presently offered to its customers. First Western's and the Bank's respective managements foresee continued strong competition among banks and other providers of financial services in Grand and San Juan Counties, Utah, and throughout Utah, generally, and particularly from well-capitalized, large banks, and from such providers as credit unions and savings associations and believe that the proposed mergers with Zions and Zions Bank offer First Western's and the Bank's respective shareholders the best possible method of realizing the value of their investment in First Western and the Bank, and not only continuing to offer to the Bank's customers and the community the deposit, lending, financing, and other banking services they will require in the future, but also offering an enhanced aray of financial products and services. The contemplated merger is expected to increase the Bank's lending limit, which will enable it to attract customers which can now be served only by larger institutions with greater lending limits. See "Plan of Reorganization--Background of and Reasons for the Reorganizations" for a description of the factors considered by First Western's and the Bank's respective boards of directors in determining to recommend the Reorganizations to shareholders for their approval. First Western's and the Bank's respective boards of directors believe that the mergers with Zions and Zions Bank will realize substantial value for First Western's and the Bank's respective shareholders and will allow them the option of realizing a significant return on their original investment and continuing to participate in the development of banking in Utah and in the West by holding the Zions Common Stock they will receive in the Reorganizations.

           For Zions, the Reorganizations will provide the opportunity to continue to develop its franchise in Utah markets by expanding its operations to areas not previously serviced by Zions, by extending its geographical base to those markets, thereby allowing Zions to diversify further its Utah operations, and by expanding the banking services it is able to provide. The combination of the different skills, resources and services offered by the Bank and Zions Bank, together with the additional skills and resources available in the broader Zions organization, will make the resulting bank better able to effectively compete in its markets with other financial institutions. See "Plan of Reorganization-Background of and Reasons for the Reorganizations."

Votes Required for Approval

         Approval of the Plan of Reorganization requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Western Common Stock voting in person or by proxy. A failure to vote, an abstention, or a failure by a broker to vote shares held in street name will have the same legal effect as a vote against the approval of the Plan of Reorganization. See "Plan of Reorganization--Required Vote; Management Recommendation."

         Approval of the Plan of Reorganization requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common
Stock voting in person or by proxy. A failure to vote, an abstention, or a failure by a broker to vote shares held in street name will have the same legal effect as a vote against the approval of the Plan of Reorganization. See "Plan of Reorganization--Required Vote; Management Recommendation."

         As of December 31, 1994, the directors, executive officers, and holders of 5% or more of the stock of First Western and of the Bank beneficially owned an aggregate of approximately 98.93% of the outstanding First Western Common Stock and approximately 94.33% of the Bank Common Stock, respectively. Mr. I.D. and Frankie Nightingale and a partnership of which they are the general partners own approximately 90.81% of the issued and outstanding shares of First Western Common Stock and have agreed to vote all of such shares of First Western Common Stock in favor of the Holding Company Reorganization. Consequently, approval of the Holding Company Reorganization is assured. Additionally, First Western owned an aggregate of 93.5% of the outstanding Bank Common Stock. First Western has agreed to vote all shares of Bank Common Stock which may be voted, or whose vote may be directed, by First Western in favor of the Bank Reorganization. As a result, approval of the Bank Reorganization is assured. All of the shareholder directors of First Western and the Bank, respectively, have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the respective Reorganization. These agreements cover an aggregate of approximately 98.93% of the outstanding shares of First Western Common Stock and approximately 95.66% of the outstanding shares of Bank Common Stock. See "Plan of Reorganization--Voting Agreements."

Boards of Directors Recommendations

         The Boards of Directors of First Western and the Bank believe that the respective Reorganizations are in the best interests of the respective shareholders of First Western and the Bank, and the employees and customers of the Bank. The Boards unanimously recommend that the respective shareholders of First Western and the Bank vote "FOR" approval of the Plan of Reorganization. The Boards of Directors of First Western and of the Bank have not retained any independent financial advisor to evaluate the Plan of Reorganization or to render an opinion as to the fairness of the terms of the Reorganizations from a financial point of view to the respective shareholders of First Western and the Bank.

         SHAREHOLDERS OF FIRST WESTERN AND THE BANK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


Interests of Certain Persons in the Transactions

         Mr. I.D. Nightingale, chairman and president of First Western and the Bank, is party to a severance agreement with the Bank whereby upon consummation of the Reorganizations he will receive a payment of $1250 per month for a period of ten years.

Tax Consequences

         The Reorganizations  will qualify as nontaxable  reorganizations  under
Section 368(a) of the Internal Revenue Code of 1986. No gain or loss for federal income tax purposes will be recognized by shareholders of First Western or of the Bank on the exchange of their shares for Zions Common Stock in the Reorganizations, except with respect to cash received in lieu of fractional shares and cash paid to shareholders who elect to exercise and who perfect their dissenters' rights under Utah law and federal law. For a more complete description of the federal income tax consequences of the Reorganizations, see "Plan of Reorganization--Tax Consequences."

Dissenters' Rights

         Record holders of First Western Common Stock and record holders of Bank Common Stock who object to the respective Reorganization and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the Utah Revised Business Corporation Act (Utah Revised Statutes section 16-10a-1101 et seq.) and in accordance with section 215a(b) of the National Bank Act (12 U.S.C. section 215a(b)). Upon perfection of their dissenters' rights, such dissenting shareholders are entitled to have paid to them in cash in lieu of the shares of Zions Common Stock they would otherwise be entitled to receive in the respective Reorganization. A copy of the pertinent statutory provisions is attached to this Joint Proxy Statement/Prospectus as Appendix A and Appendix B. Failure to follow such provisions precisely may result in a loss of dissenters' rights. Under the Plan of Reorganization, Zions is not obligated to consummate the Plan of Reorganization if holders of more than 3% of First Western Stock or if holders of more than 3% of Bank Common Stock exercise and perfect their respective dissenters' rights. See "Plan of Reorganization--Dissenters' Rights of First Western and Bank Shareholders."

"Anti-Takeover" Provisions

         The Articles of Incorporation and Bylaws of Zions contain provisions which may be considered to be anti-takeover in nature, including staggered terms of office for directors, absence of cumulative voting and special shareholder vote requirements for certain types of extraordinary corporate transactions. See "Comparison of Zions Common Stock, First Western Common Stock and Bank Common Stock."

Regulatory Approvals

         A condition to the Reorganizations is approval of the Reorganizations by the Federal Reserve Board, the Comptroller, and the Commissioner. The Federal Reserve Board has waived application and approval requirements otherwise applicable pursuant to section 3(a) of the Bank Holding Company Act. The Comptroller has approved the merger of the Bank into Zions Bank pursuant to the Bank Merger Act. The Commissioner has waived jurisdiction with respect to the transactions contemplated by the Plan of Reorganization.

Conditions; Amendment; Termination

         In addition to shareholder and regulatory approval, consummation of the Reorganizations is contingent upon the receipt of a tax opinion and the satisfaction of a number of other conditions. See "Plan of Reorganization -- Conditions to the Reorganizations." Notwithstanding prior shareholder approval, the Plan of Reorganization may be amended at any time prior to the Effective Date of the Reorganizations in any respect that would not prejudice the economic interests of the First Western or Bank shareholders.

         The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders, as follows: (i) by mutual consent of the parties to the Plan or Reorganization;
(ii) unilaterally, by either party if any of the representations and warranties of the other party was materially incorrect when made or in the event of a material breach or material failure by the other party of any covenant or agreement of that party contained in the Plan of Reorganization which has not been, or cannot be, cured within 30 days after written notice of such breach or failure has been given; (iii) by either party if the Reorganizations (or either of them) have become inadvisable or impracticable by reason of federal or state litigation to restrain or invalidate the Reorganizations (or either of them); or
(iv) by either party on or after July 31, 1995, if the Effective Date has not occurred on or before that date. Additionally, the Board of Directors of First Western may terminate the Plan of Reorganization, upon written notice to Zions, if the Average Closing Price is greater than $41.00, unless Zions agrees to elect an Average Closing Price of $41.00; and Zions may terminate the Plan of Reorganization, upon written notice to First Western, if the Average Closing Price is less than $37.00, unless First Western agrees to elect an Average Closing Price of $37.00. See "Plan of Reorganization -- Authorized Termination and Damages for Breach."

Effective Date of the Reorganizations

         It is  presently  anticipated  that if the  Plan of  Reorganization  is approved by the respective shareholders of First Western and the Bank, the Reorganizations will become effective in the second quarter of 1995. However, there can be no assurance that all conditions necessary to the consummation of the Reorganizations will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganizations to become effective at the anticipated time. See "Plan of Reorganization--Effective Date of the Reorganizations."

Exchange of Certificates

         Instructions on how to effect the exchange of First Western Common Stock certificates and Bank Common Stock certificates for Zions Common Stock certificates and Bank Common Stock certificates will be sent, as promptly as practicable after the Reorganizations have become effective, to each shareholder of record of First Western and of the Bank immediately prior to such Reorganization. Shareholders should not send in stock certificates until they receive written instructions to do so.

Pre-Announcement Prices

         Zions has agreed to purchase all of the outstanding shares of First Western Common Stock and Bank Common Stock for the respective Purchase Price by delivering to the respective First Western and Bank respective shareholders shares of Zions Common Stock with a value equal to the respective Purchase Price. The closing sale price for Zions Common Stock on the NASDAQ National Market System on October 31, 1994, the last trading day prior to the first public announcement of the Reorganizations, was $37.625. An equivalent per share price for First Western Common Stock and for Bank Common Stock computed by reference to the method described above under "Proposed Reorganization" would result in an exchange ratio of 6.299 shares of Zions Common Stock for each share of First Western Common Stock and 4.195 shares of Zions Common Stock for each share of Bank Common Stock (except for shares held by Zions) assuming that the Average Closing Price was $39.48. On April 3, 1995, the closing sale price for Zions Common Stock was $38.50. If the Average Closing Price equated to this price and had the net undistributed income of the Bank as calculated under the Plan of Reorganization been $636,189, and had the book value of First Western's net assets as calculated under the Plan of Reorganization been $654,894, the equivalent per share price (as calculated above) for First Western Common Stock and for Bank Common Stock, assuming consummation of the Plan of Reorganization, would have been $248.69 and $165.60, respectively.

         First Western Common Stock and Bank Common Stock are not listed with a national securities exchange or quoted on any automated quotation system. The common stock of each company occasionally trades through private negotiated transactions between individuals. As a result, no established public trading market for First Western Common Stock or Bank Common Stock presently exists.
Reliable information concerning the prices at which First Western's and the Bank's stock has traded in private, negotiated transactions is not publicly available or generally known to First Western and the Bank. On occassion, First Western and the Bank have become aware of the trading price of their common stock in private transactions. Information concerning those trading prices has been omitted based on First Western's and the Bank's beliefs that such prices are not necessarily representative of the market price for their common stock during any particular period. There have been no trades in First Western Common Stock or in Bank Common Stock since the Plan of Reorganization was publicly announced. See "Stock Prices of and Dividends on First Western Common Stock and Bank Common Stock," below.

Selected Financial Information

         The following table sets forth certain historical financial information for Zions and First Western. With respect to pro forma combined financial information for Zions giving effect to the Reorganization using the purchase method of accounting, see "Pro Forma Combined Financial Data." This information is based on the historical financial statements of Zions incorporated herein by reference and the First Western financial statements appearing elsewhere herein, and should be read in conjunction with such statements and information and the related notes.

                                                                    Year Ended December 31,

                                                     1994              1993              1992              1991               1990
                                                     ----              ----              ----              ----               ----
                                                                       (In Thousands, Except Per Share Amounts)
Zions
Earnings

  Net interest income                             $  198,606        $  174,657        $  157,282        $  139,871        $  128,121

  Provision for loan

    losses                                             2,181             2,993            10,929            25,561            20,083

Net income                                            63,827            58,205            47,209            30,449            27,765

Per Share

  Net income                                      $     4.37        $     4.08        $     3.42        $     2.23        $     2.07

Dividends                                               1.16               .98               .75               .72               .72

Statement of Condition at

  Period End

  Assets                                          $4,934,095        $4,801,054        $4,107,924        $3,883,938        $3,720,227

  Deposits                                         3,705,976         3,432,289         3,075,110         2,877,860         2,684,826

  Long-term debt                                      58,182            59,587            99,223            81,134            92,794

  Shareholders' equity                               365,770           312,592           260,070           220,753           196,706


First Western
Earnings

  Net interest income                                $ 2,951           $ 3,126           $ 2,676

  Provision for loan

    losses                                              417                170               370

  Net income                                            748              1,062               983

Per Share

  Net income                                        $ 18.70            $ 26.56           $ 24.58

  Dividends                                             --                  --              3.00


Statement of Condition at

  Period End

  Assets                                           $37,210             $39,448           $36,941

  Deposits                                          30,072              32,908            32,499

  Long-term debt                                     1,291               1,500               --

  Shareholders' equity                               4,972               4,258             3,196

Comparative Per Share Data

         The following table sets forth for the periods indicated historical earnings, book values and dividends per share for Zions and First Western Common Stock. The following data are based on the historical financial statements of Zions incorporated herein by reference and of First Western appearing elsewhere herein and should be read in conjunction with such financial statements and such information and the related notes to each.

                                                                                       Year Ended December 31,

                                                                  1994           1993            1992          1991          1990
                                                               ---------      ---------       ---------     ----------      -------
Net Income Per Common Share

  Zions                                                        $   4.37        $   4.08        $  3.42        $  2.23        $  2.07

  First Western                                                   18.70           26.56          24.58         N/A            N/A


Book Value Per Common Stock

  Zions                                                        $  25.12        $  22.01        $ 18.95        $ 16.23        $ 14.63

  First Western                                                  134.42          115.12          86.40         N/A            N/A


Cash dividends Declared Per Common
 Share

  Zions(1)                                                     $   1.16        $    .98        $   .75        $   .72        $   .72

  First Western                                                      --              --           3.00         N/A            N/A

(1)           While Zions is not obligated to pay cash dividends, the Board of Directors presently intends to continue the policy of paying quarterly cash dividends.
              Future dividends will depend, in part, upon the earnings and financial condition of Zions.

                         FIRST WESTERN BANCORPORATION,
                          FIRST WESTERN NATIONAL BANK
                                      and
                              ZIONS BANCORPORATION
                              --------------------

                        JOINT PROXY STATEMENT/PROSPECTUS
                                      for
                       Special Meeting of Shareholders of
                          First Western Bancorporation
                                 to be held on
                                 _________,1995

                                    and for

                    Special Meeting of Shareholders of First
                      Western National Bank to be held on
                                 _________,1995


                                  INTRODUCTION

         This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the respective Boards of Directors of First Western Bancorporation, ("First Western") and First Western National Bank (the "Bank") of proxies to be voted at the Special Meetings of Shareholders of First Western and the Bank to be held on ________, 1995 and ______, 1995, respectively, and at any adjournment or adjournments thereof. The Special Meetings will be held at __ a.m. and _____ a.m., respectively, local time, at the executive offices of First Western and the Bank, Main and Third South Streets, Moab, Utah. The approximate date on which this Joint Proxy Statement/Prospectus will first be mailed to the shareholders of First Western and the Bank is ___________, 1995.

Record Date; Voting Rights

         The Boards of Directors of First Western and the Bank have fixed the close of business on __________, 1995 and ___________, 1995, respectively, as the record date for determining the shareholders of First Western and the Bank entitled to notice of and to vote at the Special Meetings. On those dates, 39,988 shares of Common Stock, $10.00 par value, of First Western ("First
Western Common Stock") were outstanding, held by approximately seven shareholders of record and 60,000 shares of Common Stock, $10.00 par value, of the Bank ("Bank Common Stock") were outstanding, held by approximately thirty-one shareholders of record. Each such share of First Western Common Stock and each such share of Bank Common Stock entitles its respective holder of record at the close of business on the record date to one vote on each matter properly submitted to the shareholders for action at the respective Special Meeting. First Western and the Bank have no other outstanding class of capital stock.

Purpose of the Special Meetings

         At the respective Special Meetings, the respective shareholders of First Western and the Bank will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization dated as of October 24, 1994 among First Western, the Bank, Zions Bancorporation ("Zions"), and Zions First National Bank ("Zions Bank"), as amended as of January 4, 1995, a related Agreement of Merger between First Western and Zions (First Western shareholders
only)  and  an  Agreement   of  Merger   between  the  Bank,   First   Western's
majority-owned  subsidiary,  and Zions  Bank,  Zions'  wholly-owned  (except for directors' qualifying shares) subsidiary (Bank shareholders only). The above-referenced agreements are referred to herein collectively as the "Plan of Reorganization." As more fully described below under "Plan of Reorganization," the Plan of Reorganization provides for the merger of First Western into Zions, with Zions being the surviving corporation (the "Holding Company Reorganization"), and the subsequent merger of the Bank into Zions Bank, with Zions Bank being the surviving corporation (the "Bank Reorganization"). Hereinafter, the two mergers will sometimes be referred to collectively as the "Reorganization" or "Reorganizations". Consummation of the Reorganization is conditioned upon approval by the respective shareholders of First Western and the Bank of the Reorganization. In the Reorganization, all outstanding shares of First Western Common Stock and all shares of Bank Common Stock will be cancelled and each outstanding share of First Western Common Stock and each outstanding share of Bank Common Stock, other than shares owned by Zions (in each case other than shares subject to dissenters' rights) will be converted into the right to receive shares of Zions Common Stock, in accordance with the formula described below, with cash to be paid in lieu of any fractional shares. Upon the Effective Date, each holder of First Western Common Stock will be entitled to receive, in exchange for each share of First Western Common Stock held by him, that number of shares of Zions Common Stock calculated by dividing the Holding Company Purchase Price by the Average Closing Price, and by further dividing the number so reached by the total number of shares of First Western Common Stock issued and outstanding on the Effective Date of the Reorganization. Upon the Effective Date, each holder of Bank Common Stock (other than Zions) will be entitled to receive, in exchange for each share of Bank Common Stock held by him, that number of shares of Zions Common Stock calculated by dividing the Bank Purchase Price by the Average Closing Price, and by further dividing the number so reached by the total number of shares of Bank Common Stock (including shares owned by Zions) issued and outstanding on the Effective Date of the Reorganization. At April 3, 1995, the closing price of Zions Common Stock quoted on NASDAQ was $38.50 per share and 39,988 shares of First Western Common Stock and 60,000 shares of Bank Common Stock were issued and outstanding. If the Reorganization had been consummated on that date, holders of First Western Common Stock and holders of Bank Common Stock (other than Zions), would have received 6.299 and 4.195 shares, respectively, of Zions Common Stock for each share of First Western Common Stock and for each share of Bank Common Stock, respectively, assuming that the Average Closing Price had been $39.48. This exchange would equate to a value of $248.69 and $165.60 for each share of First Western Common Stock and Bank Common Stock, respectively, if the exchange had been consummated as of such date. The above-referenced exchange computations assume that the book value of First Western's net assets on March 31, 1995 (exclusive of equity in the Bank and certain intangible assets) equalled $654,894 and that the Bank's undistributed income between September 1, 1994 and March 31, 1995 had been $636,189.

         THE BOARDS OF DIRECTORS OF FIRST WESTERN AND THE BANK UNANIMOUSLY BELIEVE THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF FIRST WESTERN AND THE BANK AND RECOMMEND THAT FIRST WESTERN AND BANK SHAREHOLDERS VOTE TO APPROVE THE PLAN OF REORGANIZATION.

Voting and Revocation of Proxies

         All properly executed proxies not theretofore revoked will be voted at the respective Special Meeting or any adjournments thereof in accordance with the instructions thereon. First Western proxies and Bank proxies containing no voting instructions will be voted in favor of approval of the Plan of Reorganization. As to any other matter brought before the Special Meetings and submitted to a shareholder vote, proxies will be voted in accordance with the judgment of the proxyholders named thereon.

         A shareholder who has executed and returned a proxy may revoke it at any time before it is voted by filing with the Secretary of First Western and the Secretary of the Bank, as the case may be, written notice of such revocation or a later dated proxy or by attending the Special Meeting and voting in person. Attendance at the First Western or Bank Special Meeting will not, of itself, constitute a revocation of a proxy.

Solicitation of Proxies

         In addition to solicitation by mail, directors, officers and employees of First Western and the Bank may solicit proxies from the shareholders of First Western and the Bank in person or by telephone or otherwise for no additional compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy soliciting materials to beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses. First Western and the Bank will bear their own expenses in connection with the printing and solicitation of proxies for the Special Meetings. Zions will pay for all costs attributable to registering the Zions Common Stock under applicable federal and state law. See "Plan of Reorganization--Expenses."

                             PLAN OF REORGANIZATION

         This section of the Joint Proxy Statement/Prospectus describes certain of the more important aspects of the Plan of Reorganization. The following description does not purport to be complete and is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization has been filed with the SEC as an exhibit to the Registration Statement. The Plan of Reorganization is incorporated in this Joint Proxy Statement/Prospectus by reference to such filing and is available upon request. See "Available Information" above.

The Reorganizations

         The Plan of Reorganization provides for the merger of First Western into Zions, in which Zions will be the surviving corporation, and for the subsequent merger of the Bank with Zions Bank, in which Zions Bank will be the surviving corporation. Upon consummation of the latter merger, Zions Bank will continue as a direct wholly-owned (except for directors' qualifying shares) subsidiary of Zions. Zions is a bank holding company incorporated in Utah. The principal subsidiaries of Zions are Zions Bank with 83 offices located throughout the state of Utah and one foreign office; Nevada State Bank with 19 offices in Nevada; and Zions Arizona with fourteen offices in Arizona.

         In the Reorganizations, the shareholders of First Western and the Bank will become shareholders of Zions. The 39,988 outstanding shares of First Western Common Stock and the 60,000 outstanding shares of Bank Common Stock, other than shares owned by Zions (in each case other than shares subject to dissenters' rights) will be converted into the right to receive that number of shares of Zions Common Stock equal to the Holding Company Purchase Price and the Bank Purchase Price, respectively, as determined on the Effective Date of the Reorganizations. See "Conversion of First Western and Bank Shares" below.

Purchase Price

         The purchase price to be paid to First Western and Bank shareholders by Zions will be in the form of newly issued shares of Zions Common Stock, with a market value equal to the Holding Company Purchase Price with respect to outstanding shares of First Western Common Stock and, with respect to outstanding shares of Bank Common Stock equal to the portion of the Bank Purchase Price allocable to shares of Bank Common Stock not acquired by Zions in the Holding Company Reorganization. The Plan of Reorganization has defined "Holding Company Purchase Price" as the sum of (A) the product of the Bank Purchase Price and a fraction, the numerator of which is the number of shares of Bank Common Stock held of record by First Western on the Effective Date, and the denominator of which is the total number of shares of Bank Common Stock that shall be issued and outstanding on the Effective Date; and (B) the book value of the net assets of First Western, determined in accordance with generally accepted accounting principals as of the close of business on the last day of the calendar month preceding the Effective Date, exclusive of (X) the equity of the First Western in the Bank on such date, or (Y) goodwill, core intangibles, prepayments, and other similar intangible assets held by First Western, it being understood that the amount so calculated may be a negative number and that the effect of summing such a negative number would be a reduction in the Holding Company Purchase Price. The Plan of Reorganization has defined "Bank Purchase Price" as the sum of (A) $9,300,000 and (B) the net undistributed income of the Bank between the opening of business on September 1, 1994 and the close of business on the Effective Date, less any undistributed income (but not net of any undistributed loss) derived from activities or transactions which are not normal and recurring banking operations (such as, without limitation, the sale of securities or loans, or capital assets, or of lines of business), all of which shall be determined in accordance with generally accepted accounting principles. If the Holding Company Reorganization had taken place as of April 3, 1995, the total Holding Company Purchase Price would have been approximately $9,944,734 or $248.69 per share of First Western Common Stock. If the Bank Reorganization had taken place as of April 3, 1995, the portion of the total Bank Purchase Price allocable to shares of Bank Common Stock not acquired by Zions in the Holding Company Reorganization would have been approximately $646,349 or $165.60 per share of Bank Common Stock.

         The actual Purchase Price of each Reorganization will differ from that as shown above, because the Bank Purchase Price will include net undistributed income of the Bank from September 1, 1994, through the Effective Date and because the Holding Company Purchase Price will include the book value of the net assets of First Western (exclusive of equity in the Bank and certain intangible assets) as of the Effective Date.

         Subject to the "election" considerations discussed below, each share of First Western Common Stock and each share of Bank Common Stock (other than shares acquired by Zions in the Holding Company Reorganization) will be converted into and exchanged for the right to receive that number of shares of Zions Common Stock calculated by dividing the respective Purchase Price to be paid by Zions by the Average Closing Price of Zions Common Stock during the twenty-trading-day period ending five trading days prior to the Effective Date of the Holding Company Reorganization, and by further dividing that number by the number of outstanding shares of First Western Common Stock or Bank Common Stock (as the case may be) as of the Effective Date of the Holding Company Reorganization.

         Because the number of shares of Zions Common Stock to be exchanged for each share of First Western Common Stock and Bank Common Stock will be determined by the Average Closing Price of Zions Common Stock, because the Average Closing Price is based upon daily stock prices that are incapable of prediction, and because, therefore, the number of shares issuable to First
Western and Bank shareholders is incapable of prediction, the parties to the Plan of Reorganization determined that the Plan of Reorganization would provide upper and lower "breakpoints" for the Average Closing Price beyond which the particular party for whose benefit the particular breakpoint has been instituted would be entitled to terminate the Plan of Reorganization, subject to the right of the other party to elect to consummate the Reorganizations using a fixed price as the Average Closing Price. The breakpoints established by the parties occur when the Average Closing Price would exceed $41.00 or be less than $37.00.

         If the Average Closing Price falls below $37.00, the lower breakpoint established by the parties, the number of shares of Zions Common Stock that would be issuable by Zions to First Western and Bank shareholders would increase to a level at which Zions might conclude that consummation of the Reorganizations is not in its best interests. Therefore, the Plan of Reorganization provides that, if the Average Closing Price is below $37.00, Zions has the option of terminating the Plan of Reorganization, subject to First Western's right to elect to consummate the Reorganizations and to use $37.00 as the Average Closing Price.

         Conversely, if the Average Closing Price of Zions Common Stock exceeds $41.00 per share, the upper breakpoint established by the parties, the number of shares of Zions Common Stock that would be issuable by Zions to First Western and Bank shareholders would decrease to a level at which First Western might conclude that consummation of the Reorganizations is not in the best interests of the First Western and Bank shareholders. Thus, the Plan of Reorganization provides that, if the Average Closing Price of Zions Common Stock exceeds $41.00, First Western has the option of terminating the Plan of Reorganization, subject to Zions' right to elect to consummate the Reorganizations and to use $41.00 as the Average Closing Price.

         As soon as possible after consummation of the Reorganizations, Zions or Zions Bank will mail instructions to each of First Western's and the Bank's shareholders concerning the proper method of surrendering certificates formerly representing First Western or Bank Common Stock in exchange for certificates representing shares of Zions Common Stock.

         After consummation of the Reorganizations, there will be no transfers on the stock transfer books of First Western or the Bank of any shares of First Western Common Stock or Bank Common Stock, and each outstanding certificate that prior to such consummation represented outstanding shares will be deemed for all purposes solely to represent the right of the holder thereof to receive the applicable number of shares of Zions Common Stock in accordance with the terms of the Reorganization.

         SHAREHOLDERS SHOULD RETAIN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

Background of and Reasons for the Reorganizations

         First Western. First Western has been contacted periodically by banks, bank holding companies, and others with suggestions that the possibility of a merger or purchase be explored. In general, management has considered these approaches as either premature or not in the best interests of First Western and did not pursue them. In the fall of 1992, Zions approached the Bank with a suggestion of merger. First Western's management did not pursue these discussions because the proposed terms did not appear attractive and because the Bank was engaged in efforts to increase the quality of its loan portfolio and increase profitability.

         Following Zions' acquisition in early 1994 of National Bancorp of Arizona Inc. and Rio Salado Bancorp, Inc., discussions of a possible merger of First Western and Zions were renewed. Both the management and Board of Directors of First Western determined to pursue the merger discussions due to the Bank's improved earnings. It is the judgment of First Western's management that a merger would allow First Western to address the increased competition from larger and better capitalized banks and financial institutions it will face in the future.

         In the opinion of the Board of Directors, consummation of the Plan of Reorganization is in the best interests of the shareholders and employees of First Western and the communities they serve.

         The Board of Directors of First Western has continued to assess the potential for the Bank's growth and the requirements of its existing and anticipated future customers, including the services the Bank must provide to remain competitive.

         First Western's management believes that the changing economic conditions throughout the state of Utah have generated a need to offer customers additional services that the Bank presently does not provide or provides only on a limited basis. For First Western and the Bank to serve this market and remain competitive, significant changes would be required to support the growth of deposits, loans, and personnel. First Western's management foresees continued strong competition among banks in Grand and San Juan Counties and throughout Utah, generally, particularly large, well-capitalized banks, as well as from other financial services providers such as credit unions and savings associations. First Western and the Bank face significant competition in their lending activities and in attracting deposits from the general public. Competition is primarily from other commercial banks, mortgage banking companies, diversified financial services companies, credit unions and savings associations, as well as from other investment alternatives which compete for loans and deposits. Certain of those competitors have substantially greater financial resources than First Western, which enables them to offer a broader range of services. In recommending the Plan of Reorganization to the shareholders, First Western's Board of Directors carefully considered the social and economic effects of the Reorganization on depositors, borrowers and employees of the Bank and on the communities which the Bank serves.

         In the opinion of the Boards of Directors and management, the merger with Zions will provide First Western and Bank shareholders (other than certain affiliates) with marketable shares, its employees with greater opportunities, and its customers with enhanced services. The community, in turn, should benefit from the merger of First Western and Bank into Zions. The Boards of Directors believe that the proposed merger with Zions offers First Western's and the Bank's shareholders the best means of realizing the value of their investment, preserving employees' jobs within the Bank, and continuing to offer to the Bank's customers and the community it serves the deposit, lending, financing, and other banking services they will require in the future.

         After the Reorganization, in addition to existing services, the Bank anticipates that its customers will be provided with an enhanced array of products and services, including, among others, expanded mortgage services, extensive installment lending services, lease financing services, sweep accounts, discount brokerage services, and bank-permissible insurance and annuity products available from Zions Bank or through non-bank subsidiaries of Zions. The Bank's customers will benefit from the substantial managerial and financial resources of Zions. For example, the contemplated merger will result in an institution with a higher lending limit, which will increase potential credit availability to existing Bank customers and will attract customers with larger lending needs than the Bank can presently service.

         Zions. The Reorganization represent a means for Zions to establish offices in Grand and San Juan Counties in eastern Utah -- markets in which Zions currently has no offices. In view of the strong earnings and capital base of the Bank, together with its seasoned customer base, the Reorganizations are also calculated to enhance the earnings and capital of Zions and Zions Bank over both the near and long terms. Expansion of Zions' and Zions Bank's business into these markets will afford Zions and Zions Bank access to areas currently enjoying economic growth and favorable demographic trends.

         The general acquisition strategy of Zions relative to depository institutions is to enhance its market position in Utah, Nevada, and Arizona -- where its depository institutions are located -- through in-market acquisitions of smaller depository institutions. With the consummation of the Reorganizations, Zions will continue to expand its full-service banking operations in these states, each of which has an indigenous economy and its own business traditions. By developing affiliates in these various states, Zions will enjoy greater diversification which will help shield it against downturns in specific economic sectors. Diversification will add strength and stability to the Zions system and thus to each of its parts, including Zions Bank. Zions will likely continue to seek affiliations with smaller insured depository institutions in areas where it currently has little or no presence.

Voting Agreements

         In connection with the Plan of Reorganization, all of the shareholder-directors of First Western and of the Bank, whose common share holdings aggregate approximately 98.93% of the outstanding First Western Common Stock and approximately 95.66% of the outstanding Bank Common Stock, have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization, and to use their best efforts to cause any other shares over which they have voting power to be voted in favor of the Plan of Reorganization. The shareholder-directors also agreed until the earlier of the consummation of the Reorganizations or the termination of the Plan of Reorganization, not to vote their shares in favor of any other acquisition transaction or to cause their shares to be sold pursuant to any tender offer, exchange offer or similar proposal by a person other than Zions or to any person who is seeking to gain control over First Western or the Bank or to any person who does not agree to be bound by similar restrictions. First Western, which owns approximately 93.5% of the issued and outstanding shares of Bank Common Stock, has agreed to vote its shares in favor of the Bank Reorganization.

         The voting agreements are applicable to the directors only in their capacities as shareholders and do not legally affect the exercise of any shareholder's responsibilities as a director of First Western or the Bank. The agreements also do not apply to any shares of First Western Common Stock or Bank Common Stock held by a director or executive officer as a trustee or other fiduciary.

         The form of the voting agreements has been filed with the SEC as an exhibit to the Registration Statement and is incorporated herein by reference. The foregoing summary of the agreements is qualified in its entirety by reference to such filing.

Required Vote; Management Recommendation

         Approval of the Plan of Reorganization requires the affirmative votes of the holders of two-thirds of the outstanding shares of First Western Common Stock and two-thirds of the outstanding shares of Bank Common Stock at the respective Special Meetings by the holders of First Western Common Stock and Bank Common Stock voting in person or by proxy. Because approval of each Reorganization requires the affirmative vote of two-thirds of First Western's outstanding shares and two-thirds of the Bank's outstanding shares, a failure to vote, an abstention, or a broker's failure to vote shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization. Although neither First Western nor the Bank has retained an independent advisor to evaluate the terms of the Reorganization or to render an opinion on the fairness of Zions' offer from a financial point of view, the respective Boards of Directors of First Western and the Bank have studied the offer from Zions and have examined the terms of Zions' offer and have concluded that the terms of Zions' offer are fair to the shareholders of First Western and the Bank from a financial point of view and further that the Reorganizations are in the best interests of First Western and the Bank and their respective shareholders. ACCORDINGLY, THE BOARDS OF DIRECTORS OF FIRST WESTERN AND THE BANK UNANIMOUSLY RECOMMEND THAT FIRST WESTERN AND BANK SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF REORGANIZATION.

Conversion of First Western and Bank Shares

         Exchange Formula. According to the valuation formula set forth in the Plan of Reorganization, the total number of shares of Zions Common Stock to be received by each First Western shareholder and by each Bank shareholder will not be determined until the Effective Date of the Reorganizations. The number of shares of Zions Common Stock to be received by each First Western shareholder and by each Bank shareholder (other than Zions) is based upon the actual average trading prices of Zions Common Stock as reported on NASDAQ over the twenty consecutive trading days ending on the fifth trading day preceding the Effective Date. On the Effective Date of the Reorganizations, all of the outstanding shares of First Western Common Stock and all of the outstanding shares of Bank Common Stock (except shares held by Zions) will be cancelled and will be converted into the right to receive that number of shares of Zions Common Stock with a value equal to the Holding Company Purchase Price and Bank Purchase Price, respectively. Each holder of shares of First Western Common Stock and each holder of shares of Bank Common Stock (other than Zions) will be entitled to receive, in exchange for each respective share of First Western Common Stock and Bank Common Stock held of record by such shareholder as of the Effective Date, that number of shares of Zions Common Stock calculated by dividing the Holding Company Purchase Price or the Bank Purchase Price, as the case may be, by the Average Closing Price, and by further dividing the number so reached by the number of shares of First Western Common Stock and Bank Common Stock (including shares held by Zions), respectively, that shall be issued and outstanding at the Effective Date.

         On April 3, 1995, the closing sale price for Zions Common Stock reported on the NASDAQ National Market System was $38.50. Assuming on that date that a total of 39,988 shares of First Western Common Stock and 60,000 shares of Bank Common Stock were outstanding, that the Bank's net undistributed income, calculated in accordance with the Plan of Reorganization, equalled $636,189 as of March 31, 1995, that the book value of First Western's net assets (exclusive of equity in the Bank and certain intangible assets) equaled $654,894 as of March 31, 1995, and further assuming that the Average Closing Price was $39.48, then each share of First Western Common Stock would be exchangeable for 6.299 shares of Zions Common Stock and each share of Bank Common Stock (excluding shares held by Zions) would be exchangeable for 4.195 shares of Zions Common Stock, in each case excluding any shares for which dissenters' rights were perfected. In view of the method of calculating the Average Closing Price as well as the inability to state with certainty the Bank's net undistributed income and the book value of First Western's net assets as of the Effective Date, it is not possible at the date of this Joint Proxy Statement/Prospectus to predict the respective rates of exchange at the Effective Date.

         Surrender  of  Certificates.  As  promptly  as  practicable  after  the
Effective Date of the Reorganizations, Zions Bank, as the exchange agent designated by First Western, the Bank, Zions Bank and Zions in the Plan of Reorganization, will send to each respective shareholder of record of First Western Common Stock and Bank Common Stock promptly after the Reorganizations a letter of transmittal containing instructions as to how to effect the exchange of First Western Common Stock and Bank Common Stock certificates for certificates representing the shares of Zions Common Stock into which their shares have been converted. First Western and Bank shareholders should not send in their certificates until they receive such written instructions. However, certificates should be surrendered promptly after instructions to do so are received.

         Any dividends declared on Zions Common Stock after the Effective Date of the Reorganizations will apply to all whole shares of Zions Common Stock into which shares of First Western Common Stock and Bank Common Stock have been converted in the Reorganizations. However, no former First Western or Bank shareholder will be entitled to receive any such dividend (and will receive no interest thereon) until such shareholder's First Western Common Stock certificates have been surrendered for exchange as provided in the letter of transmittal. Upon such surrender, the shareholder will be entitled to receive all such dividends payable on the whole shares of Zions Common Stock represented by the surrendered certificate or certificates (without interest thereon and less the amount of taxes, if any, which may have in fact been imposed or paid thereon).

         Payment for Fractional Shares. No fractional shares of Zions Common Stock will be issued in connection with the Reorganizations. Instead, each First Western or Bank shareholder who surrenders for exchange First Western Common Stock or Bank Common Stock certificates representing a fraction of a share of Zions Common Stock will be entitled to receive, in addition to a certificate for the whole shares of Zions Common Stock represented by the surrendered certificates, cash in an amount equal to such fractional part of a share multiplied by the Average Closing Price of Zions Common Stock.

         Unexchanged Certificates. On the Effective Date of the Reorganizations, the stock transfer books of First Western and the Bank will be closed, and no further transfers of First Western Common Stock or Bank Common Stock will be made or recognized. Certificates for First Western Common Stock or Bank Common Stock not surrendered for exchange will entitle the holder to receive, upon surrender as provided in the letter of transmittal, only a certificate for the whole shares of Zions Common Stock represented by such certificates, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above, and without any interest thereon.

         Adjustment of Exchange Formula. The Plan of Reorganization contains provisions for the proportionate adjustment of the exchange ratio in the event of a stock dividend, stock split, reclassification or similar event involving the Zions Common Stock, the First Western Common Stock or the Bank Common Stock which occurs prior to the Reorganizations. Nevertheless, the total purchase price to be paid by Zions for all of the outstanding shares of First Western Common Stock and for all of the outstanding shares of Bank Common Stock is fixed at the Holding Company Purchase Price and the Bank Purchase Price, respectively, and will not be adjusted. Neither Zions nor First Western nor the Bank anticipates declaring any stock dividend, stock split, or reclassification prior to the Effective Date.

Tax Consequences

         The  Plan  of   Reorganization   requires   as  a   condition   to  the
Reorganization that an opinion of legal counsel to First Western and the Bank be received by each party to the effect that:

                  (1)   The   Reorganizations   will   constitute   a   tax-free
         reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (2) No gain or loss will be recognized by Zions, First Western or the Bank by reason of the Reorganizations; and

                  (3) No gain or loss will be recognized by holders of First Western Common Stock or Bank Common Stock on the exchange of their shares for whole shares of Zions Common Stock.

         No gain or loss for federal income tax purposes will be recognized by shareholders of First Western or the Bank on the exchange of their respective shares for whole shares of Zions Common Stock. However, gain or loss may be recognized by First Western or Bank shareholders upon the receipt of cash in payment for a fractional share. To compute the amount, if any, of such gain or loss, the cost or other basis of the First Western Common Stock or Bank Common Stock exchanged must be allocated proportionately to the total number of shares of Zions Common Stock received, including any fractional share interest. Gain or loss will be recognized measured by the difference between the cash received and the basis of the fractional share interest as so allocated. Under Section 302(a) of the Code, any such gain or loss will be entitled to capital gain or loss treatment if the First Western Common Stock or Bank Common Stock was a capital asset in the hands of the shareholder.

         If any shares of Zions Common Stock received in the Reorganization are subsequently sold, gain or loss on the sale should be computed by allocating the cost or other basis of the First Western Common Stock or Bank Common Stock exchanged in the respective Reorganization to the shares sold in the manner described in the preceding paragraph. The holding period for the shares of Zions Common Stock received in the Reorganizations will include the holding period for the shares of First Western Common Stock or Bank Common Stock exchanged in determining, for example, whether any such gain or loss is a long-term or short-term capital gain or loss.

         If a First Western or Bank shareholder exercises dissenters' rights and receives cash in exchange for his First Western Common Stock or Bank Common Stock, the cash will generally be treated as received by the shareholder as a distribution in redemption of the First Western Common Stock or Bank Common Stock subject to the provisions and limitations of Section 302 of the Code. Cash received by a dissenting First Western or Bank shareholder will be taxed as if the dissenter's shares had been sold to First Western or the Bank for the cash received and will generally be entitled to capital gain or loss treatment under
Section 302 of the Code, provided the shares are a capital asset in the hands of the shareholder. Each First Western and Bank shareholder should consult with his own personal tax advisor as to the federal, state and local tax consequences of exercising dissenters' rights.

         The foregoing is intended only as a summary of certain federal income tax consequences of the Reorganizations under existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice and any such change might be retroactively applied to the Reorganizations. Among other things, the summary does not address state income tax consequences, local taxes, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired his First Western Common Stock or Bank Common Stock pursuant to an employee stock option or other special circumstances. Accordingly, it is recommended that First Western and Bank shareholders consult their own tax advisors for specific advice concerning their own tax situations, potential changes in the applicable tax law and all federal, state and local tax matters in connection with the Reorganizations.

         A copy of the tax opinion rendered by legal counsel to First Western and the Bank as to the material federal income tax consequences relating to the Reorganizations is set out in Appendix C hereto.

Interests of Certain Persons in the Transactions

         In connection with the Plan of Reorganization, all of First Western's shareholder-directors, whose common shareholdings aggregate approximately 98.93% of the outstanding First Western Common Stock, and all of the Bank's shareholders-directors, whose common shareholdings aggregate approximately 95.66% of the outstanding Bank Common Stock, have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their respective shares in favor of the Plan of Reorganization and to use their best efforts to cause any other shares over which they have voting power to be voted in favor of the Plan of Reorganization. The shareholder-directors also agreed until the earlier of the consummation of the Reorganization or the termination of the Plan of Reorganization, not to vote their shares in favor of any other acquisition transaction or to cause their shares to be sold pursuant to any tender offer, exchange offer or similar proposal by a person other than Zions or to any person who is seeking to gain control over First Western or the Bank or to any person who does not agree to be bound by similar restrictions.

         On September 11, 1974, the Bank entered into a severance agreement with I.D. Nightingale, chairman and president of the Bank. Pursuant thereto, the Bank and Mr. Nightingale agreed that, upon implementation of a merger or reorganization pursuant to which the Bank would be acquired by another company and as a result thereof Mr. Nightingale would not continue as the chairman and president of the Bank or be retained in similar capacities with the company acquiring the Bank, Mr. Nightingale would be entitled to receive $1,250 per month for ten years as severance pay. Upon consummation of the Reorganization, the provisions of the agreement will be activated.

Stock Options

         There are no stock options outstanding to purchase any of the stock of First Western or the Bank.

Inconsistent Activities

         First Western and the Bank have agreed in the Plan of Reorganization that unless and until the Reorganizations have been consummated or the Plan of Reorganization has been terminated in accordance with its terms, First Western and the Bank will not (i) solicit or encourage any inquiries or proposals by any third person to acquire more than 1% of the First Western Common Stock, any stock of the Bank or any significant portion of its or the Bank's assets (whether by tender offer, merger, purchase of assets or otherwise), (ii) afford any third party which may be considering any such transaction access to its or the Bank's properties, books or records except as required by law, (iii) enter into any discussions, negotiations, agreement or understanding for any such transaction or (iv) authorize or permit any of its directors, officers, employees or agents to do any of the foregoing. Notwithstanding the foregoing, First Western or the Bank may take an action referred to in clause (ii) or (iii) of the previous sentence (or permit its directors, officers, employees or agents to do so) if First Western's or the Bank's respective Board of Directors, after consulting with counsel, determines that such actions should be taken or permitted in the exercise of its fiduciary duties. If First Western or the Bank becomes aware of any offer or proposed offer to acquire any shares of First Western or the Bank or any significant portion of its assets, First Western or the Bank, as the case may be, is required to give immediate notice thereof to Zions.

Conduct of Business Pending the Reorganizations

         The Plan of Reorganization contains covenants, representations and warranties by First Western and the Bank as to matters which are typical in transactions similar to the Reorganizations.

         First Western and the Bank have agreed that First Western and the Bank, respectively, will not, prior to the Effective Date, without Zions' prior written consent: (i) declare or pay cash dividends or property dividends with the exception of customary periodic cash dividends in a manner consistent with past practice; (ii) except for the issuance of First Western Common Stock upon exercise of existing stock options, declare or distribute any stock dividend, authorize any stock split, authorize, issue or make any distribution of its capital stock or other securities or grant any option to acquire such securities; (iii) except as contemplated by the Plan of Reorganization, merge into, consolidate with or sell any of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of business or engage in any discussions concerning such a possible transaction; (iv) convert the charter of the Bank from that of a national banking association to any other charter or form of entity; (v) make any direct or indirect redemption or any other acquisition of any of its capital stock; (vi) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any agreement or engage in any transaction, except in the ordinary course of business; (vii) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of business; (viii) institute or agree to any increase in the compensation of any employee, except for ordinary increases in accordance with past practices not to exceed 4% per annum of the aggregate payroll as of July 1, 1994; (ix) create or modify any pension or profit-sharing plan, bonus, deferred compensation, death benefit or retirement plan, or the level of benefits under any such plan, or increase or decrease any severance or any other fringe benefit; or (x) except to directly facilitate the Reorganization, enter into any employment or personal services contract with any person or firm.

         First Western and the Bank have also agreed to carry on their respective businesses and manage their respective assets and property diligently in the same manner as they have previously done and to use their respective best efforts to preserve their business organization. Pending completion of Reorganizations or termination of the Plan of Reorganization, First Western and the Bank have agreed to provide Zions with certain information and reports and access to other information.

Conditions to the Reorganizations

         The obligations of First Western, the Bank and Zions to consummate the Reorganizations are subject to, among other things, the satisfaction of the following conditions: (i) the respective shareholders of First Western and the Bank shall have approved the Plan of Reorganization; (ii) First Western, the Bank and Zions shall have received all relevant orders, consents and approvals from all requisite governmental authorities for the completion of the Reorganizations; (iii) there shall be an absence of certain litigation, as specified in the Plan of Reorganization; (iv) the registration statement to be filed by Zions pursuant to the Securities Act in connection with the registration of the shares of Zions Common Stock to be used as consideration in connection with the Reorganizations shall have become effective under the Securities Act, and Zions shall have received all required state securities laws ("Blue Sky") permits and other required authorizations or confirmations of the availability of exemption from registration requirements necessary to issue Zions Common Stock in the Reorganizations, and neither the registration statement nor any such required permit, authorization or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority; (v) First Western, the Bank and Zions shall have determined that the Reorganizations shall qualify as tax free reorganizations under the Code and the regulations and rulings promulgated thereunder; and (vi) there shall be no adverse legislation or government regulation which would make the transaction contemplated impossible or which would materially and adversely affect the economic assumptions of the transactions contemplated by the Plan of Reorganization or the business of Zions and First Western or which would otherwise materially impair the value of First Western to Zions.

         The obligations of Zions and Zions Bank to consummate the Reorganizations are subject to satisfaction or waiver of certain additional conditions, including: (i) the respective shareholders of First Western and the Bank shall have authorized the Plan of Reorganization, and dissenters' rights shall have been exercised and perfected by owners of not more than 3% of the respective outstanding shares of First Western Common Stock and the Bank Common Stock; (ii) all representations and warranties made by First Western and the Bank in the Plan of Reorganization shall be true in all material respects on the Effective Date and First Western and the Bank shall have performed in all material respects all its respective obligations under the Plan of Reorganization; (iii) Cohne, Rappaport & Segal, P.C., special counsel to First Western and the Bank, shall have rendered a legal opinion to Zions in form and substance satisfactory to Zions; (iv) during the period from June 30, 1994 to the Effective Date, there shall be no material adverse change in the financial position or results of operations, properties, liabilities or businesses of First Western or the Bank; (v) on the Effective Date the net worth of the Bank shall not be less than $4.5 million; (vi) prior to the Effective Date of the Reorganizations, the Bank will have conformed, to the reasonable satisfaction of Zions, its loan loss reserve methodology to that employed by Zions Bank; the Bank will have implemented such methodology by making appropriate provisions to its reserve for loan losses; and the reserve for loan losses of the Bank as determined in accordance with the foregoing shall not be less than $433,000.

         The obligations of First Western and the Bank to consummate the Reorganizations are subject to the satisfaction or waiver of certain additional conditions, including: (i) the truth, in all material requests, of all representations and warranties made by Zions and Zions Bank in the Plan of Reorganization on the Effective Date and the performance, in all material respects, by Zions and Zions Bank of all their obligations under the Plan of Reorganization; (ii) receipt of a legal opinion of Metzger, Hollis, Gordon & Mortimer, special counsel to Zions, satisfactory to First Western and the Bank;
(iii) the absence, during the period from June 30, 1994 to the Effective Date, of any material adverse change in the financial position or results of operations, properties, liabilities or business of Zions; (iv) the absence, as of the Effective Date, of any material error, misstatement or omission in any of the representations and warranties of Zions or Zions Bank or any material failure to perform or satisfy any covenants of Zions or Zions Bank contained in the Plan of Reorganization; and (v) the quoting of Zions Common Stock on NASDAQ or the listing of Zions Common Stock on a national securities exchange.

Representations and Warranties

         The representations and warranties of Zions, Zions Bank, First Western and the Bank contained in the Plan of Reorganization relate, among other things, to the organization and good standing of Zions, Zions Bank, First Western, and the Bank; the capitalization of Zions, First Western and the Bank; the authorization by Zions, Zions Bank, First Western and the Bank of the Plan of Reorganization and the absence of conflict with laws or other agreements; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes since June 30, 1994; the absence of undisclosed liabilities; and compliance with laws. First Western and the Bank have additionally warranted that since June 30, 1994 there has been no material deterioration in the quality of the Bank's loan portfolio or any major component thereof and no material increase in the level of non-performing assets or non-accrual loans at the Bank or in the level of its provision for credit losses or its reserve for possible credit losses. First Western has also warranted that its reserve for possible credit losses as of June 30, 1994, was adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios in view of the size and character of such portfolios.

         Zions has additionally warranted since June 30, 1994 that there have been (a) no material adverse change in the condition, financial or otherwise, assets, properties, liabilities, or businesses of Zions, and (b) no material deterioration in the quality of the loan portfolio of Zions or of any major component thereof, and no material increase in the level of nonperforming assets or nonaccrual loans at Zions or in the level of its provision for credit losses or its reserve for possible credit losses.

         The   representations   and   warranties   contained  in  the  Plan  of
Reorganization will survive the consummation of the Reorganizations.

Amendment and Waiver

         Notwithstanding prior approval by the shareholders of First Western and the Bank, the Plan of Reorganization may be amended in any respect by written agreement between the parties, except that after such shareholder approval no amendment may prejudice the economic interests of the shareholders of First Western or the Bank. The parties may also (i) extend the time for performance of any of the obligations of the other; (ii) waive any inaccuracies in the representations and warranties of the other; (iii) waive compliance by the other with any of its obligations under the Plan of Reorganization; and (iv) waive any condition precedent to its obligations under the Plan of Reorganization other than approval of the Plan of Reorganization by the shareholders of First Western and the Bank, governmental regulatory approvals required to consummate the Reorganizations, and securities registration requirements incident to the issuance of Zions Common Stock in the Reorganizations.

Authorized Termination and Damages for Breach

         The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders of First Western and the Bank and without payment of damages by either party except as provided below, as follows: (i) by mutual consent of the parties; (ii) unilaterally, by either party if any of the representations and warranties of the other party was materially incorrect when made or in the event of a material breach or material failure by a party to the Plan of Reorganization contained in the Plan of Reorganization which has not been, or cannot be, cured within 30 days after written notice of such breach or failure has been given to the other party; (iii) by First Western if the Average Closing Price is greater than $41.00 and First Western has provided Zions written notice before the close of business on the fourth trading day preceding the Effective Date of its intention to terminate based on price and Zions has not thereafter prior to the close of business on the third trading day preceding the Effective Date given First Western written notice of its intent to utilize $41.00 as the Average Closing Price; (iv) by Zions if the Average Closing Price is greater than $37.00 and Zions has provided First Western written notice before the close of business on the fourth trading day preceding the Effective Date of its intention to terminate based on price and First Western has not thereafter prior to the close of business on the third trading day preceding the Effective Date given Zions written notice of its intent to utilize $37.00 as the Average Closing Price; (v) by either Zions or First Western if the Reorganizations have become inadvisable or impracticable by reason of federal or state litigation to restrain or invalidate the Reorganizations; or (v) by either party on or after July 31, 1995, if the Effective Date has not occurred on or before that date.

         If either party terminates the Plan of Reorganization because any of the representations and warranties of a party were materially incorrect when made, or because of a material breach or material failure by a party of a covenant or agreement made under the Plan of Reorganization, then such party whose representations and warranties were materially incorrect or who materially breached its covenant shall be liable to the other party or parties to the Plan of Reorganization solely to the extent of the actual, reasonable out-of-pocket expenses, not to exceed $250,000, incurred by the other party in connection with the negotiation and preparation of the Plan of Reorganization and the carrying out of the transactions contemplated thereby.

Dissenters' Rights of First Western and Bank Shareholders

         First Western Shareholders. A holder of shares of First Western Common Stock is entitled to exercise the rights of a dissenting shareholder under the Utah Revised Business Corporation Act sections 16-10a-1301 et seq. to object to the Plan of Reorganization and make written demand that First Western pay in cash the fair value of the shares held as determined in accordance with such statutory provisions. The following summary does not purport to be a complete statement of the provisions of Utah law and is qualified in its entirety by reference to such statutory provisions, which are set forth in full as Appendix A to this Joint Proxy Statement/Prospectus.

         Utah law requires that First Western shareholders must follow certain prescribed procedures in the exercise of their statutory right to dissent in connection with the Reorganization. The failure to follow such procedures on a timely basis, in the precise manner required by Utah law may result in a loss of a shareholder's dissenters' rights.

         To be entitled to compensation as a dissenting shareholder to the Reorganization, a shareholder must: (i) file written objection to the proposed merger, as described below; (ii) not vote in favor of the proposed merger, as described below; and (iii) make a demand for compensation, as provided below.

         Any shareholder, electing to exercise his or her right to dissent, must file with First Western, prior to the taking of the vote at the Special Meeting to be held on ____________, 1995, at ____________a.m., local time, at Main and
Third South Streets, Moab, Utah, his or her written notice of such shareholder's intent to demand payment for the shares owned if the proposed action is effectuated. Such notice may be delivered to Mrs. Frankie Nightingale, Corporate Secretary, Main and Third South Streets, Moab, Utah 84532. Upon timely receipt of the demand notice, First Western must no later than ten days after the effective date of the corporate action notify any dissenting shareholder who is entitled to demand payment for his shares that the merger has been approved and provide other information to the shareholder (the "dissenters' notice"). Any shareholder who has not timely notified First Western of the demand for payment will be bound by the Reorganization and will have the same rights as if a written notice of demand had not been filed. A shareholder who is given a dissenters' notice must, in accordance with the dissenters' notice, cause First Western to receive a demand payment for the value of such shareholder's shares of First Western Common Stock and deposit the share certificates in accordance with the dissenters' notice. A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares.

         Upon the later of the Effective Date and receipt by First Western of each payment demand from the dissenting shareholders, First Western will pay the amount First Western estimates to be the fair value of the dissenters' shares, plus interest. Each payment must be accompanied by (a) First Western's balance sheet as of the end of its most recent fiscal year, (b) an income statement for that year, (c) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if First Western customarily provides such statements to its shareholders, (d) the latest available interim financial statements, if any, (e) a statement of First Western's estimate of fair value of the shares and the amount of interest payable on such shares, (f) a statement of the dissenter's right to demand payment if the shareholder is dissatisfied with First Western's payment or offer, and (g) a copy of the Utah dissenters' rights provisions.

         A dissenter who has not accepted First Western's offer may notify First Western in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment previously made by First Western if (a) the dissenter believes that the amount paid by First Western is less than the fair value of the shares, or (b) First Western fails to make payment within 60 days after the date set by First Western as the date by which it must receive the payment demand. A dissenter waives the right to demand payment as set forth in this paragraph unless he causes First Western to receive the notice required in this paragraph within 30 days after First Western made or offered payment for his shares.

         If a demand for payment under the previous paragraph remain unresolved, First Western will commence a proceeding within 60 days after receiving the payment demand set forth in the previous paragraph and will petition the court to determine the fair value of the shares and the amount of interest. If First Western does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unresolved the amount demanded. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.

         The court, by judgment, will determine the value of the stock of the shareholder entitled to payment and will direct payment of such value, together with interest at a rate determined by the court, in its discretion. The court has the right to assess the costs of any dissenter's action as it may deem equitable. The court, in its discretion, may award either party any expenses, including reasonable attorneys' fees and expenses for experts. Upon payment of any amount determined by the court, the shareholder shall cease to have any interest in the shares.

         Shareholders considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their First Western Common Stock determined pursuant to Utah law could be more than, the same as, or less than their pro rata share of the Holding Company Purchase Price that they are entitled to receive pursuant to the Plan of Reorganization if they do not seek appraisal of their First Western Common Stock.

         Bank Shareholders. Under the National Bank Act, 12 U.S.C. section 215a(b), any Bank shareholder has the right to dissent from the Reorganization and to receive fair value in cash for his or her Bank Common Stock. The shares as to which dissenters' rights are exercised are referred to herein as "Dissenting Shares." The express procedures of the National Bank Act must be followed precisely; if they are note, shareholders may lose their right to dissent.

         The procedures discussed below apply only if the Reorganization is approved by the Bank shareholders, approved by the Comptroller and consummated as provided in the Plan of Reorganization.

         In accordance with the dissenters' rights provisions of the National Bank Act (see Appendix B), any shareholder of the Bank who votes against the Plan of Reorganization at the Special Meeting or who gives written notice at or prior to the Special Meeting to the presiding officer that he dissents from the plan of merger shall be entitled to receive in cash the value of the shares held by him as of the Effective Date if he makes written request therefor to the surviving bank, Zions Bank, at any time before thirty days after the Effective Date, accompanied by the surrender of his stock certificates. After making demand for payment, the dissenting Bank shareholder will not be entitled to vote or exercise any other rights of a Bank shareholder. Any shareholder who votes against the Plan of Reorganization Agreement at the Special Meeting or who has given the aforesaid written notice at or before the Special Meeting that he dissents from the Plan of Reorganization will be notified in writing of the Effective Date.

         Failure to vote against the Plan of Reorganization will constitute a waiver of a shareholder's appraisal rights unless he gives written notice prior to or at the Special Meeting to the presiding officer at the Special Meeting that he dissents form the Plan of Reorganization. However, simply because a shareholder votes against the Plan of Reorganization at the Special Meeting or gives such written notice prior to or at the Special Meeting does not mean that he is then entitled to receive the value of his shares. Such a shareholder must also make a written request to the surviving bank (Zions Bank) for the value of his shares at any time before thirty days after the effective date and accompany such request with a surrender of his stock certificates. Mere failure to vote or merely voting against the Reorganization or merely filing a notice of dissent will not satisfy the requirement for a written demand.

         Unless the above procedure is followed, the Bank shareholder will be presumed to have acquiesced in the approval of the Reorganization and waived his or her dissenters' rights. If an executed proxy is received but no direction is indicated as to how such proxy should be voted, the Bank Common Stock represented by the proxy will be voted in favor of the Reorganization. Accordingly, the submission of an unmarked proxy, unless revoked prior to its being voted, will serve to waive the Bank shareholder's dissenters' rights. As noted above, failure to vote against the Reorganization will not waive a shareholder's dissenters' rights if the shareholder has filed a written notice prior to or at the meeting and has not voted in favor of the Reorganization. If a shareholder abstains from voting on the Reorganization, this will not waive dissenters' rights so long as the appropriate written notice is properly and timely filed. Mere notice filed after the Special Meeting, absent compliance with the other specific requirements, will not be effective to preserve a shareholder's dissenters' rights. In the event a shareholder abstains from voting and does not timely file all required notices in order to perfect dissenters' rights, such shareholder will lose his right to dissent but will nonetheless be entitled to the same consideration as if he or she had voted in favor of the transaction.

         Any shareholder failing to make demand and surrender his or her stock certificates within the 30-day period will be bound by the terms of the Plan of Reorganization, including the requirement to exchange his or her shares of Bank Common Stock for shares of Zions Common Stock.

         The value of the shares of any dissenting shareholder will be ascertained as of the Effective Date by an appraisal made by a committee of three persons, composed of (1) one selected by a majority vote of the dissenting shareholders, (2) one selected by the directors of the surviving bank (Zions
Bank), and (3) one selected by the two so chosen. The value agreed upon by any two of the three so selected will govern. If this agreed-upon value is not satisfactory to any dissenting shareholder who has requested payment as provided by Section 215a(b), such shareholder may, within five days after being notified of such appraised value of his shares, appeal to the Comptroller, who will cause a reappraisal to be made which will be final and binding with respect to the value of the appellant's shares.

         If, within ninety (90) days after the Effective Date, for any reason one or more of the three appraisers is not selected as provided by Section 215a(c), or the appraisers fail to determine the value of the shares as provided above, the Comptroller will upon written request of any interested party cause an appraisal to be made which will be final and binding on all parties. The expenses incurred by the Comptroller in making any such appraisal or reappraisal, as the case may be, will be paid by the surviving bank. The surviving bank (Zions Bank) will promptly pay the ascertained value of the shares to the dissenting shareholders.

         Shareholders considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their Bank Common Stock determined pursuant to the National Bank Act could be more than, the same as, or less than their pro rata share of the Bank Purchase Price that they are entitled to receive pursuant to the Plan of Reorganization if they do not seek appraisal of their Bank Common Stock.

         THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE APPRAISAL RIGHTS AND, IN VIEW OF THE FACT THAT EXERCISE OF SUCH RIGHTS REQUIRES STRICT ADHERENCE TO THE RELEVANT PROVISIONS OF THE NATIONAL BANK ACT, EACH SHAREHOLDER WHO MAY DESIRE TO EXERCISE APPRAISAL RIGHTS IS ADVISED INDIVIDUALLY TO CONSULT THE LAW (AS SET FORTH IN APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS) AND COMPLY WITH THE PROVISIONS THEREOF.

         FIRST WESTERN AND BANK SHAREHOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF UTAH AND FEDERAL LAW.

Restrictions on Resales by First Western and Bank Affiliates

         The shares of Zions Common Stock issuable in the Reorganizations have been registered under the Securities Act, and such shares will generally be freely tradable by the First Western and Bank shareholders who receive Zions shares as a result of the Reorganizations. However, this registration does not cover resales by First Western or the Bank shareholders who may be deemed to control or be under common control with First Western, the Bank or Zions and who therefore may be deemed "affiliates" of First Western, the Bank or Zions as that term is defined in Rule 145 under the Securities Act. Such affiliates are not permitted to sell their shares of Zions Common Stock acquired in the Reorganization except pursuant to (i) an effective registration statement under the Securities Act covering the shares to be sold; or (ii) the conditions contemplated by Rules 144 and 145 under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. The management of First Western and the Bank will notify those persons who it believes may be such affiliates.

Expenses

         Each party to the Plan of Reorganization will pay its own expenses, including those of its own counsel, accountants, and tax advisors, incurred in connection with the Plan of Reorganization. First Western and the Bank will pay the respective cost of printing and delivering this Joint Proxy Statement/Prospectus to their respective shareholders and for soliciting proxies for the respective Special Meeting. Zions will pay all costs attributable to registering its stock issuable pursuant to this Joint Proxy Statement/Prospectus under federal and state securities laws.

Government Approvals

         Applications for approval (or requests for waiver of application requirements) of the Reorganizations must be made to, and approvals and consents or waivers must be obtained from, appropriate federal and Utah regulators, including the Federal Reserve Board, the Comptroller, and the Commissioner. The Federal Reserve Board has waived application and approval requirements otherwise applicable pursuant to Section 3(a) of the Bank Holding Company Act. The Comptroller has approved the merger of the Bank into Zions bank pursuant to the Bank Merger Act. The Commissioner has waived jurisdication with respect to the transactions contemplated by the Plan of Reorganization. Federal law prohibits consummation of the Reorganizations until 30 days after the approvals of the federal regulators have been obtained unless a shorter period has been prescribed by the federal regulator with the concurrence of the Attorney General pursuant to Section 321 of the Riegle Act.

Effective Date of the Reorganizations

         It is presently anticipated that if the Plan of Reorganization is approved by the shareholders of First Western and of the Bank, the Reorganizations will become effective during the second quarter of 1995. However, as noted above, consummation of the Reorganizations is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the Reorganizations will be satisfied or, if satisfied, that they will be satisfied in time to permit the
Reorganizations to become effective during the second quarter of 1995. In addition, as also noted above, Zions, First Western and the Bank retain the power to abandon the Reorganization or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

         The following table, which shows comparative historical per Common Share data for Zions and First Western (separately and pro forma combined), and equivalent pro forma per share data for First Western, should be read in conjunction with the financial information appearing elsewhere in this Joint Proxy Statement/Prospectus or as incorporated herein by reference to other documents. The pro forma data in the table, presented as of December 31, 1994, are presented for comparative and illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future of what the combined financial position or results of operations would have been had the Reorganization been consummated during the period or as of the date for which the information in the table is presented:



                                         Historical               Pro Forma
                                                           Zions and
                                                           First
                                                           Western      First Western
                                                 First     Pro-Forma    Equivalent
Per Common Share                      Zions      Western   Combined(4)  Pro-Forma(5)
NET INCOME(1)
 For the year
 ended December 31, 1994              $  4.37    $  18.70    $  4.30    $  28.82

CASH DIVIDENDS(2)
 For the year
 ended December 31, 1994              $  1.16     -0-        $  1.16    $   7.78

BOOK VALUE(3)
 As of December 31, 1994              $ 25.12    $ 134.42    $ 25.31    $ 169.65

- --------------------

(1) Net Income per share is based on weighted average common and common equivalent shares outstanding.
(2)      Pro forma cash dividends represent historical cash dividends of Zions.
(3) Book value per common share is based on total period-end of Zions shareholders' equity.
(4) Pro forma combined net income per share represents historical net income of Zions and First Western adjusted for amortization of goodwill resulting from purchase accounting computed using historical weighted average common and common equivalent shares of Zions adjusted by computed common and common equivalent shares to be issued in the purchase. Pro forma combined book value per share represents historical total shareholders' equity of Zions adjusted by the purchase price less amortization of goodwill resulting from purchase accounting computed using Zions' historical common shares outstanding adjusted by computed common shares to be issued in the purchase.
(5) Pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the estimated exchange ratio as of January 3, 1995.

                           SUPERVISION AND REGULATION

         The information contained in this section summarizes portions of the applicable laws and regulations relating to the supervision and regulation of Zions and its subsidiaries. These summaries do not purport to be complete, and they are qualified in their entirety by reference to the particular statutes and regulations described.

Zions

         Zions is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with the Federal Reserve Board. Under the current terms of that Act, Zions' activities, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         Bank holding companies, such as Zions, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company. Generally, no application to acquire shares of a bank located outside the state in which the operations of the applicant's banking subsidiaries were principally conducted on the date it became subject to the Act may be approved by the Federal Reserve Board unless such acquisition is specifically authorized by the laws of the state in which the bank whose shares are to be acquired is located. Most states have specifically authorized the acquisition of banks located in these states by out of state companies, in many cases subject to various restrictions.

         The Federal Reserve Board has authorized the acquisition and control by bank holding companies of savings and loan associations and certain other savings institutions without regard to geographic restrictions applicable to acquisition of shares of a bank.

         The Riegle-Neal Interstate Branching and Efficiency Act of 1994 ("Riegle-Neal Act") permits, beginning one year after enactment and subject to approval by the Federal Reserve Board, bank holding companies to acquire either control of, or substantial assets of, a bank located outside the bank holding company's home state. These acquisitions are subject to limitations, including, inter alia, adequate capitalization and management of the acquiring bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, existence of state laws that condition acquisitions on institutions making assets available to a "state-sponsored housing entity," limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States or not more than 30% of the deposits in insured depository institutions within that state. States may impose lower deposit concentration limits, so long as those limits apply to all bank holding companies equally. The Riegle-Neal Act reaffirms the right of states to segregate and tax separately incorporated subsidiaries of a bank or bank holding company. The Riegle-Neal Act also affects interstate branching and merger. See "Interstate Banking" below.

         The Federal Reserve Board is authorized to adopt regulations affecting various aspects of bank holding companies. Pursuant to the general supervisory authority of the Bank Holding Company Act and directives set forth in the International Lending Supervision Act of 1983, the Federal Reserve Board has adopted capital adequacy guidelines prescribing both risk-based capital and leverage ratios.

Regulatory Capital Requirements

         Risk-Based Capital Guidelines. The Federal Reserve Board established riskbased capital guidelines for bank holding companies effective March 15, 1989. The guidelines define Tier 1 Capital and Total Capital. Tier 1 Capital consists of common and qualifying preferred shareholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill and 50% (and in some cases up to 100%) of investment in unconsolidated subsidiaries. Total Capital consists of Tier 1 Capital plus qualifying mandatory convertible debt, perpetual debt, certain hybrid capital instruments, certain preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt up to specified limits, and a portion of the allowance for credit losses, less investments in unconsolidated subsidiaries and in other designated subsidiaries or other associated companies at the discretion of the Federal Reserve Board, certain intangible assets, a portion of limited-life capital instruments approaching maturity and reciprocal holdings of banking organizations' capital instruments. The Tier 1 component must constitute at least 50% of qualifying Total Capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, which include both on-balance sheet and off-balance sheet exposures. The risk-based capital framework contains four risk weight categories for bank holding company assets -- 0%, 20%, 50% and 100%. Zero percent risk-weighted assets include, inter alia, cash and balances due from Federal Reserve Banks and obligations unconditionally guaranteed by the U.S. government or its agencies. Twenty percent risk-weighted assets include, inter alia, claims on U.S. Banks and obligations guaranteed by U.S. government sponsored agencies as well as general obligations of states or other political subdivisions of the United States. Fifty percent risk-weighted assets include, inter alia, loans fully secured by first liens on one-to-four family residential properties, subject to certain conditions. All assets not included in the foregoing categories are assigned to the 100% risk-weighted category, including loans to commercial and other borrowers. As of year-end 1992, the minimum required ratio for qualifying Total Capital became 8%, of which at least 4% must consist of Tier 1 Capital. At December 31, 1994, Zions' Tier 1 and Total Capital ratios were 11.81 and 14.96, respectively.

         The current risk-based capital ratio analysis establishes minimum supervisory guidelines and standards. It does not evaluate all factors affecting an organization's financial condition. Factors which are not evaluated include
(i) overall  interest rate exposure;  (ii) liquidity,  funding and market risks;
(iii) quality and level of earnings; (iv) investment or loan portfolio concentrations; (v) quality of loans and investments; (vi) the effectiveness of loan and investment policies; (vii) certain risks arising from nontraditional activities; and (viii) management's overall ability to monitor and control other financial and operating risks, including the risks presented by concentrations of credit and nontraditional activities. The capital adequacy assessment of federal bank regulators will, however, continue to include analyses of the foregoing considerations and in particular, the level and severity of problem and classified assets.

          The following table presents Zions' regulatory capital position at December 31, 1994 under the risk-based capital guidelines and as adjusted to give effect to the offering of its stock in the Reorganization.



                                                Risk-Based Capital

                                        Zions               Pro Forma Combined
                                              (Dollars in thousands)

                                             Percent                   Percent
                                             of Risk-                  of Risk-
                                             Adjusted                  Adjusted
                                    Amount    Assets         Amount     Assets

Tier 1 Capital                   $  327,687    11.81%     $  332,564    11.88%
Minimum Requirement                 110,994     4.00         111,945     4.00
                                 ----------   ------      ----------   ------
  Excess                         $  216,693     7.81%     $  220,619     7.88%
                                 ==========   ======      ==========   ======

Total Capital                    $  415,172    14.96%     $  420,348    15.02%
Minimum Requirement                 221,987     8.00         223,890     8.00
                                 ----------   ------      ----------   ------
  Excess                         $  193,185     6.96%     $  196,458     7.02%
                                 ==========   ======      ==========   ======

Risk-Adjusted Assets,
  Net of Goodwill and
  Excess Allowance               $2,774,841   100.00%     $2,798,619   100.00%
                                 ==========   ======      ==========   ======


Minimum Leverage Ratio. On June 20, 1990 the Federal Reserve Board adopted new capital standards and leverage capital guidelines that include a minimum leverage ratio of 3% Tier 1 Capital to total assets (the "leverage ratio"). The leverage ratio is used in tandem with the final risk-based ratio of 8% that took effect at the end of 1992.

         The Federal Reserve Board has emphasized that the leverage ratio constitutes a minimum requirement for well-run banking organizations having welldiversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings, and a composite rating of 1 under the Interagency Bank Rating System. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not exhibit the characteristics of a strong, well-run banking organization described above, will be required to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier I Capital Leverage Ratio" (deducting all intangibles) and other indices of capital strength in evaluating proposals for expansion or new activities.

         The Federal Reserve Board has adopted amendments to its capital guidelines, effective as of December 31, 1994, under which bank holding companies and state member banks must deduct from Tier 1 capital in calculating risk-based capital and leverage ratios net unrealized holding losses on available-for-sale equity securities (i.e., those securities a bank does not have the positive interest and ability to hold to maturity, but which it has no intent to trade as a part of a trading account). Zions does not expect that implementation of this amendment to the Federal Reserve Board's capital guidelines will result in a material increase in the capital requirements applicable to it. The Federal Reserve Board has also adopted a final rule amending its capital guidelines effective April 1, 1995, limiting the amount of certain deferred tax assets that may be included by bank holding companies and member banks in Tier 1 capital for calculation of risk-based capital and leverage ratios. Zions does not anticipate that implementation of this amendment to the Federal Reserve Board's capital guidelines will result in a material increase in the capital requirements applicable to it. The Federal Reserve Board has also recently (August 24, 1994) published proposed amendments to its risk-based capital guidelines which, if adopted in their current form, would generally increase the amount of capital required to be carried against certain long term derivative contracts; the proposal also recognizes the effect of certain bilateral netting arrangements in reducing potential future exposure under these contracts. Until the proposed amendments are adopted in final form by the Federal Reserve Board, Zions cannot predict their effect upon the capital requirements applicable to it.

         The following table presents Zions' leverage ratio at December 31, 1994 as adjusted to give effect to the offering of its common stock made hereby. A leverage ratio of 3% will be the minimum required for the most highly rated banking organizations, and according to the Federal Reserve Board, other banking organizations would be expected to maintain capital at higher levels.


                                                          Zions                  Pro Forma Combined
                                                                    (Dollars in thousands)

                                                                 Percent                     Percent
                                                                of Average                  of Average
                                                                Assets, Net                 Assets, Net
                                                   Amount       of Good Will   Amount       of Good Will

Tier 1 Capital ...............................   $  327,687        6.24      $  332,564        6.29


Minimum Requirement ..........................      157,604        3.00         158,721        3.00
                                                 ----------      ------      ----------      ------

Excess .......................................   $  170,083        3.24%     $  173,843        3.29%
                                                 ==========      ======      ==========      ======

Average Assets, Net Goodwill.................... $5,253,465      100.00%     $5,290,771      100.00%
                                                 ==========      ======      ==========      ======

         Other Issues and Developments Relating to Regulatory Capital. Pursuant to such authority and directives set forth in the International Lending Supervision Act of 1983, the Comptroller, the FDIC and the Federal Reserve Board have issued regulations establishing the capital requirements for banks under federal law. The regulations, which apply to Zions' banking subsidiaries, establish minimum risk-based and leverage ratios which are substantially similar to those applicable to Zions. As of September 30, 1993, the risk-based and leverage ratios of each of Zions' banking subsidiaries exceeded the minimum requirements.

         On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law. FDICIA subjects banks to significantly increased regulation and supervision. Among other things, FDICIA requires federal bank regulatory authorities to revise their risk-based capital guidelines to ensure that those standards take account of interest rate risk, concentrations of credit and the risk of nontraditional activities, as well as reflect the actual performance and risk of multifamily mortgages. Pursuant to the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), signed into law on September 23, 1994, such revisions by the federal banking agencies to their risk-based capital guidelines must also take account of the size and activities of insured institutions and not cause undue reporting burdens to them. The manner of implementation by the FDIC of this requirement mandated by FDICIA, as modified by the Riegle Act, is described below.

         (i) In 1993 and 1994, the Federal Reserve Board, the Comptroller and the FDIC adopted rules which assigned a 50% risk weight for loans that are fully secured by multifamily residential property and do not exceed 80% of the property's value. To be eligible for the 50% risk weight, the property's annual net operating income must be 120% of the amount of the annual debt service and the loan must be amortized within 30 years. The principal and interest payments must be made on a timely basis for one year before the 50% risk weight may be applied and the loan must provide for principal repayment beginning within seven years of the date of the loan. Zions does not anticipate that the implementation of these rules will have a material adverse effect upon the capital requirements applicable to it or upon those applicable to its bank subsidiaries.

         (ii) The federal banking agencies have adopted rules, effective January 17, 1995, under which they will take account of risks from concentrations of credit (in specific countries, regions, industries and loan types) and from nontraditional activities in their analyses of capital adequacy of state nonmember banks. Pursuant to the rule, in such institutions are required to identify, monitor and control, significant exposures from concentrations of credit and from nontraditional activities, and hold additional capital above the regulatory minimums to reflect such risks. The level of such risks, as well as an institution's ability to identify, monitor and control them, will be considered by the federal banking agencies in determining the capital adequacy of the institution. Zions does not anticipate that implementation of this rule will result in an increase in the capital requirements applicable to it or upon those applicable to its bank subsidiaries.

         (iii) On September 14, 1993, the Federal Reserve Board, the Comptroller and the FDIC published in the Federal Register a proposed measure of interest rate risk exposure which measures such exposure as the effect that a specified change in market interest rates would have on the net economic value of banks. Under this proposal, banks (excluding certain "low risk" institutions as defined therein) would calculate and report estimated changes in their net economic value resulting from the effect of specified changes in market interest rates on their assets, liabilities and off-balance sheet positions, utilizing either a supervisory model or approved internal models. The proposal sets forth two alternative methods for utilizing such results in assessing institutions' capital adequacy for interest rate risk exposure. One method would require institutions to hold capital equal to the dollar decline in their net economic value exceeding a supervisory threshold of one percent of total assets; the other method provides for an agency assessment of institutions' capital needs for interest rate risk in light of both the level of measured interest rate risk exposure and qualitative factors. However, the proposal is still under consideration. Because the final terms of the regulators' implementation of this requirement of FDICIA are not yet known, Zions cannot predict the effect the inclusion of interest rate risk factors in the risk-based capital rules of the federal banking agencies will have upon capital requirements applicable to it or its bank subsidiaries.

         FDICIA amended Section 38 of the Federal Deposit Insurance Act ("FDICIA") to require the federal banking regulators to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Implementing regulations adopted by the federal banking agencies in September 1992 and effective on December 19, 1992 define the capital categories for banks which will determine the necessity for prompt corrective action by the federal banking agencies. A bank may be placed in a capitalization category that is lower than is indicated by its capital position if it receives an unsatisfactory examination rating with respect to certain matters.

         Failure to meet capital guidelines could subject a bank to a variety of restrictions and enforcement remedies. Under FDICIA, all insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of significantly undercapitalized, critically undercapitalized and certain undercapitalized banks may be required to obtain the approval of the Federal Reserve Board before paying capital distributions to their shareholders. Moreover, a bank that is not well capitalized is generally subject to various restrictions on "pass through" insurance coverage for certain of its accounts and is generally prohibited from accepting brokered deposits and offering interest rates on any deposits significantly higher than the prevailing rate in its normal market area or nationally (depending upon where the deposits are solicited). Such banks and their holding companies are also required to obtain regulatory approval prior to their retention of senior executive officers. Banks which are classified undercapitalized, significantly undercapitalized or critically undercapitalized are required to submit capital restoration plans satisfactory to their federal banking regulator and guaranteed within stated limits by companies having control of such banks (i.e., to the extent of the lesser of five percent of the institution's total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with its capital restoration plan, until the institution is adequately capitalized on average during each of four consecutive calendar quarters), and are subject to regulatory monitoring and various restrictions on their operations and activities, including those upon asset growth, acquisitions, branching and entry into new lines of business and may be required to divest themselves of or liquidate subsidiaries under certain circumstances. Holding companies of such institutions may be required to divest themselves of such institutions or divest themselves of or liquidate nondepository affiliates under certain circumstances. Critically undercapitalized institutions are also prohibited from making payments of principal and interest on debt subordinated to the claims of general creditors as well as to the mandatory appointment of a conservator or receiver within 90 days of becoming critically undercapitalized unless periodic determinations are made by the appropriate federal banking agency, with the concurrence of the FDIC, that forbearance from such action would better protect the affected deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal banking agency with the concurrence of the FDIC, a critically undercapitalized institution must be placed in receivership if its remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

Other Regulations

         FDICIA requires the federal banking agencies to adopt regulations prescribing standards for safety and soundness of insured banks and their holding companies, including standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality, earnings and stock valuation, as well as other operational and managerial standards deemed appropriate by the agencies. Upon a determination by a federal banking agency that an insured bank has failed to satisfy any such standard, the bank will be required to file an acceptable plan to correct the deficiency. If the bank fails to submit or implement an acceptable plan, the federal banking agency may, and in some instances must, issue an order requiring the institution to correct the deficiency, restrict its asset growth, increase its ratio of tangible equity to assets, or imposing other operating restrictions. The Riegle Act modified this provision of FDICIA to authorize the federal banking agencies to prescribe safety and soundness standards by regulation or by guidelines for all insured depository institutions, afford the federal banking agencies flexibility to establish asset quality, earnings and stock valuation standards that they determine to be appropriate and eliminate the requirement that such standards apply to depository institution holding companies. On February 2, 1995, the Federal Reserve Board agreed to seek (and Zions believes the other federal banking agencies will soon seek) public comment on proposed guidelines applicable to state member banks setting forth asset quality, earnings and stock valuation standards, final guidelines with respect to all other standards required under FDICIA and a final rule establishing deadlines and procedures for submission and review of safety and soundness compliance plans and issuance of compliance orders. In the view of the Federal Reserve Board, the proposed and final standards, respectively, do not represent a change in existing policies but, instead, formalize fundamental standards already applied by the agencies. In general, the standards establish objectives of proper operations and management while leaving the specific methods for achieving those objectives to each institution. The final rule implements the requirements of FDICIA regarding the submission and review of safety and soundness plans by institutions failing to meet the prescribed standards and the issuance of orders where institutions have failed to submit acceptable compliance plans or implement an accepted plan in any material respect. Zions does not believe that implementation of the final guidelines and rule will have a material adverse effect upon the operations or earnings of its bank subsidiaries. Until final guidelines prescribing asset quality, earnings and stock valuation standards are adopted by the federal banking agencies, Zions cannot predict the effect of their application to its operations or earnings or the operations or earnings of its subsidiaries.

         FDICIA also contains provisions which, among other things, restrict investments and activities as principal by state nonmember banks to those eligible for national banks, impose limitations on deposit account balance determinations for the purpose of the calculation of interest, and require the federal banking regulators to prescribe, implement or modify standards, respectively, for extensions of credit secured by liens on interests in real estate or made for the purpose of financing construction of a building or other improvements to real estate, loans to bank insiders, regulatory accounting and reports, internal control reports, independent audits, exposure on interbank liabilities, contractual arrangements under which institutions receive goods, products or services, deposit account-related disclosures and advertising as well as to impose restrictions on federal reserve discount window advances for certain institutions and to require that insured depository institutions generally be examined on-site by federal or state personnel at least once every 12 months.

         In connection with an institutional failure or FDIC rescue of a financial institution, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") grants to the FDIC the right, in many situations, to charge its actual or anticipated losses against commonly controlled depository institution affiliates of the failed or rescued institution (although not against a bank holding company itself). FIRREA also explicitly allows bank holding companies to acquire healthy as well as troubled savings associations (including savings and loan associations and federal savings banks) under Section 4 of the Bank Holding Company Act. In connection with this authorization, the Federal Reserve Board has been instructed not to impose so-called "tandem operating restrictions" which might otherwise limit the joint marketing or joint operations of affiliated banks and thrifts beyond those restrictions otherwise embodied in law. FIRREA also relieves bank holding companies that own savings associations of certain duplicative or intrusive savings and loan holding company regulations and, in some instances, allows savings associations that have been acquired by bank holding companies to merge into affiliated banks or become banks themselves.

         On October 28, 1992, the Housing and Community Development Act of 1992 was enacted which, inter alia, modified prior law regarding the establishment of compensation standards by the federal banking agencies, deposit account disclosures, loans to bank insiders and real estate appraisal requirements; made certain technical corrections to FDICIA; imposed new sanctions upon banks convicted of money laundering or cash transaction reporting offenses; and restricted the methods banks may employ to calculate and refund prepaid interest on mortgage refinancings and consumer loans. In addition, on October 23, 1992, the Depository Institutions Disaster Relief Act of 1992 was enacted, affording the federal banking agencies limited discretion to provide relief from certain regulatory requirements to depository institutions doing business or seeking to do business in an emergency or major disaster area. Zions does not currently expect that the implementation of these laws will have a material adverse effect upon its earnings or capital position, or the earnings or capital position of its subsidiaries.

         On August 10, 1993 the  President  signed  into law the Omnibus  Budget
Reconciliation Act of 1993 which contains provisions that, inter alia, affect the amortization of intangible assets by banks, require securities dealers (including banks) to adopt mark-to-market accounting to calculate income taxes, transfer surplus funds from the Federal Reserve System to the Department of the Treasury, authorize the United States Government to originate student loans and establish a preference for depositors in liquidations of FDIC-insured banks. Zions does not currently expect that the implementation of these laws will have a material adverse effect upon its earnings or capital position or the earnings or capital position of its subsidiaries.

         The Riegle Act, in addition to enacting measures intended to increase credit available to businesses in distressed communities (by providing incentives to lenders to provide credit in those communities), remove impediments to the securitization of small business loans, improve the National Flood Insurance Program and strengthen enforcement against money laundering, mandates modifications to federal laws and regulations affecting banks and bank holding companies in an attempt to reduce regulatory and administrative burdens on these entities (including the modifications to requirements mandated by FDICIA noted previously). These changes include, inter alia, requirements that federal banking agencies consider the burden and benefits which may affect insured depository institutions and their customers when establishing the effective dates of certain new regulations or imposing certain new administrative compliance requirements, that certain new federal regulations affecting depository institutions and amendments to existing regulations take effect on the first day of a calendar quarter and that federal banking agencies streamline regulatory requirements and eliminate duplicative filings and coordinate examinations of financial institutions. The Riegle Act also provides for simplified bank holding company formation and bank and bank holding company merger application procedures, modified insider lending rules and capital rules applicable to assets transferred with recourse. Because all provisions of the Riegle Act have not been implemented, Zions cannot predict the effect of these changes upon its operations or upon those of its subsidiaries.

         The nature of the banking and financial services industry, as well as banking regulation, may be further affected by various legislative and regulatory measures currently under consideration. Such measures include, inter alia, legislation designed to permit increased affiliations between commercial and financial firms (including securities firms) and federally-insured banks, reduce regulatory burdens on financial institutions, impose a moratorium on the application of federal regulations and establish standards for federal supervision of derivatives activities of insured institutions. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what the effect of their adoption will be on the Zions or its subsidiaries.

Deposit Insurance Assessments

         The insured bank subsidiaries of Zions are required to pay quarterly deposit insurance assessments to the BIF. FDICIA requires the FDIC to establish a schedule to increase the reserve ratio of the BIF to 1.25% of insured deposits (or such higher ratio as the FDIC determines to be justified for any year by circumstances raising a significant risk of substantial future losses) over a 15 year period, and to increase the assessment rate on banks, if necessary, to achieve that ratio. FDICIA also requires the FDIC to establish a risk-based assessment system for deposit insurance which will take into account the probability that the deposit insurance fund will incur a loss with respect to an institution, the likely amount of such loss and the revenue needs of the deposit insurance fund.

         The FDIC revised, effective October 1, 1993, its deposit insurance regulation to establish a permanent risk-based assessment system. Each insured bank's insurance assessment rate is determined by the risk assessment classification into which it has been placed by the FDIC. The FDIC places each insured bank in one of nine risk assessment classifications based upon its level of capital and supervisory evaluations by its regulators: "well capitalized" banks, "adequately capitalized" banks or "less than adequately capitalized" banks, with each category of banks divided into subcategories of banks which are either "healthy," of "supervisory concern" or of "substantial supervisory concern." An eight basis point spread exists between the assessment rate established for the highest and lowest risk classification, so that banks classified as strongest by the FDIC are subject to a rate of .23% (the same rate as under the previous flatrate assessment system) while those classified as weakest by the FDIC are subject to a rate of .31% (with intermediate rates of .26%, .29% and .30%). The FDIC is authorized to increase assessment rates beyond those currently in effect if, in the judgment of its Board of Directors, the condition of the BIF so requires. The FDIC also possesses authority to impose special assessments from time to time. Implementation of the permanent risk-based deposit insurance assessment system has not had a material adverse impact on the financial condition or results of operations of the Zions or upon those of its bank subsidiaries.

         Premiums paid to the FDIC have been an increasing burden on bank earnings. In recognition of this trend, the FDIC may, when the BIF reaches a target ratio of 1.25% of insured deposits, reduce insurance premiums. The Board of Directors of the FDIC is currently considering a proposal under which the assessment rate payable by the healthiest banks would be reduced from .23% to .04% at such time as the target ratio is achieved; other assessment rates, depending on an institution's supervisory risk group, would be .07%, .14%, .21%, .28% and .31%. The proposal would also establish a procedure for adjusting assessment rates semiannually within a range of up to five basis points without seeking public comment. The FDIC is also considering whether the deposit assessment base, against which the applicable assessment rate is multiplied in determining the deposit insurance assessment to be paid by each insured institution, should be redefined in light of the adoption of the risk-based assessment system and certain statutory and other developments effecting insured depository institutions. Currently, the assessment base is defined to include the total domestic deposits of each insured institution as adjusted for certain elements. Depending upon the nature of the changes, if any, made by the FDIC to the definition of the assessment base, the aggregate liabilities of each insured institution subject to assessment could increase or could be reduced, or an assessment base consisting of other than bank liabilities could be adopted, thereby potentially affecting the earnings of each institution. Until the nature of the changes to be adopted by the FDIC to the assessment base definition are known, Zions cannot predict their effect upon its overall financial condition or results of operations or upon those of its bank subsidiaries.

Interstate Banking

         Existing laws and various regulatory developments have allowed financial institutions to conduct significant activities on an interstate basis for a number of years. During recent years, a number of financial institutions have expanded their out-of-state activities and various states have enacted legislation intended to allow certain interstate banking combinations which otherwise would have been prohibited by federal law.

         Under Utah law, any out-of-state bank of bank holding company may acquire a Utah bank or bank holding company upon approval of the state banking supervisor. There is no requirement that the laws of the state in which the out-of-state bank or bank holding company's operations are principally conducted afford reciprocal privileges to Utah based acquirers.

         The Riegle-Neal Act dramatically affects interstate banking activities. As discussed previously, the Riegle-Neal Act allows the Federal Reserve Board to approve the acquisition by a bank holding company of control or substantial assets of a bank located outside the bank holding company's home state as of September 29, 1995. Beginning on June 1, 1997, and earlier if permitted by applicable state law, an insured bank may apply to the appropriate federal agency for permission to merge with an out-of-state bank and convert its offices into branches of the resulting bank. States retain the option to prohibit out-of-state mergers if they enact a statute specifically barring such mergers before June 1, 1997 and such law applies equally to all out-of-state banks.

         Interstate mergers authorized by the Riegle-Neal Act are subject to conditions and requirements, including, inter alia, adequate capitalization and management of the acquiring bank or bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, and limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States or not more than 30% of the deposits in insured depository institutions within that state. States may impose lower deposit concentration limits, so long as those limits apply to all bank holding companies equally. Additional requirements placed on mergers include conformity with state law branching requirements and compliance with "host state" merger filing requirements to the extent that those requirements do not discriminate against out-of-state banks or out-of-state bank holding companies.

         The Riegle-Neal Act also permits banks to establish and operate a "de novo branch" in any state that expressly permits all out-of-state banks to establish de novo branches in such state, if the law applies equally to all banks. (A "de novo branch" is a branch office of a national bank or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger, or consolidation.) Utilization of this authority is conditioned upon satisfaction of most of the conditions applicable to interstate mergers under the Riegle-Neal Act, including, inter alia, adequate capitalization and management of the branching institution, satisfaction with certain filing and notice requirements imposed under state law and receipt of federal regulatory approvals.

         Because important components of the Riegle-Neal Act have not yet become effective, Zions cannot predict the effects of the Act's implementation upon its operations or earnings or upon those of its subsidiaries.

Zions Bank

         Zions Bank, as a national bank, is subject to the supervision of, and regulation and examination by, the Comptroller. Deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, mergers and consolidations, electronic funds transfers, management practices, and other aspects of Zions Bank's operations are subject to regulation. The approval of the Comptroller is required for the establishment of additional branch offices by Zions Bank, subject to applicable state law restrictions.

         Zions Bank is a member of the Federal Reserve System, and the deposits of Zions Bank are insured by the FDIC. Accordingly, Zions Bank is subject to certain regulations of the Federal Reserve Board and the FDIC as well as those of the Comptroller. Some of the aspects of the lending and deposit business of Zions Bank that are subject to regulation by the Federal Reserve Board or the FDIC include disclosure requirements in connection with personal and mortgage loans, interest on deposits, and reserve requirements. In addition, Zions Bank is subject to numerous federal, state, and local laws and regulations which set forth specific restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms, and discrimination in credit transactions.

         As a consequence of the extensive regulation of the commercial banking business in the United States, the business of Zions Bank is particularly susceptible to being affected by federal and state legislation and regulations, which may increase the cost of doing business.

                                MONETARY POLICY

         The earnings of Zions, Zions Bank, First Western, and the Bank are directly affected by the monetary and fiscal policies of the federal government and governmental agencies. The Federal Reserve Board has broad powers to expand and constrict the supply of money and credit and to regulate the reserves which its member banks must maintain based on deposits. These broad powers are used to influence the growth of bank loans, investments and deposits, and may affect the interest rates which will prevail in the market for loans and investments and deposits. Governmental and Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. The future impact of such policies and practices on the growth or profitability of Zions, Zions Bank, First Western, and the Bank cannot be predicted.


                              ZIONS BANCORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following unaudited table of selected financial data should be read in conjunction with the related notes included herein and Zions Bancorporation consolidated financial statements and the related notes, incorporated by reference.

ZIONS BANCORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share and ratio data)

                                                                                    As of, and for the
                                                                                  Year Ended December 31,
                                                     --------------------------------------------------------------------------
                                                             1994         1993          1992           1991            1990
                                                             ----         ----          ----           ----            ----
EARNINGS SUMMARY
Taxable-equivalent net interest income                   $   203,313  $   178,636   $   160,854    $   142,614     $   131,077
Net interest income                                          198,606      174,657       157,282        139,871         128,121
Noninterest income                                            73,202       79,880        62,849         52,456          47,919
Provision for loan losses                                      2,181        2,993        10,929         25,561          20,083
Noninterest expenses (1)                                     174,900      167,750       139,069        122,999         116,289
Income taxes                                                  30,900       27,248        22,924         13,318          11,903
Income before cumulative effect of changes
     in accounting principles                                 63,827       56,546        47,209         30,449          27,765
Cumulative effect of changes in
     accounting principles (2)                                     -        1,659             -              -               -
Net income                                                    63,827       58,205        47,209         30,449          27,765

COMMON STOCK DATA Earnings per common share:
Income before cumulative effect of
     changes in accounting principles                   $       4.37 $       3.96  $       3.42   $       2.23    $       2.07
Net income                                                      4.37         4.08          3.42           2.23            2.07
Dividends paid per share                                        1.16          .98           .75            .72             .72
Dividend payout ratio (%)                                     27.06%       21.81%        20.31%         29.89%          32.20%
Book value per share at year end                               25.12        22.01         18.95          16.23           14.63
Market to book value at year end (%)                         142.83%      168.11%       200.53%        132.47%         108.54%
Weighted average common and common
     equivalent shares outstanding during the year        14,601,000   14,280,000    13,790,000     13,634,000      13,430,000
Common shares outstanding at year end                     14,559,552   14,201,367    13,727,544     13,603,812      13,442,040

AVERAGE BALANCE SHEET DATA
Money market investments                                 $   869,709  $   788,694   $   469,062    $   670,584     $   550,192
Securities                                                 1,545,704    1,209,165       927,976        702,027         529,737
Loan and leases, net                                       2,574,995    2,222,182     2,104,679      1,875,928       1,806,188
Total interest-earning assets                              4,990,408    4,220,041     3,501,717      3,248,539       2,886,117
Total assets                                               5,456,613    4,643,918     3,807,832      3,536,809       3,208,963
Interest-bearing deposits                                  2,744,976    2,449,275     2,356,384      2,219,341       2,068,939
Total deposits                                             3,583,094    3,178,926     2,912,860      2,701,131       2,531,611
FHLB advances and other borrowings                           151,164      195,097       128,856        154,564          36,935
Long-term debt                                                59,493       75,623        82,219         86,967          94,923
Total interest-bearing liabilities                         4,197,865    3,556,746     2,962,079      2,792,239       2,498,239
Shareholders' equity                                         339,181      286,331       240,411        208,729         186,715

YEAR END BALANCE SHEET DATA
Money market investments                                 $   403,446  $   597,680   $   616,180    $   714,238     $   831,086
Securities                                                 1,663,433    1,258,939       981,695        852,861         630,800
Loans and leases, net                                      2,391,278    2,486,346     2,107,433      1,979,726       1,868,199
Allowance for loan losses                                     67,018       68,461        59,807         58,238          60,948
Total assets                                               4,934,095    4,801,054     4,107,924      3,883,938       3,720,227
Total deposits                                             3,705,976    3,432,289     3,075,110      2,877,860       2,684,826
FHLB advances and other borrowings                           127,319      288,249       205,222        203,685         289,986
Long-term debt                                                58,182       59,587        99,223         81,134          92,794
Shareholders' equity                                         365,770      312,592       260,070        220,753         196,706

                                                                                 As of, and for the
                                                                              Year Ended December 31,
                                                     --------------------------------------------------------------------------
                                                                1994         1993          1992           1991            1990
                                                                ----         ----          ----           ----            ----
Nonperforming assets:
     Nonaccrual loans                                    $    13,635  $    23,364   $    21,556    $    33,497     $    35,802
     Restructured loans                                          567        4,006         4,003          3,225          10,181
     Other real estate owned and other
          nonperforming assets                                 4,741        3,267         5,971          9,938          17,434
     Total nonperforming assets                               18,943       30,637        31,530         46,660          63,417
Accruing loans past due 90 days or more                        3,041       10,821         6,409          5,315          10,273

SELECTED RATIOS
Net interest margin (3)                                        4.07%        4.23%         4.59%          4.39%           4.54%
Return on average assets                                       1.17%        1.25%         1.24%           .86%            .87%
Return on average common equity                               18.82%       20.33%        19.64%         14.59%          14.87%
Ratio of average common equity to average assets               6.22%        6.17%         6.31%          5.90%           5.82%
Tier I risk-based capital - year end                          11.81%       10.85%        10.23%          8.40%           8.11%
Total risk-based capital - year end                           14.96%       14.12%        15.13%         12.09%          12.49%
Leverage ratio - year end                                      6.24%        5.44%         6.21%          5.86%           5.72%
Ratio of nonperforming assets to total
     assets - year end                                          .38%         .64%          .77%          1.20%           1.70%
Ratio of nonperforming assets to net loans and
     leases and other real estate owned and
     other nonperforming assets at year end                     .79%        1.23%         1.49%          2.35%           3.36%
Ratio of net charge-offs (recoveries) to average
     loans and leases                                           .19%       (.23)%          .44%          1.51%           1.10%
Ratio of allowance for loan losses to net loans
     and leases outstanding at year end                        2.80%        2.75%         2.84%          2.94%           3.26%
Ratio of allowance for loan losses to
     nonperforming loans at year end                         471.89%      250.13%       234.00%        158.59%         132.54%

(1) Noninterest expenses for the year ended December 31, 1993 included a one-time expense of $6,022,000 in the first quarter of 1993, related to the early extinguishment of debt which was necessitated by the decision in March 1993, to notify holders of floating rate notes totaling $37,450,000 and industrial revenue bonds totaling $4,720,000 that the debt would be redeemed during the second quarter of 1993. The expense consisted of marking to market an interest rate exchange agreement entered into several years ago in conjunction with the issuance of the floating rate notes and writing off deferred costs associated with the notes and bonds. Early redemption of the bonds and notes in the second quarter of 1993, allowed Zions Bancorporation to avail itself of lower cost funding.

(2) Cumulative effect of changes in accounting principles for the year ended December 31, 1993 resulted from the cumulative effect of changes in accounting principles in the first quarter of 1993, arising from the adoption as of January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 109, "Accounting for Income Taxes." The election of immediate recognition of the cumulative effect (transition obligation) of such change in accounting method for postretirement benefit other than pensions of SFAS No. 106 decreased pretax and after-tax net income by $5,760,000 and $3,631,000, respectively. In addition to the $2,129,000 deferred tax benefit resulting from the adoption of SFAS No. 106 the election to apply SFAS No. 109 prospectively and not restate prior years resulted in net deferred tax benefits of $5,290,000 for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

(3) Net interest margin represents net interest income on a taxable-equivalent basis as a percentage of average earning assets.

              STOCK PRICES OF AND DIVIDENDS ON ZIONS COMMON STOCK


      Zions Common Stock is traded in the over-the-counter market under the symbol "ZION" and is listed in the NASDAQ National Market System. The following table sets forth the high and low bid quotations for Zions Common Stock for the periods indicated, in each case as reported by NASDAQ, and the cash dividends per share declared on Zions Common Stock for such periods. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                       Quarterly Bid       Cash
                                                        Price Range      Dividends
                                                   ------------------
                                                    High        Low      Declared
                                                   ------      -----     ---------


1993
First Quarter ...............................     $ 49.00     $ 41.50     $  .21
Second Quarter ..............................       48.75       38.50        .21
Third Quarter ...............................       44.25       38.50        .28
Fourth Quarter ..............................       45.50       36.00        .28
                                                                           -----
                                                                          $  .98

1994
First Quarter ...............................     $ 39.75     $ 36.50     $  .28
Second Quarter ..............................       42.00       37.00        .28
Third Quarter ...............................       40.63       38.50        .30
Fourth Quarter ..............................       39.25       33.50        .30
                                                                           -----
                                                                          $ 1.16

1995
First Quarter ...............................     $ 40.50     $ 35.50     $  .30
Second Quarter (through _____, 1995)

         On October 31, 1994, the last NASDAQ trading day prior to the public announcement of the Reorganization, the closing sale price for the Zions Common Stock was $ 37.625. On April 3, 1995, the closing sale price for the Zions Common Stock was $38.50. On April 3, 1995, there were approximately 14,600,125 shares of Zions Common Stock outstanding, held by approximately 3,981 shareholders of record.

         While Zions is not obligated to pay cash dividends, Zions' Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

                    PRINCIPAL HOLDERS OF ZIONS COMMON STOCK

         The following table sets forth as of February 27, 1995, the record and beneficial ownership of Zions Common Stock by the principal common shareholders of Zions.

                                                                                                                 Common Stock
                                                                                                                 ------------
Name and Address                                                      Type of Ownership                 No. of Shares     % of Class
- ----------------                                                      -----------------                 -------------     ----------
Roy W. Simmons, David E. Simmons,                                      Record                           1,135,226            7.80%
  Harris H. Simmons, I.J. Wagner,
  and Louis H. Callister, Jr., as
  Voting Trustees(1)
         One Main Street
         Salt Lake City, Utah 84133

Roy W. Simmons                                                         Record and Beneficial              415,051            2.85%
         One Main Street                                               Beneficial(2)                      635,804            4.37%
                                                                                                        ---------            ----
         Salt Lake City, Utah 84133                                                                     1,050,855            7.22%

Corporation of the President of the                                    Beneficial                         776,445            5.33%
         Church of Jesus Christ of
         Latter-day Saints
         47 East South Temple Street
         Salt Lake City, Utah 84150

Zions First National Bank                                              Record(3)                        1,071,528            7.36%
         One Main Street
         Salt Lake City, Utah 84133

- ---------------------

(1) The voting trust will expire on December 31, 1996, unless sooner terminated by a vote of two-thirds of the shares deposited under the voting trust. The voting trustees, three of the five of whom are directors of Zions and/or its subsidiaries, have exclusive voting rights with respect to the shares, and have the further right to sell any or all of the shares after consultation with the beneficial owners as to their desires to such sale and the price thereof. The beneficial owners may transfer their voting trust certificates, but are prohibited from selling any of the underlying shares held by the voting trustees without the consent of a majority of the voting trustees. The addresses of the voting trustees are as follows: Roy W. Simmons, 1 South Main Street, Salt Lake City, Utah; David E. Simmons, 1000 Kennecott Building, Salt Lake City, Utah; Harris H. Simmons, 1 South Main Street, Salt Lake City, Utah; I.J. Wagner, 680 Kennecott Building, Salt Lake City, Utah; and Louis H. Callister, Jr., 800 Kennecott Building, Salt Lake City, Utah.

(2) Includes Roy W. Simmons' beneficial ownership interest in 586,928 shares deposited with the voting trust referred to in note (1) above.

(3) These shares are owned of record as of February 27, 1995, by Zions Bank in its capacity as fiduciary for various trust and advisory accounts. Of the shares shown, Zions Bank has sole voting power with respect to a total of 827,867 shares (5.69% of the class) it holds as trustee for the Zions Bancorporation Employee Stock Savings Plan and the Zions Bancorporation Employee Investment Savings Plan. Zions Bank also acts as trustee for the Zions Bancorporation Dividend Reinvestment Plan, which holds 243,661 shares (1.67% of the class) as to which Zions Bank does not have or share voting power.

         As of February 27, 1995, all directors and executive officers of Zions as a group beneficially owned 2,442,523 shares of Zions Common Stock, or 16.51% of the outstanding shares of Zions Common Stock. Included in the above-referenced amount are 1,135,226 shares held by the Zions Voting Trust.


                   ZIONS DOCUMENTS INCORPORATED BY REFERENCE

         Zions' Annual Report on Form 10-K for the year ended December 31, 1994 ("Zions Form 10-K"), previously filed by Zions with the SEC pursuant to the Exchange Act, is hereby incorporated by reference in this Joint Proxy Statement/Prospectus.

         All documents filed by Zions with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

         For the convenience of First Western and Bank shareholders, a copy of Zions' 1994 Annual Report to Shareholders ("Zions Annual Report") is being mailed to First Western and Bank shareholders along with this Joint Proxy Statement/Prospectus. The Zions Annual Report is not part of this Joint Proxy Statement/Prospectus. The Zions Annual Report does not contain all of the information contained in the Zions Form 10-K. First Western or Bank shareholders who wish to obtain copies of the Zions Form 10-K or other documents incorporated by reference herein may do so by following the instructions under "Available Information" above.

               INFORMATION CONCERNING FIRST WESTERN AND THE BANK

         First Western was organized in 1961 under federal law as Moab National Bank. Pursuant to a plan of reorganization, the Bank in 1977 became a majority-owned subsidiary of First Western (upon the organization under Utah law of First Western) and certain shares of the Bank were converted into shares of First Western. First Western, through the Bank, operates three branches, one in Moab in Grand County, one in Monticello and one in Blanding in San Juan County. The Bank provides a full range of commercial banking services, including, among other things, consumer and commercial loans, residential real estate loans, and construction and permanent mortgage loans. The Bank offers a variety of deposit accounts, including, among other things, non-interest bearing demand accounts, interest bearing checking accounts and savings accounts, and certificates of deposit.

        See "First Western Bancorporation Selected Consolidated Financial Data," "Management's Discussion and Analysis," and "First Western Bancorporation Consolidated Financial Statements" for additional information concerning the business and operations of First Western and the Bank.

       FIRST WESTERN BANCORPORATION SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial data should be read in conjunction with First Western's consolidated financial statements and the related notes and with First Western's management's discussion and analysis of financial condition and results of operations, provided elsewhere herein. See "First Western Bancorporation Consolidated Financial Data" below.

                           First Western Bancorporation
                       Selected Consolidated Financial Data
                   As of, and for the years ended December 31,

                                        1994             1993            1992
                                      --------         --------        ------
(Dollars and outstanding shares in
  thousands, except per share and
  ratio data)

EARNINGS SUMMARY
  Net interest income                   $ 2,951      $ 3,126      $ 2,676
  Provision for loan losses                 417          170          370
  Other operating income                    505          669          810
  Other operating expense                 1,794        1,856        1,499
  Net income                                748        1,062          983

COMMON STOCK DATA
  Earnings per common share             $ 18.70      $ 26.56      $ 24.58
  Book value per share at period end     134.42       115.12        86.40
  Weighted average common and common
    equivalent shares outstanding
    during the period                        40           40           40
  Common shares outstanding at period
    end                                      37           37           37

AVERAGE BALANCE SHEET DATA
  Securities                            $12,183      $12,602      $15,006
  Loans and leases, net                  22,595       20,815       18,397
  Total interest-earning assets          34,778       33,417       33,403
  Total assets                           37,625       36,072       36,382
  Interest-bearing deposits              25,211       25,866       27,433
  Total deposits                         30,879       31,043       32,409
  Borrowed funds                          1,603          445          247
  Shareholders' equity                    4,615        3,727        2,770

END OF PERIOD BALANCE SHEET DATA
  Securities                            $10,438      $ 7,004      $12,942
  Loans and leases, net                  20,069       27,800       17,680
  Allowance for loan losses                 433          533          549
  Total assets                           37,210       39,448       36,941
  Total deposits                         30,072       32,908       32,499
  Shareholders' equity                    4,972        4,258        3,196
  Non-performing assets
    Nonaccrual loans                    $    27      $   117      $     9
    Other real estate owned                   3           18          109
    Total nonperforming assets               30          135          118

SELECTED RATIOS
  Net interest margin                      8.48%        9.36%        8.04%
  Return on average assets                 1.99%        2.94%        2.70%
  Ratio of average common equity
    to average assets                     12.27%       10.33%        7.61%
  Ratio of nonperforming assets
    to total assets                         .08%         .34%         .32%
  Ratio of allowance for loan
    losses to net loans and leases
    outstanding at period end              2.11%        1.88%        3.01%
  Ratio of allowance for loan losses
    to nonperforming loans              1443.33%      394.81%      465.25%

                 STOCK PRICES OF AND DIVIDENDS ON FIRST WESTERN
                       COMMON STOCK AND BANK COMMON STOCK

         First Western's common stock and the Bank's commons stock are not listed with a national securities exchange or quoted on any automated quotation system. The common stock occasionally trades through private negotiated transactions between individuals. As a result, no established public trading market for either First Western's common stock or the Bank's common stock presently exists. Over the years little trading has occurred in either stock. Reliable information concerning the prices at which First Western's and the Bank's stock has traded in private, negotiated transactions is not publicly available or generally known to First Western and the Bank. On occassion, First Western and the Bank have become aware of the trading price of their common stock in private transactions. information concerning those trading prices has been omitted based on First Western's and the Bank's beliefs that such prices are not necessarily representative of the market price for their common stock during any particular period. Since October 31, 1994, the date the Plan of Reorganization was publicly announced, there have been no trades in either stock.

         As of the date of this Joint Proxy Statement/Prospectus, there were seven holders of First Western Common Stock and 31 holders (one of which is First Western) of Bank Common Stock.

         The holders of First Western's and the Bank's common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. First Western's ability to pay dividends is governed by Utah law. Generally, Utah law provides that no distribution may be made if, after giving effect to the distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or
(b) the corporation's total assets would be less than the sum of its total liabilities. Funds for the payment of dividends by First Western are primarily obtained from dividends paid by the Bank.

         Under the National Bank Act to which the Bank is subject, the directors of a national banking association may, quarterly, semiannually, or annually, declare a dividend of so much of the net profits of the association as they judge expedient, except that until the surplus fund of such association shall equal its common capital, no dividends shall be declared unless there has been carried to the surplus fund not less than 10% of the association's net profits of the preceding half year in the case of quarterly or semiannual dividends or of the preceding two consecutive half-year periods in the case of annual dividends. Moreover, the prior approval of the Comptroller is required for the payment of any dividend if the total of all dividends declared by a national bank in any calendar year will exceed such bank's net profits (as defined by statute) for the year combined with its retained net profits of the preceding two years, less any required transfers to surplus. No dividend may be paid by a national bank, with or without the approval of the Comptroller, if the bank's capital would be impaired following the payment except in the case of liquidation. In addition, the Comptroller has authority under the Financial Institutions Supervisory Act to initiate proceedings designed to prohibit a national bank from engaging in what, in his opinion, constitutes an unsafe or an unsound practice in conducting its business, and under certain circumstances relating to the financial condition of a national bank, the Comptroller may determine that the payment of dividends would be an unsafe or unsound practice.

         Under FDICIA, all insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of undercapitalized banks may be required to obtain the approval of the Federal Reserve Board before making capital distributions to their shareholders. See "Supervision and Regulation -- Regulatory Capital Requirements -- Other Issues and Developments Relating to Regulatory Capital."

                  STOCKHOLDINGS OF PRINCIPAL OWNERS, DIRECTORS
              AND EXECUTIVE OFFICERS OF FIRST WESTERN AND THE BANK

First Western Bancorporation

         Persons who were beneficial owners of 5% or more of the issued and outstanding First Western Common Stock at the record date are shown in the following table.


Name of Bene-                          Amount of                 Percent of
ficial Owner (1)                  Beneficial Ownership (2)     Common Stock (3)
- ----------------                  ------------------------     ----------------

SN, Ltd.  (4)                             10,893                    27.24%

I.D. Nightingale                          12,599(5)                 31.51(5)

Frankie Nightingale                       12,820(5)                 32.06(5)

Gary and Jill Jacobson
P.O. Box 923
Moab, Utah  84532                          3,180                     7.95


(1) Except as otherwise indicated, the address of each named individual is that of First Western.

(2) The table includes any shares owned jointly with a spouse, although the person named may not have sole or shared voting and investment power over those shares; otherwise, each person named has the sole voting and investment power of the shares shown.

(3)      Assumes that 39,988 shares are outstanding.

(4) SN, Ltd. is a limited partnership whose general partners are I.D. Nightingale and Frankie Nightingale, his wife.

(5) Does not include the shares of First Western Common Stock held by SN, Ltd. Under the beneficial ownership rules of the SEC, I.D. Nightingale and Frankie Nightingale may be deemed to be the beneficial owner of all shares held by SN, Ltd.


          As  of  the  record  date,   directors  and  executive  officers  were
beneficial owners of that number of shares of First Western Common Stock shown below.

                                                                               Amount of                      Percent of
Name of Beneficial Owner                          Position                 Beneficial Ownership (1)           Common Stock (2)
- ------------------------                          --------                 ------------------------           ------------
Gary Jacobson                                     Director                         3,180                          7.95%


Frankie Nightingale                        Secretary, Treasurer,                  12,820(3)                      32.06(3)

                                                  Director

I.D. Nightingale                               Chairman of the                    12,599(3)                      31.51(3)
                                              Board, President

All executive officers                                                            28,599(4)                      71.52(4)
  and directors as a
  group

(1) The table includes any shares owned jointly with a spouse, although the person named may not have sole or shared voting and investment power over those shares; otherwise, each person named has the sole voting and investment power of the shares shown.

(2)      Assumes that 39,988 shares are outstanding.

(3) Does not include 10,893 shares owned by SN, Ltd., a Utah limited partnership whose general partners are I.D. Nightingale and Frankie Nightingale.

(4) If the shares owned by SN, Ltd. are added to those owned by I.D. Nightingale, the total shares owned by all executive officers and directors as a group would be 39,562 shares, which represent 98.93% of the total outstanding shares.

First Western National Bank

         The only person who was beneficial owner of 5% of more of the issued and outstanding Bank Common Stock at the record date is First Western Bancorporation which owned 56,097 shares, which represented 93.5% of the issued and outstanding shares of Bank Common Stock. As of the record date, directors and executive officers were beneficial owners of that number of shares of Bank Common Stock shown below.

                                                                           Amount of                      Percent of
Name of Beneficial Owner                   Position                  Beneficial Ownership (1)           Common Stock (2)
- ------------------------                   --------                  ------------------------           ------------
David Adams                                Director                           300                              *

David W. Allen                             Director                           300                              *

Gary L. Jacobson                         Executive Vice                       100                              *
                                      President, Director

Charles R. Klepzig                         Director                           100                              *

Frankie Nightingale                       Vice President,
                                         Cashier, Director                    200(3)                           *(3)


I.D. Nightingale                         Chairman of the
                                         Board, President                     300(3)                           *(3)




All executive officers
and directors as a group                                                     1,300(3)                          *(3)

* - less than 1%

(1) The table includes any shares owned jointly with a spouse, although the person named may not have sole or shared voting and investment power over those shares; otherwise, each person named has the sole voting and investment power of the shares shown.

(2)      Assumes that 60,000 shares are outstanding.

(3)      Does  not  include  56,097  shares  owned by  First  Western,  which is
         controlled  by  Frankie  and  I.D.  Nightingale.   See  "First  Western
         Bancorporation," above.

                                         CONSOLIDATED FINANCIAL STATEMENTS
                                         AND INDEPENDENT AUDITORS' REPORT

                                           FIRST WESTERN BANCORPORATION
                                                 AND SUBSIDIARIES

                                            December 31, 1994 and 1993



                                           INDEPENDENT AUDITORS' REPORT


Board of Directors
First Western Bancorporation and Subsidiaries
Moab, Utah

         We have audited the accompanying consolidated balance sheets of First Western Bancorporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion the financial statements referred to above present fairly in all material respects, the consolidated financial position of First Western Bancorporation and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

         As discussed in note A to the financial statements, the Company changed its method of accounting for investments to adopt the provisions of Financial
Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities", at January 1, 1994.



                                    /s/ Fortner, Bayens, Levkulich and Co., P.C.


Denver, Colorado
February 23, 1995

                                                                         First Western Bancorporation and Subsidiaries
                                                                                   CONSOLIDATED BALANCE SHEETS
                                                                                            December 31,
                                                                                1994                   1993
                                                                             -----------              --------
                ASSETS

Cash and due from banks                                                      $ 1,460,025             $ 1,165,747

Interest-bearing deposits                                                        100,000                      -

Federal funds sold and overnight
  deposits at Federal Home Loan Bank                                           3,745,194               2,077,193

Securities to be held to maturity
  (market value of $7,109,443 in
  1994 and $7,030,598 in 1993)                                                 7,229,290               6,795,144

Securities available for sale                                                  3,208,627                 208,910

Loans, net (notes D, J, and L)                                                20,502,061              28,332,675
Less allowance for loan losses
  (note E)                                                                      (433,289)               (533,085)
                                                                             ----------              ----------
                                                                              20,068,772              27,799,590
Premises and equipment (note F)                                                  398,014                 460,246

Accrued interest receivable                                                      378,970                 297,856

Real estate acquired by foreclosure                                                3,087                  18,087

Deferred tax asset (note G)                                                      181,646                 173,096

Other assets                                                                     436,476                 452,181
                                                                              ----------              ----------
                                                                             $37,210,101             $39,448,050
                                                                              ==========              ==========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Liabilities
  Deposits
    Demand, non-interest bearing                                             $ 5,423,993             $ 5,968,209
    Demand, interest bearing                                                   5,782,675               9,139,170
    Savings                                                                    9,883,775               9,637,424
    Time, $100,000 and over                                                      958,769                 881,612
    Other time deposits                                                        8,022,627               7,281,479
                                                                              ----------              ----------
           Total deposits                                                     30,071,839              32,907,894

  Treasury, tax and loan notes                                                   420,941                 339,774
  Accrued interest payable                                                        48,951                  42,554
  Income taxes payable                                                                -                  114,935
  Other liabilities                                                              150,748                  34,788
  Long-term debt (note I)                                                      1,240,502               1,500,000
                                                                              ----------              ----------
           Total liabilities                                                  31,932,981              34,939,945

Commitments and contingencies (notes J, K, and N)
Minority interest in bank subsidiary                                             305,245                 249,945

Stockholders' equity
  Preferred stock - authorized, but
    unissued, 50,000 shares $10 par
    value
  Common stock, authorized 150,000
    shares of $10 par value; issued,
    52,036 shares                                                                520,360                 520,360
  Capital surplus                                                                 50,827                  50,827
  Retained earnings                                                            4,802,513               4,054,698
  Net unrealized loss on securities
    available for sale, net of taxes                                            (34,100)                      -
                                                                             ----------               ---------
                                                                               5,339,600               4,625,885
  Less 15,048 shares of common stock
    in treasury - at cost                                                      (367,725)               (367,725)
                                                                             ----------              ----------
                                                                               4,971,875               4,258,160
                                                                              ----------              ----------

                                                                             $37,210,101             $39,448,050
                                                                              ==========              ==========

        The accompanying notes are an integral part of these statements.

                 First Western Bancorporation and Subsidiaries
                       CONSOLIDATED STATEMENTS OF INCOME
                            Years Ended December 31,
                                                                             1994                 1993               1992
                                                                           --------             ---------          --------
Interest income
  Interest and fees on loans                                              $3,102,246          $3,213,383         $2,893,096
  Interest on investment securities
    Taxable                                                                  465,267             520,033            686,491
    Exempt from federal income tax                                           100,078             102,905             97,313
  Other interest income                                                      110,518              92,107            100,868
                                                                           ---------           ---------          ---------
         Total interest income                                             3,778,109           3,928,428          3,777,768

Interest expense
  Demand deposits                                                            156,387             189,876            298,812
  Savings deposits                                                           272,100             296,789            346,812
  Time deposits - $100,000 and over                                           13,261              18,934             26,977
  Time deposits - under $100,000                                             310,682             289,705            408,796
  Borrowed funds                                                              74,825               7,378             19,956
                                                                            --------           ---------          ---------
         Total interest expense                                              827,255             802,682          1,101,353
                                                                           ---------           ---------          ---------
         Net interest income                                               2,950,854           3,125,746          2,676,415

Provision for loan losses (note E)                                           417,000             170,000            370,000
                                                                           ---------           ---------          ---------
         Net interest income after provision
           for loan losses                                                 2,533,854           2,955,746          2,306,415
         Net interest income after provision
           for loan losses                                                $2,533,854          $2,955,746         $2,306,415

Other income
  Service charges on deposit accounts                                        337,714             344,388            278,241
  Gain on sale of investment
    securities                                                                    -              131,400            252,455
  Other income                                                               167,356             192,840            279,105
                                                                           ---------           ---------          ---------
         Total other income                                                  505,070             668,628            809,801

Other expenses
  Salaries and benefits                                                    1,028,254             923,990            721,210
  Occupancy expense                                                           89,242             111,013             83,933
  Equipment expense                                                          121,927             141,210            123,120
  Other expense                                                              554,330             680,227            570,525
                                                                           ---------           ---------          ---------
         Total other expenses                                              1,793,753           1,856,440          1,498,788
                                                                           ---------           ---------          ---------
         Income before income taxes
           and minority interest                                           1,245,171           1,767,934          1,617,428

Income tax expense (note G)                                                  439,682             627,646            560,296
Minority interest in earnings
  of bank subsidiary                                                          57,674              78,064             74,337
                                                                           ---------           ---------          ---------
         NET INCOME                                                       $  747,815          $1,062,224         $  982,795
                                                                           =========           =========          =========
Net income per share                                                      $    18.70          $    26.56          $   24.58
                                                                           =========           =========           ========
Weighted average number of common
  shares outstanding                                                          39,988              39,988             39,988
                                                                           =========           =========          =========

        The accompanying notes are an integral part of these statements.

                       First Western Bancorporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       Years ended December 31, 1994, 1993 and 1992

                                                                                      Net
                                                                                  unrealized
                                                                                   loss on
                                                                                  securities
                                                                                  available
                                  Common           Capital       Retained         for sale,        Treasury
                                   stock           surplus       earnings        net of taxes       stock            Total

Balance at January 1, 1992     $   520,360     $    50,827     $ 2,120,643             --        $  (367,725)     $ 2,324,105

Net income for the year                 --              --         982,795             --                 --          982,795

Cash dividends paid,
  $3 per share                          --              --        (110,964)            --                 --         (110,964)
                                -----------     -----------     -----------      -----------      -----------      -----------
Balance at December 31, 1992       520,360          50,827       2,992,474             --           (367,725)       3,195,936

Net income for the year                 --              --       1,062,224             --                 --        1,062,224
                                -----------     -----------     -----------      -----------      -----------      -----------
Balance at December 31, 1993       520,360          50,827       4,054,698             --           (367,725)       4,258,160

Net income for the year                 --              --         747,815             --                 --          747,815

Net unrealized loss on
  securities available
  for sale, net of
  taxes                                 --              --              --           (34,100)             --          (34,100)
                                -----------     -----------     -----------      -----------      -----------      -----------
Balance at December 31, 1994   $   520,360     $    50,827     $ 4,802,513       $   (34,100)    $  (367,725)     $ 4,971,875
                                ===========     ===========     ===========      ===========      ===========      ===========


         The accompanying notes are an integral part of this statement.

                 First Western Bancorporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASHFLOWS
                            Years ended December 31,
                                                                                    1994              1993              1992
                                                                                 ----------        ----------        --------
Operating activities
  Net income                                                                     $  747,815        $1,062,224        $  982,795
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Provision for loan losses                                                     417,000           170,000           370,000
      Depreciation and amortization                                                 110,887           124,142           122,105
      Gain on disposition of real estate
        acquired by foreclosure                                                      (2,288)           (3,908)           (9,587)
      Gain on sale of equipment                                                          -             (6,063)          (15,209)
      Gain on sale of investment securities                                              -           (131,400)         (252,455)
      Minority interest in net income                                                57,674            78,064            74,337
      Write down of real estate acquired by
        foreclosure and other assets                                                     -                 -             20,000
  Changes in deferrals and accruals
    Interest receivable                                                             (81,114)           18,447            39,360
    Interest payable                                                                  6,397            (8,668)          (37,068)
    Increase in cash surrender value of life
      insurance                                                                     (25,601)               -            (34,278)
    Increase in deferred tax benefits                                                12,872           (18,549)         (131,383)
    Decrease in taxes payable                                                      (114,935)         (427,453)          435,476
    Other                                                                           153,039            10,023           (30,369)
                                                                                  ---------         ---------         ---------
          Net cash provided by
            operating activities                                                  1,281,746           866,859         1,533,724

Investing activities
  Net decrease (increase) in federal funds sold
    and overnight deposits at Federal Home Loan
    Bank                                                                         (1,668,001)        1,101,001          (778,194)
  Purchase of investment securities held to
    maturity                                                                     (4,590,073)       (1,505,578)       (8,036,379)
  Purchase of securities available for sale                                      (1,478,723)               -                 -
  Proceeds from sales of investment securities                                           -          7,265,195         7,089,911
  Proceeds from maturities of investment
    securities held to maturity                                                     974,764           279,958         3,442,000
  Proceeds from maturities of securities
    available for sale                                                            1,600,000                -                 -
  Net decrease (increase) in loans made to
    customers                                                                     7,313,818       (10,301,559)       (6,973,756)
  Expenditures for equipment                                                        (42,155)         (114,885)          (49,496)
  Proceeds from sale of real estate acquired
    by foreclosure                                                                   17,288           106,891           360,209
  Proceeds from sale of other assets                                                     -              9,500           120,000
  Net increase in interest-bearing deposits
    in other banks                                                                 (100,000)               -                 -
  Purchase of building and land                                                          -           (125,000)               -
  Acquisition of additional bank subsidiary stock                                        -                 -            (17,016)
                                                                                  ---------         ---------        ---------
          Net cash provided by (used in)
            investing activities                                                  2,026,918        (3,284,477)       (4,842,721)

Financing activities
  Principal payment on long-term debt                                            $ (259,498)       $ (110,000)       $  (50,000)
  Net (decrease) increase in deposits                                            (2,836,055)          409,085         3,785,669
  Proceeds from long-term debt                                                           -          1,500,000                -
  Net increase in treasury, tax and loan notes                                       81,167            30,348           167,363
  Dividends paid                                                                         -                 -           (220,444)
                                                                                  ---------         ---------        ---------
          Net cash provided by (used in)
            financing activities                                                (3,014,386)         1,829,433         3,682,588
                                                                                 ---------          ---------         ---------

                                                                                  First Western Bancorporation and Subsidiaries
                                                                               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                                                                          Years ended December 31,

                                                                                   1994              1993              1992
                                                                                 ----------        ----------        --------

Net increase (decrease) increase in cash
  and due from banks                                                                294,278         (588,185)           373,591

Cash and due from banks at beginning of year                                      1,165,747         1,753,932         1,380,341
                                                                                  ---------         ---------         ---------

Cash and due from banks at end of year                                           $1,460,025        $1,165,747        $1,753,932
                                                                                  =========         =========         =========
Supplemental disclosures of cash flow information
- -------------------------------------------------
    Cash paid during the year for:
      Interest expense                                                           $  820,858        $  811,350        $1,138,421
      Income taxes paid                                                             555,473         1,073,648           259,250
    Securities transferred from held to
      maturity to available for sale on
      January 1, 1994
        U.S. Treasry securities                                                   2,001,019                -                 -
        U.S. government agency securities                                           998,996                -                 -
        Municipal securities                                                        165,368                -                 -

Supplemental noncash investing and financing activities
=======================================================
    Loan balances were  transferred to real estate  acquired by foreclosure  and other  assets in 1994,  1993 and 1992 in the  amounts of $-0-,  $29,092  and
    $141,712, respectively.

         The accompanying notes are an integral part of this statement.

                 First Western Bancorporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    This summary of significant accounting policies of First Western Bancorporation and Subsidiaries is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

   Principles of Consolidation

        The consolidated financial statements include the accounts of First Western Bancorporation (the Company), its wholly-owned subsidiary, Moab Land Company, and its 93.5% owned subsidiary First Western National Bank (the Bank). All significant intercompany accounts and transactions have been eliminated.

   Accrual Basis of Accounting

        Financial accounting records are generally maintained on an accrual basis. Certain fee income, such as loan fees and insurance commissions, are recognized as received. In all cases, the difference between the accrual basis and the cash basis is not material.

   Earnings per Share

         Earnings per share are computed using the weighted average method.

   Intangible Assets

         The excess cost over the net assets of the Bank is recorded as goodwill, which is amortized on a straight-line basis over 30 years. At December 31, 1994 and 1993, unamortized goodwill included in other assets in the accompanying financial statements totaled $95,412 and $101,912, respectively.


  Investment Securities

       Effective January 1, 1994, the Company adopted Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", (FAS 115). FAS 115 requires, among other things, that securities designated as available for sale be revalued at each reporting period with the unrealized gain or loss, net of tax effect recorded as an element of stockholders' equity. Investments in debt securities and related activity prior to 1994 have been classified as held to maturity for reporting purposes.

       The designation of a security as held to maturity or available for sale is made at the time of acquisition. The held to maturity classification includes debt securities that the Bank has the positive intent and ability to hold to maturity which are carried at amortized cost. The available for sale classification includes debt and equity securities which are carried at fair value. Unrealized gains and losses on securities available for sale are included as a separate component of stockholders' equity, net of tax effect. Gains or losses on sales of securities are recognized by the specific identification method.

                 First Western Bancorporation and Subsidiaries

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans

       Loans are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

       Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

  Allowance for Loan Losses

         The allowance for loan losses for financial reporting purposes consists of the amounts available to absorb future loan losses. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect a borrower's ability to pay.

    Premises and Equipment

      Premises and equipment are stated at cost. Depreciation and amortization, computed principally on the straight-line basis, have been provided for in amounts sufficient to relate the cost of the assets to operations over their estimated service lives.


    Real Estate Acquired by Foreclosure

      Real estate acquired by foreclosure is recorded at the lower of cost or estimated fair market value. Gains or losses upon disposition are reflected in current operations.

    Income Taxes

      Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                 First Western Bancorporation and Subsidiaries

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Statement of Cash Flows

      For purposes of the statement of cash flows, the Company has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

  Current Accounting Developments

         The Financial Accounting Standards Board has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan", ("FAS 114") which becomes effective in 1995. FAS 114 generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The Company has not yet applied the provisions of FAS 114.

NOTE B - RESTRICTIONS ON CASH AND DUE FROM BANK

    The Bank is required to maintain reserve balances in cash with Federal Reserve banks. The total of those reserve balances was approximately $265,000 and $190,000 at December 31, 1994 and 1993, respectively.

NOTE C - INVESTMENT SECURITIES

    On January 1, 1994, the Company adopted Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The following presents information related to the Company's portfolio of securities held to maturity and available for sale.

                 First Western Bancorporation and Subsidiaries

NOTE C - INVESTMENT SECURITIES (CONTINUED)

                                                                                                1994
                                                                   -------------------------------------------------------------
                                                                                       Gross           Gross           Estimated
                                                                   Amortized        Unrealized      Unrealized           Market
                                                                      Cost            Gains           Losses             Value

      Securities to be held to maturity

         U.S. Treasury securities                                  $2,497,507       $    2,039      $   39,546         $2,460,000
         U.S. government agency
           obligations                                              3,006,998              157          66,765          2,940,390
         Municipal securities                                       1,722,197           17,248          32,980          1,706,465
         Mortgage-backed
          securities                                                    2,588               -               -               2,588
                                                                    ---------        ---------       ---------          ---------

                                                                   $7,229,290       $   19,444      $  139,291         $7,109,443
                                                                    =========        =========       =========          =========

      Securities available for sale

        U.S. Treasury securities                                   $1,978,254       $   14,837      $   42,243         $1,950,848
        U.S. government agency
          obligations                                               1,000,116               -           31,501            968,615
        Municipal securities                                           65,044            1,010              -              66,054
        Equity securities                                             223,110               -               -             223,110
                                                                    ---------        ---------       ---------          ---------

                                                                   $3,266,524       $   15,847      $   73,744         $3,208,627
                                                                    =========        =========       =========          =========

                                                                                               1993
                                                                   --------------------------------------------------------------
                                                                                       Gross          Gross            Estimated
                                                                   Amortized        Unrealized      Unrealized           Market
                                                                      Cost             Gains          Losses             Value
 Securities to be held to maturity

   U.S. Treasury securities                                        $3,499,219       $  133,619      $    2,369         $3,630,469
   U.S. government agency
     obligations                                                      998,684           14,441              -           1,013,125
   Municipal securities                                             1,903,289           90,868             194          1,993,963
   Mortgage-backed
    securities                                                        393,952               -              911            393,041
                                                                    ---------        ---------       ---------          ---------

                                                                   $6,795,144       $  238,928      $    3,474         $7,030,598
                                                                    =========        =========       =========          =========
Securities available for sale

   Equity securities                                               $  208,910       $       -       $       -          $  208,910
                                                                    =========        =========       =========          =========

                 First Western Bancorporation and Subsidiaries

NOTE C - INVESTMENT SECURITIES (CONTINUED)

   The amortized cost and estimated market value of investment securities at December 31, 1994 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                              Securities to be                Securities
                                                              held to maturity            available for sale
                                                      Amortized          Market        Amortized         Market
                                                         Cost            Value           Cost            Value

    Due in one year or less                           $  200,000       $  199,847     $1,043,555      $1,059,402
    Due after one year through
      five  years                                      6,225,185        6,128,187      1,999,859       1,926,115
    Due after five years through
      ten years                                          681,601          663,895             -               -
    Due after ten years                                  119,916          114,926             -               -
                                                       ---------        ---------      ---------       --------
                                                       7,226,702        7,106,855      3,043,414       2,985,517

    Collateralized mortgage
      obligations                                          2,588            2,588             -               -
    Federal Home Loan Bank, Federal
      Reserve Bank and other equity
      securities                                              -                -         223,110         223,110
                                                       ---------        ---------      ---------       ---------

                                                      $7,229,290       $7,109,443     $3,266,524      $3,208,627
                                                       =========        =========      =========       =========

   Securities included in the accompanying balance sheet at December 31, 1994 and 1993 with a carrying value of $495,149 and $993,995, respectively, are pledged as collateral with the Federal Reserve Bank for purposes as required or permitted by law.


   Gross gains and gross losses on sales of securities were:

                                                                  1994           1993            1992
                                                                --------       --------        ------

         Gross realized gains                                   $     -        $131,400        $252,455
         Gross realized losses                                        -              -               -
                                                                 -------        -------         ------

                                                                $     -        $131,400        $252,455
                                                                 =======        =======         =======

                 First Western Bancorporation and Subsidiaries

NOTE D - LOANS

    Major classifications of loans and leases at December 31, are as follows:

                                                                              1994                  1993
                                                                           -----------           -------

  Commercial                                                               $ 4,593,298           $ 4,897,852
  Real estate                                                               10,070,123            11,225,806
  Installment                                                                6,391,731            13,295,652
  Overdrafts                                                                    21,878                25,473
  Leases                                                                        18,364                    -
                                                                            ----------            ---------
                                                                            21,095,394            29,444,783

  Less unearned discount                                                     (593,333)           (1,112,108)
                                                                           ----------            ----------

                Loans and leases, net                                      $20,502,061           $28,332,675
                                                                            ==========            ==========


    The outstanding principal balance of loans having payments delinquent more than sixty days at December 31, 1994 and 1993 amounted to approximately $646,193 and $2,197,000, respectively. The amount for 1993 includes approximately $1,897,000 from loan packages purchased from the FDIC during the last two months of the year. Loans on which the accrual of interest has been discontinued or reduced amounted to $27,447 and $116,551 at December 31, 1994 and 1993, respectively.

NOTE E - ALLOWANCE FOR POSSIBLE LOAN LOSSES

    Transactions in the allowance for possible loan losses for the years ending December 31, are as follows:

                                                                          1994           1993            1992
                                                                        --------       ---------       ------

    Balance at beginning of year                                        $533,085        $549,464       $180,937
    Provision for possible loan losses                                   417,000         170,000        370,000
  Recoveries on loans previously
    charged off                                                          130,051         150,505        136,067
  Loans charged off                                                     (646,847)       (336,884)      (137,540)
                                                                        -------         -------        -------

  Balance at December 31,                                               $433,289        $533,085       $549,464
                                                                         =======         =======        =======

                 First Western Bancorporation and Subsidiaries

NOTE F - PREMISES AND EQUIPMENT

    At December 31, premises and equipment, less accumulated depreciation and amortization, consisted of the following:

                                                                                       1994
                                                                                    Accumulated
                                                                                   depreciation           Net
                                                            Cost                 and amortization        amount

    Land                                                 $   71,741               $     -               $ 71,741
      Building                                              649,679                457,829               191,850
    Furniture and equipment                                 599,023                464,600               134,423
                                                          ---------                -------               -------

                                                         $1,320,443               $922,429              $398,014
                                                          =========                =======               =======

                                                                                       1993
                                                                                    Accumulated
                                                                                   depreciation           Net
                                                            Cost                 and amortization        amount

    Land                                                 $   71,741                  $     -            $ 71,741
      Building                                              644,175                   427,111            217,064
    Furniture and equipment                                 572,885                   401,444            171,441
                                                          ---------                   -------            -------


                                                         $1,288,801                  $828,555           $460,246
                                                          =========                   =======            =======

NOTE G - INCOME TAXES

    The consolidated provision for income taxes consisted of the following:

                                                                     1994               1993             1992
                                                                   --------           --------         ------

        Current                                                    $426,810           $646,195         $691,679
        Deferred                                                     12,872           (18,549)        (131,383)
                                                                    -------           -------          -------

                                                                   $439,682           $627,646         $560,296
                                                                    =======            =======          =======

    A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.

                 First Western Bancorporation and Subsidiaries

NOTE G - INCOME TAXES (CONTINUED)

    Listed below are the components of the net deferred tax asset as of December 31:

                                                                                1994                1993
                                                                              --------            ------
      Deferred tax assets
          Allowance for loan losses                                           $101,403            $160,566
          Write downs of foreclosed
      real estate                                                                5,595               5,595
          Depreciation                                                          16,457              13,052
      Deferred compensation                                                     48,285                  -
      Unrealized loss on available
        for sale securities                                                     21,421                  -
                                                                               -------             ------
              Total deferred tax assets                                        193,161             179,213

        Deferred tax liabilities
          Stock dividends                                                     (11,515)             (6,117)
                                                                              -------             -------

        Net deferred tax asset                                                $181,646            $173,096
                                                                               =======             =======

The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being interest earned on tax-exempt securities and state income taxes.

NOTE H - EMPLOYEE BENEFIT PLANS

    Substantially all employees who meet a minimum service requirement are eligible to participate in a tax-sheltered savings plan which provides a mandatory matching of employee contributions up to a maximum of 2% of gross annual wages. Full vesting occurs after seven years. Contributions to the plan totaled $10,223, $18,885 and $11,057 in 1994, 1993, and 1992,
    respectively.

NOTE I - LONG-TERM DEBT

    Long-term debt consisted of the following at year end:

                                                                                  1994                1993
                                                                               ----------          -------

        4.3675% note payable to Federal
          Home Loan Bank                                                       $  337,814          $  500,000
        5.4624% note payable to Federal
          Home Loan Bank                                                          902,688           1,000,000
                                                                                ---------           ---------

                                                                               $1,240,502          $1,500,000
                                                                                =========           =========

    The 4.3675% note is payable in equal monthly installments of $13,889 plus interest through December 10, 1996. The 5.4624% note is payable in equal monthly installments of $8,333 through December 10, 2003. Both of these notes are collateralized by investment securities and loans and may be prepaid with the payment of a prepayment fee.

                   First Western Bancorporation and Subsidiaries

NOTE I - LONG-TERM DEBT (CONTINUED)

    The following table summarizes the maturities of long-term debt:

               Year

                       1995                                  $  266,664
                       1996                                     271,142
                       1997                                      99,996
                       1998                                      99,996
                       1999                                      99,996
        2000 and thereafter                                     402,708
                                                              ---------
                                                             $1,240,502


NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
               CONCENTRATION OF CREDIT RISK

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit.


    Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

    The Company's maximum exposure to credit loss for commitments to extend credit and stand-by letters of credit at December 31, 1994 is as follows:



                                                   1994                   1993
                                                ----------              -------
     Financial instruments whose
       contract amounts represent
       credit risk
         Commitments to extend credit           $1,016,903           $  583,168
         Credit card arrangement                   948,225              864,330
             Stand-by letters of credit             55,000              105,000


    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

                 First Western Bancorporation and Subsidiaries

NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
               CONCENTRATION OF CREDIT RISK (CONTINUED)

    Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

    The Bank grants loans to various business and consumer customers in the southeastern Utah area. The Bank has also acquired several loan portfolios from the Resolution Trust Corporation and Federal Deposit Insurance Corporation. At December 31, 1994, the largest portfolios consisted of approximately $2,500,000 (net) in loans secured by vehicles in the Dallas-Fort Worth, Texas, metropolitan area and $3,000,000 in loans secured by residential and recreational real estate in the Phoenix, Arizona, metropolitan area.

NOTE K - CONTINGENCIES

    In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE L - RELATED PARTY TRANSACTIONS

    In the ordinary course of business, certain directors and executive officers of the Company and the Company's subsidiary bank were borrowers of the bank. All loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and did not involve more than the normal risk of collectibility.


    Aggregate loan transactions with related parties were as follows for the years ended December 31:


                                                  1994                 1993
                                                --------              ------

        Balance beginning                       $747,400             $654,400
        New loans                                678,400              668,100
        Repayments                              (784,000)            (575,100)
                                                 -------              -------
                                                $641,800             $747,400
                                                 =======              =======

    Also, during 1994, the Company paid $50,000 in consulting fees to a party related to the Company's executive officers and major shareholders.

    During 1994 the Company recorded $129,450 as salary and benefit expense for a deferred compensation agreement covering the Company's President and major shareholder. The agreement requires the Company to pay 120 monthly payments of $1,250, beginning with the President's termination of employment.

                 First Western Bancorporation and Subsidiaries

NOTE M - REGULATORY MATTERS

    Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency.

    Banking regulations also require the Bank to maintain capital levels in relation to Bank assets. At december 31, 1994, regulations required a ratio of capital (tier-one) to risk-weighted assets of 4% and total adjusted capital (tier-two) to risk-weighted assets of 8%. The bank's capital, as defined by these regulations, was 19.8% and 21.1%, respectively. In addition, banks are expected to maintain a tier-one capital to total assets ratio (leverage) of at least 4%. At December 31, 1994, the Bank's leverage ratio was 12.6%.

NOTE N - STOCK OPTION

    In 1992, the Company granted an executive officer the option to purchase 3,000 shares of common stock at the price of $53.40 per share. The entire option was exercised during January 1995.

NOTE O - PARENT COMPANY FINANCIAL INFORMATION

    Summarized financial statements of the Company on a parent company only basis as of December 31, are as follows:

                                                               Balance Sheets

                                                        1994                    1993
                                                    -----------              --------
              ASSETS
Cash                                               $  219,751              $  372,604
Due from unconsolidated subsidiary
  First Western National Bank                          39,146                  11,800
Notes receivable                                      127,612                  51,000

Investment in unconsolidated
  subsidiaries
  Moab Land Company                                   136,305                 138,933
  First Western National Bank
    Equity in net assets                            4,383,394               3,589,468
    Cost in excess of net assets,
      less accumulated amortization                    95,412                 101,912
                                                    ---------               ---------
                                                    4,478,806               3,691,380
                                                    ---------               ---------
                                                    4,615,111               3,830,313

Equipment                                              42,672                  42,672
Less accumulated depreciation                         (41,668)                (39,088)
                                                    ---------               ---------
                                                        1,004                   3,584

Accrued interest receivable                             1,184                   2,792
                                                    ---------               ---------

                                                   $5,003,808              $4,272,093
                                                    =========               =========

                 First Western Bancorporation and Subsidiaries

NOTE O - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                                            Balance Sheets (Continued)

                                                                              1994                    1993
                                                                           -----------            --------

          LIABILITIES AND
       STOCKHOLDERS' EQUITY

Liabilities
  Accrued liabilities                                                       $   18,000              $       -
  Due to unconsolidated subsidiary
    Moab Land Company                                                           13,933                  13,933
                                                                             ---------               ---------

          Total liabilities                                                     31,933                  13,933

Stockholder's equity
  Preferred stock - authorized, but
    unissued, 50,000 shares $10 par
    value
  Common stock -  authorized,  150,000  shares of $10 par value;
    52,036  shares issued; 36,988 shares
    outstanding                                                                520,360                 520,360
  Paid-in-capital                                                               50,827                  50,827
  Retained earnings                                                          4,802,513               4,054,698
  Net unrealized loss on securities
    available for sale, net of taxes                                          (34,100)                      -
                                                                            ---------                --------
                                                                             5,339,600               4,625,885
  Less common stock in treasury
    at cost; 15,048 shares                                                   (367,725)               (367,725)
                                                                            ---------               ---------
                                                                             4,971,875               4,258,160
                                                                             ---------               ---------

                                                                            $5,003,808              $4,272,093
                                                                             =========               =========

                 First Western Bancorporation and Subsidiaries

    NOTE O - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                                               Statements of Income
                                             Years ended December 31,

                                                                             1994           1993          1992
                                                                           --------      ----------     ------
Revenue
  Dividends from unconsolidated
    subsidiary                                                             $     -       $  378,655     $306,999
  Insurance management fees                                                   3,896           4,083        5,528
  Interest income                                                             5,944           2,646        2,924
  Gain on sale of investment                                                     -               -        19,998
                                                                            -------         -------      -------
                                                                              9,840         385,384      335,449

Expenses
  Salaries                                                                   18,000              -            -
  Interest expense                                                               -              232        8,472
  Depreciation                                                                2,580           2,580        2,580
  Other                                                                       9,247           5,649        9,250
  Rent                                                                        2,005           1,690        1,680
  Professional services                                                      76,438          28,076       10,942
                                                                            -------       ---------      -------
                                                                            108,270          38,227       32,924
                                                                            -------       ---------      -------

          Income (loss) before income taxes
            and equity in undistributed
            net earnings of unconsolidated
            subsidiaries                                                    (98,430)        347,157      302,525

Income tax benefit                                                           27,346          10,280        1,520
                                                                            -------       ---------      -------

          Income (loss) before equity in
            undistributed net earnings
            of unconsolidated subsidiaries                                  (71,084)        357,437      304,045

Equity in undistributed net earnings
  of unconsolidated subsidiaries                                            825,399         711,287      685,250

Amortization of cost in excess
  of net assets of unconsolidated
  bank subsidiary on a 30 year
  straight-line basis                                                        (6,500)         (6,500)      (6,500)
                                                                           -------       ---------      -------

    NET INCOME                                                             $747,815      $1,062,224     $982,795
                                                                            =======       =========      =======

                 First Western Bancorporation and Subsidiaries

NOTE O - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                                                                                Statements of Cash Flows
                                                                                Years ended December 31,

                                                                             1994          1993           1992
                                                                           --------      ----------     ------
Operating activities
  Net income                                                               $747,815      $1,062,224     $982,795
  Adjustments to reconcile net income
    to net cash provided by operating
    activities
      Depreciation                                                            2,580           2,580        2,580
      Amortization of goodwill                                                6,500           6,500        6,500
      Gain on sale of investment                                                 -               -      (19,998)
      Equity in undistributed net
        income of unconsolidated
        subsidiaries                                                       (825,399)       (711,287)    (685,250)
    Changes in deferrals and accruals
      Accrued interest receivable                                             1,608          (2,076)       1,315
      Accrued interest payable                                                   -           (1,736)        (986)
      Due from unconsolidated
        subsidiaries                                                        (27,346)        (10,280)     139,513
      Accrued liabilities                                                    18,000              -        (1,527)
                                                                            -------       ---------     -------

          Net cash (used in)
            provided by
            operating activities                                            (76,242)        345,925      424,942

Investing activities
  Proceeds from sale of investment                                               -               -        49,995
  Capital injection - Moab Land
    Company                                                                      -         (125,000)          -
  Acquisition of First Western
    National Bank common stock                                                   -          (13,808)     (17,016)
  Funds advanced - notes receivable                                        (141,219)       (129,900)     (97,000)
  Payments received - notes receivable                                       64,608         102,900      128,908
                                                                            -------       ---------      -------

          Net cash provided by
            (used in) investing
            activities                                                      (76,611)       (165,808)      64,887

Financing activities
  Dividends paid                                                           $     -       $       -     $(186,050)
  Principal payment on note payable                                              -         (110,000)     (50,000)
                                                                            -------      ---------      -------

          Net cash used in
            financing activities                                                 -         (110,000)    (236,050)
                                                                            -------      ---------      -------

Net (decrease) increase in cash                                            (152,853)         70,117      253,779

Cash at beginning of year                                                   372,604         302,487       48,708
                                                                            -------       ---------      -------

Cash at end of year                                                        $219,751      $  372,604     $302,487
                                                                            =======       =========      =======

Supplemental Disclosure of Cash Flow
  Information
    Cash paid (received) during the year for:
        Interest expense                                                   $     -       $    1,968     $  9,458
        Income taxes                                                             -               -         1,527

          Management's Discussion and Analysis of Financial Condition
             and Results of operations for Three-Year Period Ended
                               December 31, 1994


         The following analysis of First Western's financial condition and results of operations as of and for the three year period ended December 31, 1994, should be read in conjunction with the consolidated financial statements of First Western and statistical data presented elsewhere herein.


Overview

         First Western does not engage in any substantial business activity other than as a bank holding company that holds 93.5% of the issued and outstanding stock of First Western National Bank (herein, the "Bank"), its principal asset. Unless otherwise noted, the following discussion relates to First Western and the Bank on a consolidated basis.


Results of Operations

         Net Income

         Net income for First Western for 1994 was $747,815, a decrease of 29.6% or $314,409 from the $1,062,224 earned in 1993. This decrease is primarily due to a 245% increase (or $247,000) in the provision to the allowance for loan losses. Also, net interest income decreased by 5.6% or $174,892.

         Net income for 1993 of $1,062,224 represented an 8% or $79,429 increase over the $982,795 earned in 1992. The increase is primarily attributable to a $298,671 decrease in interest expense partially offset by an increase in salary and benefits expense of $202,780.

         Net Interest Income

         Net interest income is interest earned on loans and the investment portfolio, less interest paid on customer deposits and debt. Net interest income for 1994 was $2,950,854; a decrease of 5.6% or $174,892 over the $3,125,746 earned in 1993. Net interest income for 1993 was $3,125,746; an increase of 16.8% or $449,331 over the $2,676,415 earned in 1992. The increase in 1992 is attributable primarily to a decrease in interest expense of $298,671.

         Average interest earning assets of First Western were $34,778,675 during 1994; an increase of 1% or $361,173 compared to $33,417,502 for 1993. Average interest earning assets in 1993 were $33,417,502 compared to $33,402,544 for 1992; an increase of $14,958 over 1992. First Western's interest rate spread was 7.77% in 1994, 8.72% in 1993 and 7.36% in 1992. "Interest rate spread" is the difference between the rate of interest earned on interest earning assets and the rate of interest paid on interest bearing liabilities. First Western's net interest margin was 8.48% in 1994, 9.36% in 1993, and 8.04% in 1992. "Net interest margin" is the difference between interest income and interest expense expressed as a percentage of average interest earning assets.

         Non-interest Income

         The following table presents a summary of non-interest income:

                                                                    1994               1993              1992
                                                                  --------           --------          ------

         Service charges                                          $337,714           $344,388          $278,241
         Net gains  on sales of investments                             -             131,400           252,455
         Other                                                     167,356            192,840           279,105
                                                                   -------            -------           -------

                                                                  $505,070           $668,628          $809,801
                                                                   =======            =======           =======

         Non-interest income was $505,070 in 1994, a decrease of 24.5% or $163,558 over the prior year figure of $668,628. Most of this decrease was attributable to a decrease in gains realized on investment securities. Non-interest income was $668,628 in 1993, a decrease of 17.4% or $141,173 from the $809,801 for 1992. Again, this decrease was primarily attributable to a decrease in gains on the sale of investment securities.

         Non-interest Expense

         The following table presents a summary of non-interest expense:

                                                                   1994               1993              1992
                                                                ----------         ----------        -------

         Salaries and benefits                                  $1,028,254         $  923,990        $  721,210
         Occupancy and equipment                                   211,169            252,223           207,053
         Other expenses                                            554,330            680,227           570,525
                                                                 ---------          ---------         ---------


                                                                $1,793,753         $1,856,440        $1,498,788
                                                                 =========          =========         =========

         Non-interest expense decreased by $62,687 or 3.4% to $1,793,753 for the year ended December 31, 1994, from $1,856,440 for the year ended December 31, 1993. This decrease was due primarily to decreased expenses related to employee education, travel, and facility repairs. For 1993, non-interest expense increased to $1,856,440 from $1,498,788, an increase of $357,652 or 23.9%. This increase was principally due to increased personnel and related costs.

         Income Taxes

         First Western's income tax provision for 1994 was $439,682 compared with $627,646 in 1993 and $560,296 in 1992. The effective rates were 35.3% in 1994, 35.5% in 1993 and 34.6% in 1992. The effective tax rate differs from the federal statutory rate primarily as a result of state income taxes.

FINANCIAL CONDITION

         Loans

         The following table presents the balance of each major category of loans at the dates indicated:

                                          1994                         1993                        1992
                             ----------------------------   --------------------------  -------------------------
                                               % of                          % of                           % of
                                 Amount        Loans           Amount        Loans          Amount          Loans

Loan Category
  Commercial                  $ 4,593,298     21.77%        $ 4,897,852    16.64%        $ 4,292,035     22.58%
  Real estate
    Construction                  873,964      4.14             954,829     3.24             991,810      5.22
    Residential                 7,425,065     35.20           7,828,947    26.59           8,424,463     44.31
    Other                       1,771,094      8.40           2,442,030     8.29             944,722      4.97
  Leases                           18,364       .09                   -        -               8,658       .05
  Consumer/other                6,413,609     30.40          13,321,125    45.24           4,347,674     22.87
                               ----------    ------          ----------   ------          ----------    ------

                               21,095,394    100.00%         29,444,783   100.00%         19,009,362    100.00%
                                             ======                       =======                       ======
Less
  Discount                        593,333                     1,112,108                      780,234
  Allowance for
    loan losses                   433,289                       533,085                      549,464
                               ----------                    ----------                   ----------

                              $20,068,772                   $27,799,590                  $17,679,664
                               ==========                    ==========                   ==========

         During 1993 and 1992, First Western actively pursued the acquisition of loan portfolios of failed financial institutions from the Resolution Trust
Corporation (RTC) and the Federal Deposit Insurance Corporation (FDIC). These acquired loan portfolios were primarily in the western United States and consisted of residential real estate and installment/consumer loans. The breakdown of "regular" and acquired loans (net of discount) at December 31 is as follows:

                                                               1994              1993              1992
                                                          -------------     -------------     ---------

         Regular                                            $12,622,050       $12,536,023       $ 9,997,551
         Acquired                                             7,880,011        15,796,652         8,231,577
                                                             ----------        ----------        ----------

                                                            $20,502,061       $28,332,675       $18,229,128
                                                             ==========        ==========        ==========

     Certain non-performing assets of First Western are summarized for the years ended December 31,

                                                                 1994             1993               1992
                                                               --------       -----------          ------

         Non-accrual loans                                     $ 27,447        $  116,551          $  9,340
         Restructured loans                                          -                 -                 -
         Loans past due 90 days or more                         482,436         1,450,370            17,879

         The increased amount of past due loans at December 31, 1993, was caused by the fourth quarter acquisition of a loan portfolio from the FDIC. Managements' collection efforts and administration of this portfolio has resulted in the significant decrease in past due loans at December 31, 1994.

         First Western's policy with regard to non-accrual loans is generally to place loans on non-accrual status when loans are more than 90 days past due, unless it is well collateralized and collection is being actively pursued.

         The allowance for loan losses is maintained at an amount deemed necessary by First Western's management, based on its frequent and extensive review of the loan portfolio combined with trend and other statistical analysis tools. The following are some of the more significant items taken into consideration by management when evaluating the adequacy of the allowance for loan losses:

      *  Loan delinquency trends and loans on non-accrual;


      *  Analysis of "graded" loans;

      * The mix of the loan portfolio including concentrations by borrower type; and

      *  Analysis of allowance for loan loss reserve ratios for prior periods.

         The following table sets forth changes in First Western's loan loss reserve as of the date indicated for the years ended December 31:

                                                                1994              1993              1992
                                                             ----------        ----------        -------

         Balance, beginning of year                            $533,085          $549,464          $180,937
         Provision for loan losses                              417,000           170,000           370,000
         Charge offs
           Commercial                                                -                 -             25,301
           Consumer                                             646,847           319,426            62,913
           Real estate                                               -             17,458            49,326
                                                            -----------           -------           -------

                Total charge offs                               646,847           336,884           137,540

         Recoveries
           Commercial                                            15,068           100,475           118,719
           Consumer                                             114,983            49,930            17,348
           Real estate                                               -                100                -
                                                             ----------           -------        ---------

                Total recoveries                                130,051           150,505           136,067
                                                                -------           -------           -------

         Net charge offs                                        516,796           186,379             1,473
                                                                -------           -------          --------

         Balance, end of year                                  $433,289          $533,085          $549,464
                                                                =======           =======           =======

         The following table allocates the loan loss reserve based on management's judgment of potential losses in the respective areas. While management has allocated reserves to various portfolio segments for purposes of this table, the reserve is general in nature and is available for the portfolio in its entirety:

                                       Commercial    Real Estate      Consumer     Unallocated     Total

1994
Allowance for loan losses              $ 75,324       $ 62,312        $291,321      $  4,332       $433,289
% to loans in category                   1.64%        .62%               4.54%                        2.11%

1993
Allowance for loan losses              $ 80,624       $ 63,234        $389,227     $      -        $533,085
% to loans in category                   1.65%        .56%               2.92%                        1.88%

1992
Allowance for loan losses              $126,377       $313,194        $104,398       $ 5,495       $549,464
% to loans in category                   2.94%           3.02%           2.40%                        3.01%

         Investment Portfolio

         The investment activities of First Western are designed to provide an investment alternative for funds not presently required to meet loan demand; assist the Bank in meeting potential liquidity requirements; assist in maximizing income consistent with quality and liquidity requirements; supply collateral to secure public funds; and provide consistent income and market value throughout changing economic times.

         First Western's portfolio consists primarily of obligations of U.S. government., U.S. government agency and corporate obligations, and state and local governments, as well as agency collateralized obligation securities.

         The following table sets forth the composition of First Western's investment portfolio for the years ended December 31:

                                                                   1994                1993              1992
                                                               -----------         -----------       --------

         U.S. Treasuries                                       $ 4,448,355         $ 3,499,219       $ 7,614,512
         Agencies                                                3,975,613             998,684         3,546,492
         Municipal                                               1,788,251           1,903,289         1,129,208
         Other                                                     225,698             602,862           651,855
                                                               -----------         -----------       -----------

                                                               $10,437,917          $7,004,054       $12,942,067
                                                                ==========           =========        ==========

         For the investment portfolio as of December 31, 1994, the following table sets forth a summary of yields and maturities:


                    One Year or Less         1 - 5 Years         5 - 10 years      Over 10 years             Total
                 --------------------- ---------------------- ------------------ ------------------- ----------------------
                             Weighted               Weighted            Weighted           Weighted                Weighted
                    Amount     Yield     Amount      Yield     Amount     Yield    Amount    Yield      Amount       Yield

U.S. Treasuries    $978,511   5.349%   $3,497,250    7.599%  $       -            $     -            $ 4,475,761     7.107%
Agencies                  -    .0       4,007,114    7.508           -     .0           -              4,007,114     7.508
Municipal           265,044   5.012       720,681    6.115     681,601    5.952%   119,916    6.053%   1,787,241     5.885
Other securities          -       -             -        -           -        -    225,698    7.599      225,698     7.599
                 ----------  -------  -----------    ------  ---------    ------   -------  --------   ----------   -------
     Total        1,243,555   5.277%    8,225,045    7.425%    681,601    5.952%   345,614    7.063%   10,495,814    7.063%
                              =====                  =====                =====               =====                 =======

Less unrealized
 gain (loss)         15,847              (73,744)                  -                     -                (57,897)
                 ----------           ----------             ---------            --------             ----------

     Total       $1,259,402           $8,151,301              $681,601            $345,614            $10,437,917
                  =========            =========               =======             =======             ==========


         In May 1993 the FASB issued Statement of Financial Accounting Standards No. 115 "FAS 115"), Accounting for Certain investments in Debt and Equity Securities. This statement addresses the accounting and reporting for investments that have readily determinable fair market values. Those investments are to be classified in three categories and accounted for as follows:


         1. Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

         2. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair market value, with unrealized gains and losses included in earnings.

         3. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair market value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

         First Western implemented FAS 115 on January 1, 1994, by properly classifying all securities into either held-to-maturity investment accounts or the available-for-sale accounts. First Western does not maintain a trading portfolio.


         Deposits

         The following table sets forth a summary of First Western's deposits as of the years ended December 31, and the maturity of time deposits over $100,000:

                                     1994                          1993                           1992
                         ----------------------------   ---------------------------    ------------------------
                           Average         Average        Average         Average        Average        Average
                           Amount        Rate Paid        Amount        Rate Paid        Amount       Rate Paid

Non-interest
  bearing                $ 5,667,902        .00%        $ 5,176,939        .00%        $ 4,976,621         .00%
Interest bearing
  NOW and
    SuperNOW               6,064,635       1.83           6,739,604       2.13           7,755,228        3.07
  Savings and
    MMDA                  10,598,965       3.00          11,141,541       3.08          11,130,913        3.66
  Time deposits            8,547,317       3.79           7,984,441       3.84           8,546,599        5.10
                          ----------       ----         -----------       ----         -----------       -----

                         $30,878,819       2.44%        $31,042,525       2.56%        $32,409,361        3.34%
                          ==========       ====          ==========       ====          ==========        ====



                                          Time Deposit Maturity Schedule
                                              As of December 31, 1994

                                  Less than                                      Greater than
                                   3 months     3 - 6 months    6 - 12 months      12 months       Total
                                   --------     ------------    -------------     -----------    -------

     Time deposits
      $100,000 and
      over                         $211,252       $231,998        $214,070        $301,449       $958,769
                                   ========       ========        ========        ========       ========

                      Statistical Information and Analysis


         The following tables present certain statistical information regarding First Western and should be read in connection with First Western's consolidated Financial Statements and notes set forth elsewhere herein.

                                           First Western Bancorporation
                                                  Balance Sheets
                                             Based on Average Balances
                                             Years ended December 31,


                                                                  1994           1993            1992
                                                             -------------  -------------     ---------

                 ASSETS
Cash and due froms                                             $ 1,588,160    $ 1,314,884     $ 1,431,795
Investments
  Federal funds sold                                             2,909,110      3,271,777       2,838,626
  U.S. Treasuries                                                4,348,207      5,004,772       6,569,703
  U.S. agencies                                                  2,579,720      1,912,529       3,534,753
  Mortgage backed                                                  201,288        500,923         172,542
  Municipal obligations                                          1,909,647      1,755,156       1,758,866
  Other investments                                                235,388        157,126         131,435
                                                               -----------    -----------     -----------
         Total investments                                      12,183,360     12,602,283      15,005,925

Loans
  Commercial                                                     4,721,096      5,019,917       4,432,026
  Real estate                                                   10,064,541      9,946,273       9,757,156
  Consumer                                                       8,241,984      6,359,753       4,627,851
  Less allowance for loan losses                                  (432,307)      (510,724)       (420,414)
                                                               -----------    -----------     -----------
         Total loans                                            22,595,314     20,815,219      18,396,619

Other assets
  Bank premises and furniture, fixtures, and
    equipment, net                                                 435,530        401,203         462,964
  Accrued interest receivable                                      329,606        345,228         378,906
  Other real estate owned                                           65,514         74,795         234,005
  Other assets                                                     427,295        518,758         471,864
                                                                ----------     ----------      ----------
         Total other assets                                      1,257,945      1,339,984       1,547,739
                                                                ----------     ----------      ----------

         Total assets                                          $37,624,779    $36,072,370     $36,382,078
                                                                ==========     ==========      ==========

                                           First Western Bancorporation
                                                  Balance Sheets
                                             Based on Average Balances
                                             Years ended December 31,

                                                                  1994           1993            1992
                                                             -------------  -------------   ---------
           LIABILITIES AND
       STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing                                         $ 5,667,902    $ 5,176,939     $ 4,976,621
  Interest bearing                                               6,064,635      6,739,604       7,755,228
  MMDA and savings                                              10,598,965     11,141,541      11,130,913
  Certificates of deposit                                        8,547,317      7,984,441       8,546,599
                                                                ----------     ----------      ----------
         Total deposits                                         30,878,819     31,042,525      32,409,361

Borrowed funds                                                   1,603,375        444,768         247,297
Accrued interest payable                                            65,677         67,337          91,008
Other liabilities                                                  111,883        272,309         451,047
                                                                ----------     ----------      ----------
         Total liabilities                                      32,659,754     31,826,939      33,198,713

Minority interests                                                 350,008        518,383         413,460

Common stock                                                       520,360        520,360         520,360
Surplus  50,827                                                     50,827         50,827
Undivided profits                                                4,428,605      3,523,586       2,566,443
Unrealized loss on available for sale                              (17,050)            -               -
Treasury stock                                                    (367,725)      (367,725)       (367,725)
                                                               -----------    -----------     -----------
         Total equity                                            4,615,017      3,727,048       2,769,905
                                                                ----------     ----------      ----------

         Total liabilities and stockholders' equity            $37,624,779    $36,072,370     $36,382,078
                                                                ==========     ==========      ==========

                                           First Western Bancorporation
                                         Analysis of Net Interest Earnings
                                       Years ended December 31, 1992 - 1994

                                                                                                                 Average
                                                                                                     Average   rate paid
                                                  Average                                           interest    interest
                                                  amount      Interest       Average      Average    earning    earning    Net yield
                                               outstanding      earned       yield  (1)  rate paid   assets    liabilities on assets
                                               -----------   -----------   ---------     -------------------------------------------

1994
Assets
  Federal funds sold                           $ 2,909,110    $  110,518        3.80%
  U.S. Treasuries                                4,348,207       268,836        6.18
  U.S. agencies                                  2,579,720       167,341        6.49
  Mortgage backed                                  201,288         6,789        3.37
  Municipal obligations                          1,909,647       112,172        5.87
  Other investments                                235,389        10,207        4.34
  Loans                                         22,595,314     3,102,246       13.73
                                                ----------     ---------

              Total                            $34,778,675    $3,778,109                                 10.86%               8.48%
                                                ==========     =========

Liabilities
  Deposits
    Interest bearing demand                    $ 6,064,635    $  110,880                     1.83%
    MMDA and savings                            10,598,965       317,607                     3.00
    Certificates of deposit                      8,547,317       323,943                     3.79
  Borrowed funds                                 1,603,375        74,825                     4.67
                                                ----------    ----------

              Total                            $26,814,292    $  827,255                                            3.09%
                                                ==========     =========

1993
Assets
  Federal funds sold                           $ 3,271,777   $    92,107        2.82%
  U.S. Treasuries                                5,004,772       299,199        5.98
  U.S. agencies                                  1,912,529       141,027        7.37
  Mortgage backed                                  500,923        36,749        7.34
  Municipal obligations                          1,755,156       126,933        7.23
  Other investments                                157,126        19,030       12.11
  Loans                                         20,815,219     3,213,383       15.44
                                                ----------     ---------

              Total                            $33,417,502    $3,928,428                                 11.76%               9.36%
                                                ==========     =========

Liabilities
  Deposits
    Interest bearing demand                    $ 6,739,604    $  143,890                     2.13%
    MMDA and savings                            11,141,541       342,775                     3.08
    Certificates of deposit                      7,984,441       306,971                     3.84
  Borrowed funds                                   444,768         7,146                     1.61
                                               -----------    ----------

              Total                            $26,310,354    $  800,782                                            3.04%
                                                ==========     =========

                          First Western Bancorporation
                       Analysis of Net Interest Earnings
                      Years ended December 31, 1992 - 1994

                                                                                                                 Average
                                                                                                     Average    rate paid
                                                  Average                                           interest    interest
                                                  amount      Interest       Average      Average    earning     earning   Net yield
                                               outstanding      earned       yield  (1)  rate paid   assets    liabilities on assets
                                               -----------   -----------   ---------     -------------------------------------------
1992
Assets
  Federal funds sold                           $ 2,838,626    $  100,868        3.55%
  U.S. Treasuries                                6,569,703       360,490        5.49
  U.S. agencies                                  3,534,753       269,742        7.63
  Mortgage backed                                  172,542        17,862       10.35
  Municipal obligations                          1,758,866       123,771        7.04
  Other investments                                131,435        11,939        9.08
  Loans                                         18,396,619     2,893,020       15.73
                                                ----------     ---------

              Total                            $33,402,544    $3,777,692                                11.31%                8.04%
                                                ==========     =========

Liabilities
  Deposits
    Interest bearing demand                    $ 7,755,228    $  238,306                     3.07%
    MMDA and savings                            11,130,913       407,318                     3.66
    Certificates of deposit                      8,546,599       435,774                     5.10
  Borrowed funds                                   248,510        11,484                     4.62
                                               -----------     ---------

              Total                            $27,681,250    $1,092,882                                             3.95%
                                                ==========     =========

(1)           Yields on tax-exempt obligations are not computed on a tax-equivalent basis.

                                              1994 compared to 1993                           1993 compared to 1992
                                       ---------------------------------------            ------------------------------
                                                   Attributable to change                        Attributable to change
                                                   -----------------------                       ----------------------
                                 Total Change       in Volume     in Rate        Total Change     in Volume     in Rate

Interest income
  Federal funds sold                 $ 18,411        $(10,210)     $ 28,621          $ (8,761)     $ 15,392      $(24,153)
  U.S. Treasuries                     (30,363)        (39,251)        8,888           (61,291)      (85,870)       24,579
  U.S. agencies                        26,314          49,198       (22,884)         (128,715)     (123,794)       (4,921)
  Mortgage backed                     (29,960)        (21,982)       (7,978)           18,887        33,995       (15,108)
  Municipal obligations               (14,761)         11,173       (25,934)            3,162          (261)        3,423
  Other investments                    (8,823)          9,479       (18,302)            7,091         2,334         4,757
  Loans                              (111,137)        274,805      (385,942)          320,363       380,345       (59,982)
                                      -------         -------       -------           -------       -------       -------

                  Total              (150,319)        273,212      (423,531)          150,736       222,141       (71,405)

Interest expense
  Deposits
    Interest bearing                  (33,010)        (14,411)      (18,599)          (94,416)      (31,209)      (63,207)
    MMDA and savings                  (25,168)        (16,693)       (8,475)          (64,543)          389       (64,932)
    Certificates of depsoit            16,972          21,640        (4,668)         (128,803)      (28,663)     (100,140)
  Borrowed funds                       67,679          18,615        49,064            (4,338)        9,069       (13,407)
                                      -------         -------       -------           -------       -------       -------

                  Total                26,473           9,151        17,322          (292,100)      (50,414)     (241,686)
                                      -------         -------       -------           -------       -------       -------

                                    $(176,792)      $ 264,060     $(440,852)         $442,836      $272,555      $170,281
                                      =======        ========      ========           =======       =======       =======

                                                First Western Bancorporation

                                                   Analysis of Net Income

                                                  Years ended December 31,


                                          1994           1993           1992
                                        ---------       -------        -------

Net income                              $747,815       $1,062,224      $982,795
Dividends paid                                -                -        110,964
Return on average assets                    1.99%            2.94%         2.70%
Return on average equity                   16.20            28.50         35.48
Dividend payout ratio                        .00              .00         12.20
Equity to assets                           12.27            10.33          7.61

                                                First Western Bancorporation

                                                 Loan Repricing or Maturing

                                                   As of December 31, 1994

                                                            Less than
                                                             one year       1 - 5 years      5 - 10 years      Total
                                                           ------------    ------------      ------------  ---------

Loan Category
  Commercial                                                 $2,099,606      $1,383,673        $1,110,019     $ 4,593,298
  Real estate                                                 4,774,547       2,853,906         2,441,670      10,070,123
  Consumer and other                                          3,123,971       1,871,276         1,414,847       6,410,094
                                                              ---------       ---------         ---------      ----------

                                                            $9 ,998,124      $6,108,855        $4,966,536     $21,073,515
                                                             ==========       =========         =========      ==========

Fixed interest rate loans                                    $5,231,925      $6,108,855        $4,966,536     $16,307,316
Floating interest rate loans                                  4,766,199              -                 -        4,766,199
                                                              ---------  --------------    --------------      ----------

                                                             $9,998,124      $6,108,855        $4,966,536     $21,073,515
                                                              =========       =========         =========      ==========

                                                First Western Bancorporation

                                                  Interest Rate Sensitivity

                                                   As of December 31, 1994

                                                             One year
                                                             or less         1 - 5 years      Over 5 years      Total
                                                        ---------------    ------------      ------------ ----------

Rate Sensitive Assets
  Loans                                                     $ 9,998,124     $ 6,108,855       $ 4,966,536     $21,073,515
  Investment securities                                       1,259,402       8,151,300           801,517      10,212,219
  Other interest-bearing assets                               3,845,194              -                 -        3,845,194
                                                             ----------   -------------    --------------      ----------

                                                             15,102,720      14,260,155         5,768,053      35,130,928

Rate Sensitive Liabilities
  Savings and interest bearing checking                      15,908,985              -                 -       15,908,985
  Time deposits                                               6,333,740       2,647,656                -        8,981,396
  Short-term borrowings                                         420,941              -                  -         420,941
  Long-term borrowings                                          338,000              -            902,502       1,240,502
                                                            -----------  --------------       -----------      ----------

                                                             23,001,666       2,647,656           902,502      26,551,824
                                                             ----------      ----------       -----------      ----------

Rate sensitive gap                                          $(7,898,946)    $11,612,499        $4,865,551     $ 8,579,104
                                                             ==========      ==========         =========      ==========

Cumulative rate sensitive gap                               $(7,898,946)     $3,713,553        $8,579,104     $17,158,208
Rate sensitive gap percentage                                    65.66%         538.60%           639.12%         132.31%
Cumulative rate sensitive gap percentage                         65.66%         114.48%           132.31%         132.31%

          COMPARISON OF ZIONS COMMON STOCK, FIRST WESTERN COMMON STOCK
                             AND BANK COMMON STOCK

General

         Upon consummation of the Reorganizations, shareholders of First Western and of the Bank will become shareholders of Zions, a Utah corporation. Thus the Utah Revised Business Corporation Act and Zions' Articles of Incorporation ("Articles") and Bylaws will govern the rights of First Western and Bank shareholders who become shareholders of Zions. Since the articles and bylaws of Zions, First Western and the Bank are not the same, the Reorganizations will result in certain differences in the rights of the holders of First Western Common Stock and Bank Common Stock. The following is a summary of certain of the more significant differences.

Voting Rights

         General. The holders of Zions Common Stock, like the holders of First Western Common Stock and Bank Common Stock, are generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote. The holders of Bank Common Stock currently have cumulative voting rights in the election of directors, meaning that in all elections for directors every shareholder will have the right to vote, in person or by proxy, that number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled and give one candidate that resulting amount or distribute the shareholder's votes in the manner and among as many candidates as the shareholder so determines. The directors who receive the most votes are elected for the available directorships being voted upon. The holders of Zions Common Stock and First Western Common Stock do not have cumulative voting rights. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

         Special Votes for Certain Transactions. The Articles of Zions contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either the transactions would require approval by a majority of the shares voted at a meeting or no shareholder vote would be required.

         Zions' Articles require that certain "business transactions" between Zions or a subsidiary and a "related person" be approved by the affirmative votes of the holders of not less than 80% of the voting power of all outstanding voting stock of Zions. A "related person" is generally defined by Zions' Articles to mean a person, corporation, partnership, or group acting in concert that beneficially owns 10% or more of the voting power of Zions' outstanding voting stock.

         The "business transactions with a related person" subject to Zions' special vote requirements include (1) a merger or consolidation involving Zions or a subsidiary of Zions with a related person; (2) the sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of either Zions or a subsidiary of Zions to, with or for the benefit of a related person; (3) the issuance, sale, exchange or other disposition by Zions or a subsidiary of Zions to a related person of securities of Zions or a subsidiary of Zions having an aggregate fair market value of $5 million or more; (4) any liquidation, spinoff, splitoff, splitup, or dissolution of Zions by or on behalf of a related person; (5) any recapitalization or reclassification of the securities of Zions or other transaction that would have the effect of increasing the voting power of a related person or reducing the number of shares of each class of voting securities outstanding; and (6) any agreement, contract, or other arrangement providing for any of the transactions set forth above.

         Zions' special shareholder vote requirements for business transactions with related persons do not apply to any transaction approved by a majority of the "continuing directors" or if various specified conditions are met. A continuing director is any member of the Zions Board who is not a related person or an interested shareholder or an affiliate or associate of a related person and who (1) was a director on February 21, 1986 or (2) became a director subsequent to that date and whose election or nomination for election by Zions' shareholders was approved by a majority of the continuing directors then on the Board.

         The governing instruments of First Western and the Bank have no similar provisions.

         Under its bylaws, First Western may not merge or consolidate with another entity or conduct a sale of substantially all of its assets without the prior approval of the holders of two-thirds of its outstanding voting stock. The National Bank Act, the Bank's governing law, requires the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation to approve a merger, consolidation, or sale of all or substantially all of its assets. See "Plan of Reorganization -- Vote Required; Management Recommendation."

Board of Directors

         Director Liability. Zions's articles of incorporation contain a "director liability" provision. This provision generally shields a director from liability to the corporation or its shareholders for a breach of fiduciary duty as a director other than (i) a breach of a director's duty of loyalty, (ii) acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing the unlawful payment of dividends, and (iv) transactions in which a director receives an improper benefit. First Western and the Bank have no similar provision in their articles of incorporation or bylaws.

         Both First Western's and the Bank's governing instruments provide, subject to certain conditions, for indemnification or reimbursement by First Western or the Bank, as the case may be, for reasonable expenses actually incurred by a person in connection with any action, suit, or proceeding to which he is made a party by reason of his being or having been a director, officer, or employee of First Western or the Bank, as the case may be.

         Classified Board. The articles of incorporation of Zions divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of the Board of Directors. One class of directors is elected at each annual meeting of shareholders, and each class serves for a term of three years. The governing instruments of First Western and the Bank make no provision for a classified board, the result of which is that the entire board of First Western and of the Bank is elected at each annual meeting.

         The number of directors which constitute Zions' full Board of Directors may be increased or decreased only by amendment of the bylaws, which requires the affirmative vote of two-thirds of the total number of directors constituting the entire Board, or by the shareholders of Zions at a regular or special meeting by the affirmative vote of two-thirds of the outstanding and issued shares entitled by statute to vote. Except as otherwise required by law, vacancies on Zions' Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board of Directors. Zions' directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected. Any directorship filled by reason of an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

         First Western's articles of incorporation and bylaws provide that the number of directors of First Western is set at ten. The Bank's articles of incorporation and bylaws provide that the number of directors of the Bank will be not less than five nor more than twenty-five shareholders and that the shareholders by a two-thirds vote may determine the number of directors to be elected at the annual meeting of shareholders. First Western's bylaw provisions governing vacancies are similar to Zions', with the exception that any directors elected by the Board will continue in office only until their successor has been elected at the next annual election. The Bank's bylaws provide that vacancies will be filled in accordance with the requirements of the law of the United States. The National Bank Act has provisions similar to those of First Western.

         Removal of Directors. Zions' Articles provide that any director (or the entire Board of Directors) may be removed from office by shareholder vote only if such removal is approved by the holders of two-thirds of the issued and outstanding shares then entitled to vote at an election of directors.

         First Western's bylaws adopt the provisions of Utah law for the removal of directors. Utah law provides that, at a meeting of shareholders called expressly for that purpose, any or all directors may be removed with or without cause by a vote of the shareholders then entitled to vote at an election of directors. However, no director may be removed if the number of votes cast against his removal would be enough to elect him if then cumulatively voted at an election of the entire Board of Directors.

         The Bank's governing instruments and the National Bank Act are silent with respect to the removal of directors.

Shareholder Meetings

         Utah law provides that special meetings of a corporation's shareholders may be called by the board of directors or such other persons authorized by the bylaws to call a special meeting or by the holders of at least one-tenth of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Under Zions' Bylaws, special meetings may be called by the president or by the Board of Directors.

         Under First Western's bylaws, special meetings of shareholders may be called by the president, a vice president, the Board of Directors, or shareholders entitled to cast at least one-tenth of the shares entitled to vote.

         The Bank's articles and bylaws provide that the Board of Directors or three or more shareholders owning in the aggregate not less than 10% of the Bank's stock may call a special meeting.

Amendment of Articles and Bylaws

         Zions' Articles require the affirmative votes of the holders of two-thirds of all outstanding voting stock of Zions to approve any amendment to Zions' Articles, except that to repeal or amend the provisions in the Article regarding business transactions with related persons requires the affirmative vote of 80% of the issued and outstanding stock entitled to vote. Zions' bylaws may be amended by an affirmative vote of two-thirds of the total number of directors constituting the entire Board or by the affirmative vote of two-thirds of the issued and outstanding shares entitled to vote.

         First Western's articles are silent with respect to amendment of its articles. Under Utah law, First Western's articles of incorporation may be amended at an annual or special shareholder meeting by an affirmative two-thirds vote of all holders of the shares entitled to vote. First Western's bylaws may be amended at an annual or special shareholder meeting by an affirmative vote of two-thirds of all shares entitled to vote or by an affirmative vote of two-thirds of the Board of Directors at a Board meeting called for that purpose.

         The Bank's articles provide that the articles may be amended by the shareholders by the affirmative vote of a majority of the outstanding stock. The Bank's bylaws provide that the bylaws may be amended by the vote of a majority of the Board of Directors at a meeting of the Board, provided ten days' notice of the proposed amendment has been given to each member of the Board.

Dissenters' Rights

         Zions is incorporated under the laws of Utah. Utah law provides for dissenters' rights in a variety of transactions including: (i) any plan of merger to which a corporation is a party (other than mergers or consolidations not requiring a shareholder vote); (ii) certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation; and (iii) certain share exchanges. However, shareholders of a Utah business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or on the National Market System of NASDAQ or held of record by 2,000 or more shareholders. The aforementioned provisions do not apply if the shareholder will receive for his shares anything except (a) shares of the corporation surviving the consummation of the plan of merger or share exchange,
(b) shares of a corporation whose shares are listed on a national securities exchange or the National Market System of NASDAQ or held of record by more than 2,000 holders, or (c) cash in lieu of fractional shares. Zions Common Stock currently is listed for trading in the National Market System of NASDAQ and has more than 2,000 shareholders of record.

         First Western is incorporated under the laws of Utah and is therefore subject to the requirements set forth in the previous paragraph. First Western's common stock is held by fewer than 2,000 holders of record and is not traded on a national securities exchange. As a result, shareholders of First Western will be entitled to exercise all applicable rights of dissenting shareholders under Utah law.

         The Bank is a national banking association and is therefore subject to the National Bank Act. Under 12 U.S.C. section 215a(b), any Bank shareholder has the right to dissent to a merger of a national banking association with another national banking association. See "Plan of Reorganization--Dissenters' Rights of First Western and Bank Shareholders."

Preferred Stock

         The Articles of Zions authorize the corporation to issue shares of preferred stock. Zions' Articles authorize up to 3,000,000 shares of Zions preferred stock. The authorized shares of preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of the Board of Directors of Zions providing for the issuance thereof. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as the Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Zions belong exclusively to the holders of common stock.

         First Western's articles of incorporation authorize the issuance of up to 50,000 shares of preferred stock, $10.00 par value. The articles provide that the preferred stock when issued will be entitled to 7% cumulative annual dividends, will have a preferential right (over the holders of the common stock) to receive dividends, and will be redeemable at par without penalty by First Western after three years from the date of issue. The articles forbid the issuance of any class of stock in issues and provide that preferred stock will have no voting rights. No shareholder approval is required for the issuance of such shares.

         The Bank's articles make no provision for preferred stock.

Dividend Rights

         Utah law generally allows a corporation, subject to restrictions in its certificate of incorporation, to declare and pay dividends in cash or property, but only if the corporation is solvent and payment would not render the corporation insolvent. Zions' Articles place no further restrictions on distributions. Thus, the holders of Zions Common Stock are entitled to dividends when, as and if declared by their Board of Directors out of funds legally available therefor. However, if Zions preferred stock is issued, the Board of Directors of Zions may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on the corporation's common stock unless and until specified dividends on the preferred stock had been paid. First Western's articles place no restrictions on distributions, and therefore any distributions by First Western are governed by the Utah provisions summarized above.

         Under the National Bank Act to which the Bank is subject, the directors of a national banking association may, quarterly, semiannually, or annually, declare a dividend of so much of the net profits of the association as they judge expedient, except that until the surplus fund of such association shall equal its common capital, no dividends shall be declared unless there has been carried to the surplus fund not less than 10% of the association's net profits of the preceding half year in the case of quarterly or semiannual dividends or of the preceding two consecutive half-year periods in the case of annual dividends. Moreover, the prior approval of the Comptroller is required for the payment of any dividend if the total of all dividends declared by a national bank in any calendar year will exceed such bank's net profits (as defined by statute) for the year combined with its retained net profits of the preceding two years, less any required transfers to surplus. No dividend may be paid by a national bank, with or without the approval of the Comptroller, if the bank's capital would be impaired following the payment, except in the case of liquidation. In addition, the Comptroller has authority under the Financial Institutions Supervisory Act to initiate proceedings designed to prohibit a national bank from engaging in what, in his opinion, constitutes an unsafe or an unsound practice in conducting its business, and under certain circumstances relating to the financial condition of a national bank, the Comptroller may determine that the payment of dividends would be an unsafe or unsound practice.

Liquidation Rights

         Upon liquidation, dissolution or winding up of Zions, whether voluntary or involuntary, the holders of Zions Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Zions, the Board of Directors of Zions may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of Zions available for distribution before any distribution is made to the holders of common stock.

         As  a  Utah   corporation,   First  Western  is  subject  to  the  same
requirements regarding liquidation as are applicable to Zions, as summarized above. Although First Western does not have any shares of preferred stock outstanding, First Western's Board of Directors, like that of Zions, may issue shares of preferred stock with preferential liquidation rights without shareholder approval.

         The rights of the holders of Bank Common Stock in the event of a liquidation are substantially similar to those applicable to Zions and First Western shareholders.

Miscellaneous

         There are no preemptive rights (except as stated in the next sentence), sinking fund provisions, conversion rights, or redemption provisions applicable to Zions Common Stock, First Western Common Stock or Bank Common Stock. The First Western articles provide that the holders of shares of First Western Common Stock have preemptive rights, which allow existing First Western shareholders to purchase additional shares of a new issue of First Western Common Stock before other persons who are not First Western shareholders may purchase shares of a new issue, in order for current First Western shareholders, if they or any of them so choose, to maintain their proportionate share of the ownership of First Western. Holders of fully paid shares of Zions Common Stock, First Western Common Stock and Bank Common Stock are not subject to any liability for further calls or assessments.

                                 LEGAL OPINIONS

         Opinions with respect to certain legal matters in connection with the Reorganizations will be rendered by Metzger, Hollis, Gordon & Mortimer, Washington, D.C., as counsel for Zions, and by Cohne, Rappaport & Segal, P.C., as counsel for First Western and the Bank.

                                    EXPERTS

         The consolidated financial statements and schedule of Zions Bancorporation as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting. The reports of KPMG Peat Marwick LLP covering the December 31, 1994 and 1993 consolidated financial statements and schedule refer to changes in accounting principles relating to the adoption of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, No. 109 Accounting for Income Taxes, and No. 115, Accounting for Certain Investments in Debt and Equity Securities.

         The consolidated financial statements of First Western as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included herein have been included herein in reliance upon the report of Fortner, Bayens, Levkulich and Co., P.C., independent certified public accountants, appearing elsewhere herein, and upon their authority as experts in auditing and accounting. The report of Fortner, Bayens, Levkulich and Co., P.C. covering the December 31, 1994 and 1993, consolidated financial statements refer to the change in accounting principles relating to the adoption of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 115, Accounting for Certain Investments In Debt and Equity Securities.


                                 OTHER MATTERS

         The respective managements of First Western and the Bank do not know of any other matters intended to be presented for shareholder action at the Special Meetings. If any other matter does properly come before either Special Meeting and is put to a shareholder vote, the respective proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named thereon.

                                   APPENDIX A


                         Utah Business Corporation Act

                          Part 13. Dissenters' Rights


         16-10a-1301  DEFINITIONS. --  For purposes of Part 13:

         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

         (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10-723.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         16-10a-1302 RIGHT TO DISSENT.--(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

         (a) consummation of a plan of merger to which the corporation is a party if:

         (i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

         (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

         (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

         (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

         (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

         (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

         (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the
National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

         (a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

         (b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

         (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

         (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

         (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

         (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

         (c)  cash in lieu of fractional shares; or

         (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

         (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

         16-10a-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. --(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

         (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement must be stated in the dissenters' notice given pursuant to Section 16-10a-1322.

         16-10a-1320 NOTICE OF DISSENTERS' RIGHTS. --(1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

         (2) If a proposed  corporate action creating  dissenters'  rights under
Section 16-10a-1302 is authorized without a meeting of shareholders  pursuant to
Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

         16-10a-1321 DEMAND FOR PAYMENT -- ELIGIBILITY AND NOTICE OF INTENT.--(1) If a proposed corporate action creating dissenters' rights under
Section 16-10a- 1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

         (b)  may not vote any of his shares in favor of the proposed action.

         (2) If a proposed  corporate action creating  dissenters'  rights under
Section 16-10a-1302 is authorized without a meeting of shareholders  pursuant to
Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.

         (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

         (4) A shareholder who does not satisfy the  requirements of Subsections
(1) through (3) is not entitled to payment for shares under this part.

         16-10a-1322 DISSENTERS' NOTICE. --(1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.

         (2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:

         (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

         (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

         (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

         (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;

         (f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

         (g)  be accompanied by a copy of this part.

         16-10a-1323 PROCEDURE TO DEMAND PAYMENT.--(1) A shareholder who is given a dissenters' notice described in Section 16-10a-1322, who meets the requirements of Section 15-10a-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice:

         (a) cause the corporation to receive a payment demand, which may be the
payment  demand  form   contemplated  in  Subsection   16-10a-1322(2)(d),   duly
completed, or may be stated in another writing;

         (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and

         (c) if required by the corporation in the dissenters' notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under
Section 16-10a-1302.

         (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.

         (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

         16-10a-1324 UNCERTIFICATED SHARES.--(1) Upon receipt of a demand for payment under Section 16-10a-1326 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

         (2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

         16-10a-1325 PAYMENT. --(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenters' shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

         (2) Each payment made  pursuant to Subsection  (1) must be  accompanied by:

         (a)(i)(A) the corporation's balance sheet as of the end of its most recent fiscal year, of if not available, a fiscal year ending not more than 16 months before the date of payment;

         (B) an income statement for that year;

         (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

         (D) the latest available interim financial statements, if any; (ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

         (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

         (c) a  statement  of the  dissenters'  right to  demand  payment  under
Section 16-10a-1328; and

         (d)  a copy of this part.

         16-10a-1326 FAILURE TO TAKE ACTION. --(1) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

         (2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

         16-10a-1327 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.--(1) A corporation may, with the dissenters' notice given pursuant to Section 16-10a-1302, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in
Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of the demand.

         (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

         16-10a-1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

         (a)  the  dissenter   believes  that  the  amount  paid  under  Section
16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

         (b) the corporation fails to make payment under Section 16- 10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

         (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

         (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection
(1) within 30 days after the corporation made or offered payment for his shares.

         16-10a-1330 JUDICIAL APPRAISAL OF SHARES-COURT ACTION.--(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

         (2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

         (3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.

         (4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

         (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

         (b)  for  the  fair   value,   plus   interest,   of  the   dissenter's
after-acquired shares for which the corporation elected to withhold payment under Section 16- 10a-1327.

         16-10a-1331 COURT COSTS AND COUNSEL FEES.--(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the effect the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) against the  corporation  and in favor of any or all  dissenters if
the  court  finds  the  corporation  did  not  substantially   comply  with  the
requirements of Sections 16-10a-1320 through 16-10a-1328; or

         (b) against either the corporation or one or more dissenters, in favor of an other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                   APPENDIX B


                             The National Bank Act

                           12 U.S.C. section 215a(b)

section 215a.  Merger of national banks or State banks into national banks

(b)  Dissenting shareholders

         If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

                                   APPENDIX C
                                   ----------





                                 April 5, 1995



First Western Bancorporation
P.O. Box 249
Moab, UT 84532

Zions Bancorporation
1380 Kennecott Building
Salt Lake City, UT 84133

Mesdames and Gentlemen:

         We have acted as tax counsel to First Western Bancorporation, a Utah corporation, and First Western National Bank in connection with an Agreement and Plan of Reorganization dated October 24, 1994 and amended January 4, 1995 ("Agreement"). The Agreement provides for, among other things, the merger (the "Holding Company Merger") of First Western Bancorporation with and into Zions Bancorporation a Utah corporation and the merger ("Bank Merger") of First Western National Bank, a national banking association organized under the laws of the United States, with and into Zions First National Bank ("Zions Bank"), a national banking association. First Western Bank is a majority owned subsidiary of First Western Bancorporation, and Zions Bank is a wholly owned subsidiary of Zions Bancorporation. Unless stated otherwise, all capitalized terms herein shall have the same meaning as specifically defined in the Agreement.

         First Western Bancorporation is a one bank holding company that has outstanding 40,988 shares of $3 par value common stock owned by approximately nine shareholders. First Western Bancorporation owns 93.49% of the issued and outstanding stock of First Western Bank with approximately 30 shareholders owning the remaining stock. Zions Bancorporation is a Utah corporation registered under the Bank Holding Company Act of 1956 and is engaged primarily in commercial banking business through its banking subsidiaries. Zions Bancorporation owns all of the issued and outstanding stock of Zions Bank which is a full service commercial banking institution having 84 banking offices of which 83 are located in the State of Utah plus one foreign office.

         For valid business reasons, on the effective date of the Holding Company and Bank Mergers, each shareholder of First Western Bancorporation will receive that number of shares of common stock of Zions Bancorporation calculated by dividing the Company Purchase Price by the average closing price of Zions Bancorporation and by further dividing that number by the number of shares of First Western Bancorporation that are issued and outstanding as the effective date and multiplying it by the number of shares of First Western Bancorporation held by that shareholder. Should the average daily sales price of Zions Bancorporation's common stock preceding the effective date of the Merger establish the average closing price at more than $41 per share, First Western may, upon notice, terminate the Merger pursuant to the Agreement subject to Zions Bancorporation's right to exercise the Fixed Closing Price Election. Further, should the average daily sales price of Zions Bancorporation preceding the effective date of the Merger establish the average closing price at less than $37 per share, Zions Bancorporation may, upon notice, terminate the Merger pursuant to the Agreement subject to First Western Bancorporation's right to exercise the Fixed Closing Price Election. The Company Purchase Price equals the share of the Bank Purchase Price equivalent to the proportionate ownership of First Western Bancorporation in the stock of First Western Bank, as adjusted to account for certain assets and certain liabilities of First Western Bancorporation on the last day of the month preceding the effective date. The Bank Purchase Price is defined in Article 1.2 of the Agreement as $9,300,000.00 plus the net undistributed income of First Western Bank between the opening of business on September 1, 1994 and the close of business on the effective date as well as adjustments for various items set forth in section 1.2 of the Agreement. As a result of the Bank Merger, each shareholder of First Western Bank, except First Western Bancorporation, will receive shares of common stock of Zions Bancorporation based on his or her proportionate share interest in the Bank Purchase Price. In both Reorganizations cash in lieu of fractional shares will be issued.

         The Agreement is subject to the approval of the shareholders of First Western Bancorporation, First Western Bank and Zions Bank, the Comptroller of the Currency, and the approval by or waiver of jurisdiction of the Board of Governors of the Federal Reserve System.

         As a result of the Bank Merger, Zions Bancorporation will hold substantially all of its properties and substantially all of the properties of First Western Bancorporation. In addition, Zions Bank will continue the historic business or use significant portions of the historic assets of First Western Bank in its business operations in Moab, Monticello, and Blanding, Utah.

         The shareholders of First Western Bancorporation who do not vote their shares in favor of the Agreement and Plan of Reorganization and who otherwise perfect applicable dissenters rights will be entitled to receive the value of their shares in accordance with the provisions of applicable state and national laws.

         Pursuant to letters and certificates dated __________ __, 1995, managements of First Western Bancorporation, First Western Bank, and Zions Bancorporation and Zions Bank have made representations to us regarding the Holding Company and Bank Mergers.

         In rendering the opinions set forth herein, we have reviewed various documents, corporate minutes, the Agreement and Plan of Reorganization dated October 24, 1994 and amended January 4, 1995 and the attachments thereto, and such other documents and records as we have deemed necessary and appropriate to form a foundation for the opinions set forth herein. In addition, we have investigated such questions of law as we have deemed necessary or appropriate. For the purposes of this opinion, it has been assumed by us that all such agreements and documents are currently valid, binding and represent legal obligations of their respective parties and are consistent with sound banking and business practices and have been maintained in the normal course. It is further assumed that no material event has occurred or will occur which has not been brought to our attention which would impact upon the opinions set forth herein.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We also have assumed: (i) the valid authorization, execution, and delivery of the Agreement together with the schedules attached thereto, (ii) that all resolutions adopted by the parties and their Board of Directors are valid and binding resolutions upon the respective corporations, (iii) that each party to the Agreement and Plan of Reorganization, other than individuals, has been duly organized and was on the date of execution, validly existing and in good standing in the
jurisdiction  of  its  organization  with  the  requisite   corporate  or  other
organization power to perform its obligations thereunder, (iv) that all representations and warranties by all parties as set forth in the Agreement and Plan of Reorganization are true and accurate and Zions Bancorporation and First Western Bancorporation will adhere to each of the covenants set forth therein.

         Based upon the foregoing and based on the representations submitted to us, we are of the opinion that:

         1. The Holding Company Merger as defined and set forth in the Agreement and Plan of Reorganization will, under current law, constitute a tax free reorganization under section 368(a)(1)(A) of the Internal Revenue Code, 1986, as amended.

         2. The simultaneous Bank Merger as defined and set forth in the Agreement and Plan of Reorganization will constitute a tax free reorganization within the meaning of section 368(a) of the Internal Revenue Code, 1986, as amended. Zions Bancorporation, Zions Bank, and First Western Bancorporation and First Western Bank will each be "a party to a reorganization" within the meaning and intent of section 368(b) of the Internal Revenue Code of 1986, as amended to date.

         3. No gain or loss will be recognized by any of the holders of the common stock of First Western Bancorporation or First Western Bank as a result of the exchange of such shares for shares of the Zions Bancorporation's common stock pursuant to the Holding Company Merger and Bank Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a shareholder of First Western Bancorporation or First Western in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be equal to the difference between the cash received and the portion of the shareholder's basis in First Western Bancorporation's stock or First Western's stock allocable to such fractional share interest.

         4. The tax basis of the shares of Zions Bancorporation's common stock received by each shareholder of First Western Bancorporation or First Western Bank will equal the tax basis of such shareholder's shares of First Western Bancorporation's or First Western Bank's common stock (reduced by any amount allocable to a fractional share interest).

         5. The holding period for the shares of Zions Bancorporation's common stock received by each shareholder of First Western Bancorporation or First Western Bank will include the holding period for the shares or First Western Bancorporation's or First Western Bank's common stock surrendered in exchange therefor, provided that the shares were held as capital assets on the date of the exchange.

         6. The shareholders, if any, who exercise and perfect their dissenters rights will be treated as having received the cash as a distribution in redemption of their First Western Bancorporation or First Western Bank common stock subject to the provisions and limitations of section 302 of the Internal Revenue Code of 1986, as amended.

         The opinion expressed herein is expressly limited to the laws and regulations of the State of Utah and the applicable federal laws of the United States of America, and we do not express any opinion herein concerning any other laws or regulations.

         The opinions expressed herein are based upon the laws and regulations in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or regulation be changed by legislative action, judicial decision or otherwise. No opinion is hereby expressed regarding any other federal, state, local or other tax issues or on any other matter not specifically mentioned herein. If any statement of facts, assumptions or representations contained herein are subsequently determined to be incorrect in whole or in part, such that they would have a material impact or effect upon the tax treatment of the issues addressed herein, then no opinion is expressed as to the tax treatment of the proposed transaction.

         This opinion is being furnished solely to First Western Bancorporation and First Western Bank, Zions Bancorporation and Zions Bank, their respective shareholders and agents as required under the Agreement and may not be otherwise used, quoted or relied upon by any other person or for any other purpose without, in each instance, our prior written consent.


                                             Very  truly  yours,
                                             COHNE, RAPPAPORT & SEGAL P.C.



                                              By:_____________________________

              (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

         (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (4)  A corporation may not indemnify a director under this section:

              (a) in connection with  a  proceeding  by  or  in the right of the
         corporation  in  which  the  director  was  adjudged  liable  to   the
         corporation; or

              (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

         (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

16-10a-903      MANDATORY INDEMNIFICATION OF DIRECTORS.

         Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

16-10a-907      INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS.

         Unless a corporation's articles of incorporation provide otherwise:

         (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

         (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

         (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

16-10a-908        INSURANCE.

         A corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify him against the same liability under Sections 16-10a-902, 16-10a-903, or 16-10a-907. Insurance may be procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

16-10a-909        LIMITATIONS OF INDEMNIFICATION OF DIRECTORS.

         (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

         (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

Item 21.  Exhibits and Financial Statement Schedules.

         (a) Exhibits. An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included beginning on page II-7.

         (b)  Financial Statement Schedules.  Not applicable.

         (c)  Report, Opinion or Appraisal.  Not applicable.

Item 22.  Undertakings.

         The undersigned registrant hereby undertakes as follows:

         (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section l5(d) of the Securities Exchange Act of l934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 1O(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

         (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 10th day of April, 1995.


                                                     Zions Bancorporation



                                             By: /s/ Harris H. Simmons
                                                 ----------------------------
                                                 Harris H. Simmons, President
                                                 and Chief Executive Officer



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harris H. Simmons, Roy W. Simmons, and Gary L. Anderson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                    Capacity                                    Date
- ---------                                    --------                                    ----

/s/ Harris H. Simmons                        President, Chief Executive                  April 10, 1995
- ------------------------
Harris H. Simmons                            Officer and Director


/s/ Gary L. Anderson                         Secretary, Senior Vice                      April 10, 1995
- ------------------------
Gary L. Anderson                             President and Chief
                                             Financial Officer


/s/ Walter E. Kelly                          Controller                                  April 10, 1995
- ------------------------
Walter E. Kelly


/s/ Roy W. Simmons                           Chairman and Director                       April 10, 1995
- ------------------------
Roy W. Simmons


                                             Director                                    __________, 199_
- ------------------------
Jerry C. Atkin


/s/ Grant R. Caldwell                        Director                                    April 10, 1995
- ------------------------
Grant R. Caldwell



/s/ R.D. Cash                                Director                                    April 10, 1995
- ------------------------
R. D. Cash


                                             Director                                    __________, 199_
- ------------------------
Richard H. Madsen


                                             Director                                    __________, 199_
- ------------------------
Robert B. Porter


                                             Director                                    __________, 199_
- ------------------------
Robert G. Sarver


                                             Director                                    __________, 199_
- ------------------------
L. E. Simmons


/s/ I.J. Wagner                              Director                                    April 10, 1995
- ------------------------
I. J. Wagner


/s/ Dale W. Westergard                       Director                                    April 10, 1995
- ------------------------
Dale W. Westergard

                                 EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

                                                                           Page Number
                                                                          in Sequential
Exhibit                                                                      Numbering
  No.             Description and Method of Filing                            System
 ------           --------------------------------
2.1      Agreement and Plan of Reorganization  dated as of October 24,
         1994 among Zions  Bancorporation,  Zions First National Bank,
         First Western  Bancorporation and First Western National Bank
         (filed herewith)

2.2      First Amendment to Agreement and Plan of Reorganization among
         Zions  Bancorporation,   Zions  First  National  Bank,  First
         Western Bancorporation, and First Western National Bank dated
         January 4, 1995 (filed herewith)

3.1      Restated  Articles of Incorporation  of Zions  Bancorporation          *
         dated   November 8, 1993,  and filed with the  Department  of
         Business Regulation, Division of Corporations of the State of
         Utah on  November  9,  1993  (incorporated  by  reference  to
         Exhibit  3.1  to  the  Registrant's   Form  S-4  Registration
         Statement, File No. 33-51145, filed on November 22, 1993)

3.2      Restated  Bylaws of Zions  Bancorporation,  dated November 8,          *
         1993    (incorporated  by  reference  to  Exhibit  3.2 to the
         Registrant's  Form  S-4  Registration  Statement,   File  No.
         33-51145, filed November 22, 1993)

5 Opinion of Metzger, Hollis, Gordon & Mortimer regarding the legality of the shares of Common Stock being registered
         (filed herewith)

8        Opinion  of Cohne,  Rappaport  & Segal,  P.C.  regarding  tax
         matters   (filed   herewith   as  Appendix  C  to  the  Proxy
         Statement/Prospectus)

9        Voting Trust Agreement, dated December 31, 1991 (incorporated          *
         by  reference  to Exhibit 9 of Zions Bancorporation's  Annual
         Report on Form 10-K for the year ended December 31, 1991)

10.1     Amended  and  Restated  Zions  Bancorporation   Pension  Plan          *
         (incorporated   by   reference   to  Exhibit  10.1  of  Zions
         Bancorporation's  Annual  Report  on Form  10-K  for the year ended December 31, 1994)

10.2     Amendment  to Zions  Bancorporation  Pension  Plan  effective          *
         December 1, 1994  (incorporated  by reference to Exhibit 10.2 of Zions Bancorporation's  Annual Report on Form 10-K for the
         year ended December 31, 1994)

10.3     Zions  Utah Bancorporation Supplemental Retirement Plan  Form          *
         (incorporated  by  reference  to  Exhibit  19.4 of Zions Utah
         Bancorporation's  Quarterly  Report  on  Form  10-Q  for  the
         quarter ended September 30, 1985)

10.4     Amendment  to  Zions  Bancorporation   (formerly  Zions  Utah          *
         Bancorporation)   Key  Employee  Incentive  Stock Option Plan
         approved by the shareholders of the Company on April 27, 1990
         (incorporated   by   reference   to   Exhibit   19  of  Zions
         Bancorporation's  Quarterly  Report  on  Form  10-Q  for  the
         quarter ended June 30, 1990)

10.5     Zions   Bancorporation   Deferred   Compensation   Plan   for          *
         Directors,   as    amended   May  1,  1991  (incorporated  by
         reference  to  Exhibit  19 of Zions  Bancorporation's  Annual
         Report on Form 10-K for the year ended December 31, 1991)

10.6     Zions  Bancorporation  Senior  Management Value Sharing Plan,          *
         Award  Period    1991-1994  (incorporated  by  reference   to
         Exhibit 19 of Zions  Bancorporation's  Annual  Report on Form
         10-K for the year ended December 31, 1992)

10.7     Zions  Bancorporation  Senior  Management Value Sharing Plan,          *
         Award  Period    1992-1995  (incorporated  by  reference   to
         Exhibit 10.6 of Zions Bancorporation's  Annual Report on Form
         10-K for the year ended December 31, 1992)

10.8     Zions  Bancorporation  Senior  Management Value Sharing Plan,          *
         Award  Period    1993-1996  (incorporated  by  reference   to
         Exhibit 10.8 of Zions Bancorporation's  Annual Report on Form
         10-K for the year ended December 31, 1993)

10.9     Zions  Bancorporation  Senior  Management Value Sharing Plan,          *
         Award  Period    1994-1997  (incorporated  by   reference  to
         exhibit 10.9 of Zions Bancorporation's  Annual Report on Form
         10-K for the year ended December 31, 1994)

10.10    Zions   Bancorporation   Executive  Management  Pension  Plan          *
         (incorporated   by   reference  to  Exhibit  10.10  of  Zions
         Bancorporation's  Annual  Report  on Form  10-K  for the year ended December 31, 1994)

21       List of subsidiaries of Zions Bancorporation (incorporated by          *
         reference   to  Exhibit 21 of Zions  Bancorporation's  Annual
         Report on Form 10-K for the year ended December 31, 1994).

23.1 Consent of KPMG Peat Marwick LLP, independent certified public accountants for Zions Bancorporation (filed herewith)

23.2 Consent of Fortner, Bayens, Levkulich and Co., independent certified public accountants for First Western Bancorporation
         (filed herewith)

23.3 Consent of Metzger, Hollis, Gordon & Mortimer (contained in their opinion filed as Exhibit 5)

23.4 Consent of Cohne, Rappaport & Segal, P.C. with respect to certain tax matters (filed herewith)

24.1     Power of Attorney (set forth on Page II-5 of the Registration
         Statement)

99.1     Preliminary  copy of letter to  shareholders of First Western
         Bancorporation (filed herewith)

99.2     Preliminary  copy of letter to  shareholders of First Western
         National Bank (filed herewith)

99.3 Preliminary copy of Notice of Special Meeting of Shareholders of First Western Bancorporation (filed herewith)

99.4 Preliminary copy of Notice of Special meeting of Shareholders of First Western National Bank (filed herewith)

99.5 Preliminary copy of form of proxy for use by shareholders of First Western Bancorporation (filed herewith)

99.6 Preliminary copy of form of proxy for use by shareholders of First Western National Bank (filed herewith)

99.7 Form of Agreement between Zions Bancorporation and each director of First Western Bancorporation and each director of First Western National Bank (filed herewith as part of
         Agreement and Plan of Reorganization, filed as Exhibit 2.1)

99.8     Voting   Agreement   dated  October  24,  1994  between  I.D.
         Nightingale  and  Zions  Bancorporation  regarding  shares of
         First Western Bancorporation common stock (filed herewith)

99.9     Voting  Agreement  dated  October  24, 1994  between  Frankie
         Nightingale and Zions Bancorporation regarding shares of First Western Bancorporation common stock (filed herewith)

99.10    Voting  Agreement dated October 24, 1994 between SN, Ltd. and
         Zions  Bancorporation   regarding  shares  of  First  Western
         Bancorporation common stock (filed herewith)

99.11    Voting   Agreement   dated  October  24,  1994  between  I.D.
         Nightingale  and  Zions  Bancorporation  regarding  shares of
         First Western National Bank common stock (filed herewith)

99.12    Voting  Agreement  dated  October  24, 1994  between  Frankie
         Nightingale and Zions Bancorporation regarding shares of First Western National Bank common stock (filed herewith)

99.13    Voting  Agreement dated October 24, 1994 between SN, Ltd. and
         Zions  Bancorporation   regarding  shares  of  First  Western
         National Bank common stock (filed herewith)

* incorporated by reference
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